Exhibit 13.3

Raízen Group

Combined consolidated financial statements as of March 31, 2020 and Independent auditors’ report

Content

Independent auditors’ report on the combined consolidated financial statements	3

Combined consolidated statements of financial position	5

Combined consolidated statements of income	7

Combined consolidated statements of comprehensive income	8

Combined consolidated statements of changes in equity	9

Combined consolidated statements of cash flows - Indirect Method	12

Notes from Management to combined consolidated financial statements	13

Independent auditor’s report

on the combined

consolidated financial

statements

To

The Board of Directors and Shareholders of

Raízen Energia S.A. and Raízen Combustíveis S.A.:

Report on the Combined Consolidated Financial Statements

We have audited the accompanying combined consolidated financial statements of Raízen Energia S.A. and Raízen Combustíveis S.A. (“Raízen Group”), which comprise the combined consolidated statements of financial position as of March 31, 2020 and 2019, and the related combined consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended March 31, 2020, and the related notes to the combined consolidated financial statements (collectively referred, the combined consolidated financial statements).

Management’s Responsibility for the Combined Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these combined consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these combined consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the combined consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the combined consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control.

Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Opinion

In our opinion, the combined consolidated financial statements referred to above present fairly, in all material respects, the financial position of Raízen Group as of March 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the three-years period ended March 31, 2020 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Emphasis of matter

We draw your attention to Notes 1 (e) and 2.1 (a) to the combined consolidated financial statements of Raízen Group, which describes the basis of preparation and presentation of these combined consolidated financial statements. These combined consolidated financial statements do not necessarily represent the financial position, financial performance, or related cash flows that would have been obtained if the Raízen Group had operated as a single legal entity during the period. The combined consolidated financial statements were prepared to present the financial position, performance, and cash flows of the entities under common indirect joint control of Cosan Limited and Royal Dutch Shell and, therefore, may not be useful for other purposes. Our opinion is not modified with respect to this matter.

/s/ KPMG Auditores Independentes

São Paulo, SP

June 22, 2020

Raízen Group

Combined consolidated statements of financial position as of March 31

In thousands of reais – R$

	Note	2020	2019
Assets
Current assets
Cash and cash equivalents	3	8,601,660	5,740,037
Securities	4	39,145	268,413
Restricted cash	5	211,070	275,715
Derivative financial instruments	27	5,016,307	797,405
Trade accounts receivable	6	2,950,341	3,360,364
Inventories	7	5,435,170	4,051,837
Biological assets	9	897,315	813,995
Recoverable income tax and social contribution	19.b	778,694	1,018,941
Recoverable taxes	8	2,334,998	1,831,187
Other financial assets	10	314,273	306,457
Related parties	11	787,819	962,937
Assets from contracts with clients	12	475,305	429,718
Other receivables		472,953	465,288

Total current assets		28,315,050	20,322,294

Non-current assets
Trade accounts receivable	6	346,996	514,544
Derivative financial instruments	27	3,128,089	856,901
Other financial assets	10	258,768	526,969
Recoverable income tax and social contribution	19.b	541,797	441,798
Recoverable taxes	8	967,419	462,077
Related parties	11	1,264,924	1,353,760
Deferred income tax and social contribution	19.d	1,279,947	507,655
Judicial deposits	20	471,753	449,117
Assets from contracts with clients	12	2,091,860	2,000,061
Other receivables		371,982	249,934
Investments	13	1,325,210	573,186
Property, plant and equipment	14	17,160,022	15,334,465
Intangible assets	15	2,976,155	2,968,229
Rights of use	17	5,099,396	—

Total non-current assets		37,284,318	26,238,696

Total assets		65,599,368	46,560,990

See the accompanying notes to the combined consolidated financial statements.

Raízen Group

Combined consolidated statements of position as of March 31

In thousands of reais – R$ (continued)

	Note	2020	2019
Liabilities
Current liabilities
Suppliers	16	10,227,015	8,025,555
Lease liabilities	17	1,174,750	—
Loans and financing	18	5,334,083	1,922,661
Related parties	11	1,494,946	2,881,826
Derivative financial instruments	27	3,640,357	698,742
Payroll and related charges payable		627,503	543,763
Income tax and social contribution payable	19.c	229,094	99,582
Taxes payable		444,895	487,878
Dividends and interest on own capital payable	22.b	95,542	37,553
Advances from clients	6	239,546	96,421
Other liabilities		1,844,487	812,931

Total current liabilities		25,352,218	15,606,912

Non-current liabilities
Lease liabilities	17	3,236,998	—
Loans and financing	18	19,993,287	15,341,640
Related parties	11	1,040,355	421,048
Derivative financial instruments	27	108,123	43,657
Taxes payable		186,649	188,798
Provision for legal disputes	20	1,558,883	1,477,922
Deferred income tax and social contribution	19.d	1,903,225	1,570,928
Other liabilities		489,527	518,081

Total non-current liabilities		28,517,047	19,562,074

Total liabilities		53,869,265	35,168,986

Equity	22
Attributed to controlling shareholders		11,364,386	11,115,876
Interest of non-controlling shareholders		365,717	276,128

Total equity		11,730,103	11,392,004

Total liabilities and equity		65,599,368	46,560,990

See the accompanying notes to the combined consolidated financial statements.

Raízen Group

Combined consolidated statements of income

Years ended March 31

In thousands of reais – R$

	Note	2020	2019	2018
Net operating revenue	23	120,580,550	103,973,038	86,261,206
Costs of products sold and services provided	24	(113,308,678)	(98,008,548)	(80,050,279)

Gross income		7,271,872	5,964,490	6,210,927

Operating revenue (expenses)
Selling	24	(3,090,163)	(2,526,598)	(2,139,156)
General and administrative	24	(1,236,494)	(1,152,093)	(1,095,238)
Other operating revenue, net	25	2,147,313	1,251,968	622,064
Equity accounting result	13	(15,790)	30,987	(21,423)

		(2,195,134)	(2,395,736)	(2,633,753)

Income before financial results and income tax and social contribution		5,076,738	3,568,754	3,577,174

Financial results	26
Financial expenses		(1,973,633)	(1,470,934)	(904,397)
Financial income		535,978	610,293	619,106
Net exchange variation		(4,081,951)	(781,306)	(324,948)
Net effect of the derivatives		3,904,385	850,327	187,081

		(1,615,221)	(791,620)	(423,158)

Income before income tax and social contribution		3,461,517	2,777,134	3,154,016

Income tax and social contribution	19.a
Current		(1,345,792)	(548,245)	(962,957)
Deferred	19.d	279,992	6,226	119,925

		(1,065,800)	(542,019)	(843,032)

Net income for the year		2,395,717	2,235,115	2,310,984

Attributable to:
Group’s controlling shareholders		2,252,517	2,176,437	2,249,836
Group’s non-controlling shareholders		143,200	58,678	61,148

		2,395,717	2,235,115	2,310,984

See the accompanying notes to the combined consolidated financial statements.

Raízen Group

Combined consolidated statements of comprehensive income

Years ended March 31

(In thousands of Reais - R$)

	2020	2019	2018
Net income for the year	2,395,717	2,235,115	2,310,984
Comprehensive income
Items that will not be reclassified to profit or loss
Actuarial gain (loss), net	2,436	(1,524)	(528)
Deferred taxes on actuarial gain (loss) (Note 19.d.1)	(608)	511	177

	1,828	(1,013)	(351)

Items that are or may be reclassified to statements of income or loss Income (loss) from financial instruments designated as hedge accounting (Note 27.e)	(687,937)	(420,485)	60,761
Loss from net investment hedge in foreign entity (Note 11.a.4)	(15,071)	(54,235)	—
Deferred taxes on adjustments (Note 19.d.1)	239,023	161,405	(20,659)
Effect of foreign currency translation	1,000,288	(102,591)	(3,765)

	536,303	(415,906)	36,337

Others components of the comprehensive income (loss) for the year	538,131	(416,919)	35,986

Total comprehensive income (loss) for the year	2,933,848	1,818,196	2,346,970

Attributable to:
Group’s controlling shareholders	2,790,644	1,759,518	2,285,822
Group’s non-controlling shareholders	143,204	58,678	61,148

	2,933,848	1,818,196	2,346,970

See the accompanying notes to the combined consolidated financial statements.

Raízen Group

Combined consolidated statements of changes in equity

Years ended March 31

In thousands of reais – R$

	Attributable to Group’s shareholders	Interest of non-controlling shareholders	Total equity (*)
Balances at March 31, 2019	11,115,876	276,128	11,392,004

Comprehensive income (loss) for the year
Net income for the year	2,252,517	143,200	2,395,717
Actuarial gain, net	1,824	4	1,828
Net loss with financial instruments designated as hedge accounting	(454,039)	—	(454,039)
Loss from net investment hedge in foreign entity	(9,946)	—	(9,946)
Effect of foreign currency translation	1,000,288	—	1,000,288

Total comprehensive income for the year	2,790,644	143,204	2,933,848

Contribution (distributions) to Group’s shareholders
Business combinations (Note 30.i)	—	4,162	4,162
Dividends allocated to holders of preferred shares	(1,460)	—	(1,460)
Dividends and interest on own capital (“JCP”)	(2,525,497)	(54,304)	(2,579,801)
Others	(15,177)	(3,473)	(18,650)

Total distributions to Group’s shareholders, net	(2,542,134)	(53,615)	(2,595,749)

Balances at March 31, 2020	11,364,386	365,717	11,730,103

(*) As disclosed in Note 1.e, the combined consolidated companies are not operated as a single legal entity.

See the accompanying notes to the combined consolidated financial statements.

Raízen Group

Combined consolidated statements of changes in equity

Years ended March 31

In thousands of reais – R$ (continued)

	Attributable to Group’s shareholders	Interest of non-controlling shareholders	Total equity (*)
Balances at March 31, 2018	11,607,394	225,730	11,833,124
Initial adoption of IFRS 9	(2,641)	(41)	(2,682)

Balances at April 1, 2018	11,604,753	225,689	11,830,442

Comprehensive income (loss) for the year
Net income for the year	2,176,437	58,678	2,235,115
Actuarial loss, net	(1,013)	—	(1,013)
Net loss on financial instruments in net investment in foreign entity	(35,795)	—	(35,795)
Net loss with financial instruments designated as hedge accounting	(277,520)	—	(277,520)
Effect of foreign currency translation	(102,591)	—	(102,591)
Total comprehensive income for the year	1,759,518	58,678	1,818,196

Contribution (distributions) to Group’s shareholders
Capital increase	—	4,159	4,159
Business combinations	—	30,000	30,000
Dividends distributed to holders of preferred shares	(2,995)	—	(2,995)
Dividends and interest on own capital	(2,245,400)	(42,398)	(2,287,798)
Total distributions to Group’s shareholders, net	(2,248,395)	(8,239)	(2,256,634)

Balances at March 31, 2019	11,115,876	276,128	11,392,004

(*) As disclosed in Note 1.e, the combined consolidated companies are not operated as a single legal entity.

See the accompanying notes to the combined consolidated financial statements.

Raízen Group

Combined consolidated statements of changes in equity

Years ended March 31

In thousands of reais – R$ (Continued)

	Attributable to Group’s shareholders	Interest of non-controlling shareholders	Total equity (*)
Balances at March 31, 2017	12,160,702	205,725	12,366,427

Comprehensive income (loss) for the year
Net income for the year	2,249,836	61,148	2,310,984
Actuarial loss, net	(351)	—	(351)
Net gain on financial instruments designated as hedge accounting	40,102	—	40,102
Effect of foreign currency translation	(3,765)	—	(3,765)

Total comprehensive income for the year	2,285,822	61,148	2,346,970

Contribution (distributions) to Group’s shareholders
Effect from subsidiary’s preferred shares	2,851	(2,851)	—
Issue/redemption of shares and dividends distributed to holders of preferred shares	(4,166)	—	(4,166)
Dividends and interest on own capital	(2,836,836)	(34,575)	(2,871,411)
Capital decrease in subsidiary	(1,088)	(3,453)	(4,541)
Other	109	(264)	(155)

Total distributions to Group’s shareholders, net	(2,839,130)	(41,143)	(2,880,273)

Balances at March 31, 2018	11,607,394	225,730	11,833,124

(*)	As disclosed in Note 1.e, the combined consolidated companies are not operated as a single legal entity.

See the accompanying notes to the combined consolidated financial statements.

Raízen Group

Consolidated combined statements of cash flows – Indirect method

Years ended March 31

In thousands of reais – R$

	2020	2019	2018
Cash flow from operating activities
Income before income tax and social contribution	3,461,517	2,777,134	3,154,016
Adjustments:
Depreciation and amortization (Note 24)	3,951,911	2,452,718	2,742,288
Amortization of assets from contracts with clients (Notes 12 and 23)	505,769	452,503	—
Change in the fair value and realization of gain or loss of biological assets fair value (Note 24)	(12,881)	261,159	367,432
Equity accounting result (Note 13)	15,790	(30,987)	21,423
Gain on sales of property, plant and equipment (Note 25)	(104,690)	(113,400)	(95,198)
Net interest, inflation adjustments and exchange variation	4,830,837	1,277,753	883,501
Gain with derivative financial instruments, net	(4,747,159)	(1,298,464)	(565,098)
Change in fair value of liabilities financial instruments (Notes 18 and 26)	229,969	213,303	(19,776)
Gain on the formation of joint venture (Note 13.b.i)	(1,078,714)	—	—
Change in inventories’ fair value - fair value hedge (Note 7 and 27.e)	234,927	(20,937)	(16,827)
Capital gain on dilution of ownership interest (Note 25)	—	(109,467)	—
Gain in bargain purchase (Note 25)	(219,921)	—	—
Net recognition of tax credits	(523,342)	(225,313)	(218,699)
Credits with claims for damages (Note 10 and 25)	—	(221,373)	—
Net reversal (constitution) of estimated loss in investments, property plant and equipment and intangible assets (Notes 13, 14 and 25)	2,934	(146,628)	(3,823)
Net estimated loss on realization of taxes and rates	(5,825)	(85,939)	(8,701)
Revenue from investment grant – ICMS	(80,006)	(92,341)	(76,885)
Other	64,954	106,886	14,078
Changes in assets and liabilities
Trade accounts receivable and advances from clients	1,322,019	292,919	(836,799)
Inventories	(1,071,583)	418	(281,413)
Restricted cash	80,525	(127,125)	204,853
Assets from contracts with clients	(837,878)	(698,239)	—
Derivative financial instruments	1,575,896	96,277	194,055
Related parties	(97,633)	(25,813)	(16,257)
Suppliers and advances to suppliers	1,567,499	2,626,266	1,659,936
Recoverable and payable taxes, net	(1,036,128)	(538,682)	(522,826)
Payroll and related charges payable	72,606	(42,789)	74,032
Other assets and liabilities, net	(84.012)	(140,102)	(14,982)
Payment of income tax and social contribution on net income	(227,962)	(253,034)	(249,351)

Net cash generated by operating activities	7,789,419	6,386,703	6,388,979

Cash flow from investment activities
Payment for business combinations and investment additions	(2,286,188)	(1,641,310)	(913,841)
Cash received on disposal of equity interest	369,974	3,662	96,338
Derecognition of cash in the formation of joint venture and in the disposal of subsidiary	(16,186)	—	—
Redemption from (investments in) in securities, net	229,268	810,532	(325,141)
Additions to property, plant and equipment and intangible assets (Notes 14, 15 and 31)	(2,916,198)	(2,333,728)	(2,476,713)
Additions to biological assets (Notes 9 and 31)	(710,405)	(671,212)	(555,785)
Cash received upon disposal of property plant and equipment, net	250,594	217,976	221,165
Dividends received from associated companies	1,034	—	—

Net cash used in investment activities	(5,078,107)	(3,614,080)	(3,953,977)

Cash flow from financing activities
Funding of third party loans and financing	7,352,092	6,316,489	2,988,749
Amortizations of principal of third party loans and financing	(3,529,607)	(4,181,945)	(1,236,508)
Payment of interest on third party loans and financing	(844,765)	(752,186)	(667,607)
Amortizations of third party lease liabilities	(1,114,229)	—
Amortizations of intragroup lease liabilities	(145,737)	—
Net redemption of financial investments linked to financing	10,182	13,149	571
Payment of dividends and interest on capital and preferred shares	(2.637.765)	(2,274,446)	(3,092,893)
Related parties and others	2,317	(2,015)	1,208

Net cash used in financing activities	(907.512)	(880,954)	(2,006,480)

Increase in cash and cash equivalents	1,803,800	1,891,669	428,522
Cash and cash equivalents at the beginning of the year (Note 3)	5,740,037	3,663,168	3,201,598
Effect of exchange-rate change on cash and cash equivalents	1,057,823	185,200	33,048

Cash and cash equivalents at the end of the year (Note 3)	8,601,660	5,740,037	3,663,168

Supplementary information to the cash flow is shown in Note 31.

See the accompanying notes to the combined consolidated financial statements.

Raízen Group

Notes from management to the combined

consolidated financial statements as of March 31, 2020

In thousands of reais - R$, unless otherwise indicated

1.	Operations

Raízen Group (“Group”) is basically engaged in the following activities and comprises the following companies:

(a)	Raízen Energia S.A. and subsidiaries (“Raízen Energia” or “RESA”):

RESA is a publicly-held company enrolled in the Brazilian Securities and Exchange Commission (“CVM”) in Category B, headquartered at Avenue Brigadeiro Faria Lima, 4.100, 11° floor, Part V, Itaim Bibi, São Paulo/SP, Brazil. RESA was established on June 1, 2011 and is indirectly and jointly controlled by Royal Dutch Shell (“Shell”) and Cosan Limited (“Cosan”).

RESA and its subsidiaries are mainly engaged in producing, trading sugar, ethanol and pellets, including abroad through its subsidiaries Raízen Trading LLP and Raízen International Universal Corporation, and co-generating energy produced from sugarcane bagasse at its 26 mills located in Brazil’s Center-Southern Region and trading business of electricity.

Sugarcane farming requires a period ranging from 12 to 18 months for maturing and harvesting and generally starts between the months of April and May every year, and usually ends between November and December, period in which sugar and ethanol are also produced. Production is sold during the whole year and does not fluctuate over the seasons, but is affected by normal market supply and demand. Because of its production cycle, the RESA’s fiscal year starts on April 1 and ends on March 31.

(b)	Raízen Combustíveis S.A. and its subsidiaries (“Raízen Combustíveis” or “RCSA”):

RCSA is a privately-held company with head office at Avenue Almirante Barroso, 81, 36º floor, room 36A104, in the city of Rio de Janeiro (RJ), Brazil. RCSA is indirectly controlled by Royal Dutch Shell (“Shell”) and Cosan Limited (“Cosan”).

RCSA is mainly engaged in: (i) distributing and marketing oil and ethanol by-products, and other fluid hydrocarbons and their by-products under Shell brand; (ii) trade of natural gas; (ii) importing and exporting the products abovementioned; (iv) oil refining and production and sale of automotive and industrial lubricants through its Argentine subsidiaries; and (v) holding interests in other companies.

On November 01, 2019, RCSA and Femsa Comercio (“FEMCO”) received all the necessary approvals to form the joint venture called Rede Integrada de Lojas de Conveniências e Proximidade S.A. (“Rede”). Details of this operation are described in Note 13.b.

(c)	Covid-19

In 2020, several countries implemented social isolation measures to fight the Covid-19 pandemic. The Group implemented a contingency plan aimed at preserving the health and integrity of its employees, in addition to ensuring the Company’s safety and continuity, as our products and services are considered essential activities, since they are a strategic input in hospitals, safety, food and energy.

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

The extent to which the Covid-19 pandemic may affect our operational results, financial position and cash flows will depend on future developments, which are highly uncertain and cannot be predicted upon the disclosure of these financial statements, including new information that may arise on the severity of Covid-19 and the measures taken to contain the virus or address its impact. Thus, due to the uncertainty about the adverse impacts of Covid-19, the Group opted to temporarily suspend RESA’s guidance for 2020’21 crop.

Based on the information currently available, the main assessments and, where applicable, the main effects of the Covid-19 pandemic on our operating income (loss) are as follows:

(i)	Going concern assumption

The Group’s financial statements were prepared and are being disclosed considering the premise of operational continuity of its relevant businesses.

(ii)	Impairment of non-financial assets and tax credits

The Group assessed impairment loss indicators of non-financial assets and tax credits and concluded that, even with a potential reduction in cash flows and expected income for the 2020/2021 harvest, the value in use of cash generating units continues to be significantly higher than its carrying amount, and, regarding taxes, the expectation of the taxable basis for main taxes remains, in addition to the fact that taxes does not have due date to be compensated.

(iii)	Estimated loss from allowance for doubtful accounts

The impairment losses associated with the credit risk on financial assets are calculated based on the future expectation of loss, considering the individual situation of clients and the economic group to which they belong. Considering that the Group operates mostly with real guarantees from its clients, and carries out a thorough credit analysis, when applicable, with cash advances for the shipment of its products, there was no relevant additional recognition due to Covid-19.

(iv)	Net realizable value of inventories

The Group uses the estimated sale price in the normal course of business, net of selling expenses as an assumption of net realizable value. Therefore, the drop in prices, mainly for ethanol in Brazil and oil products in Argentina, impacted by the consumption decrease caused by social isolation, resulted in the recognition of an estimated loss from consolidated realization of inventories of R$ 94,487 as of March 31, 2020.

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

(v)	Liquidity

We preventively reinforced the liquidity level during this period of big volatility by contracting new credit facilities around R$ 2 billion with financial institutions in Brazil and abroad, made by the Raízen Group (Raízen Combustíveis and Raízen Energia). As of the other loans of the Raízen Group, the funding mentioned does not contain financial covenants. The Group ended the year ended March 31, 2020 with consolidated cash of R$ 8,601,660. Additionally, the Raízen Group maintained the revolving credit facility, an unused credit line of up to US $ 1 billion. There was no change in the Raízen Group’s credit risk, as of maintained the investment grade in the corporate ratings issued by S&P and Fitch during the months of April and May 2020, as disclosed in Note 27.k.

Consolidated working capital (current assets minus current liabilities) ended the same year with a positive balance of R$ 2,962,832 and a consolidated net income of R$ 2,395,717.

(vi)	Capex

The Group does not expect reductions or significant impacts on its recurring and operating investments for the 2020/21 harvest, but rather a rationalization on expansion projects unrelated to Raízen Group’s operation activities, that will be postponed for the next years.

(vii)	Leases

There has been no change in the amounts previously recorded as right of use assets or lease liabilities as a result of a contractual amendment linked to Covid-19 so far.

(viii)	Contractual commitments

There has been no execution for or against the Group on its contracts, whether via cancellation or legal exercise of force majeure clauses.

(d)	Cyber attack

On March 11, 2020, the Company suffered a cyber-attack (ransomware) and decided to shut down temporarily all of its systems to perform an analysis to identify possible impacts. We had a partial and temporary interruption of our activities and, as expected internally for this type of situation, our operations were carried out contingently until the restart of the systems.

After the incident, the Group implemented certain additional preventive measures to reduce cyber risks, including hiring a company to perform forensic work on the above-mentioned attack, which affected part of the environment hosted in the Group’s data center, as well as user machines (desktops and laptops) connected to the network. Based on the experience and tools of the contracted company, on interviews with the Group’s executives and on the technical evidence present in the IT environment, it was possible to determine a list of servers to be further verified. The process and characteristics of the attack were identified for the purpose of evolving and improving the Group’s technological environment.

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

Although the temporary interruption of the systems has generated certain impacts on our operations, there was no material financial impact which is recognized in these financial statements.

(e)	Other information

The synergy between RESA and RCSA makes Raízen Group to be currently positioned in a special place in the Brazilian and Latin America market. The both companies work in a complementary manner, and therefore, reporting their combined consolidated businesses is a key tool to allow the market to evaluate the Raízen Group as a whole.

Although they are not set up as a group pursuant to article 265 of Brazilian Corporation Law (“LSA”), companies of RAÍZEN Group disclose such combined consolidated financial statements to provide information that best reflects their gross cash flows from operating activities.

The Raízen Group’s combined consolidated financial statements have been presented exclusively to provide information about all the Raízen Group’s activities in a unique financial statement, regardless of the Group’s corporate structure.

As a result, these combined consolidated financial statements do not represent the individual or consolidated financial statements of an entity and its subsidiaries and should not be used as a basis for the calculation of dividends or taxes, or for any other corporate or statutory purposes and does not necessarily provide indicators of the current or future profit or loss that would have been earned had these combined companies been operating as one single legal entity.

2.	Presentation of financial statements and significant accounting policies

2.1.	Preparation basis

The combined consolidated financial statements have been prepared in accordance with the International Accounting Reporting Standards (“IFRS”) issued by the International Accounting Standards Board (IASB), and evidence all relevant information of the financial statements, and only them, are consistent with those used by Management in its Administration.

The issue of Raízen Group’s combined consolidated financial statements was authorized by the Management on June 22, 2020.

2.2.	Combination criteria

Such combined consolidated financial statements include the following companies: (i) Raízen Energia S.A. and its subsidiaries and (ii) Raízen Combustíveis S.A. and its subsidiaries.

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

In the combination, the receivables and payables, revenues, expenses and unrealized profits arising from balances and transactions between these companies, when applicable, were eliminated.

The breakdown of assets and equity for the years ended March 31, 2020 and 2019, as well as results and other comprehensive income of the companies for the years ended March 31, 2020, 2019 and 2018, comprising the combined consolidated financial statements and the related combined consolidated balances, after the elimination of intragroup transactions, are as follows:

	Total assets		Total equity
	2020	2019	2020	2019
Raízen Energia S.A. and its subsidiaries	44,900,004	28,631,585	7,588,177	8,338,026
Raízen Combustíveis S.A. and its subsidiaries	29,179,467	23,558,857	4,153,554	3,064,352

	74,079,471	52,190,442	11,741,731	11,402,378

Elimination of commercial transactions, unrealized profits and financial transactions	(8,480,103)	(5,629,452)	(11,628)	(10,374)

Combined consolidated balances	65,599,368	46,560,990	11,730,103	11,392,004

	Net income (loss)			Other comprehensive income
	2020	2019	2018	2020	2019	2018
Raízen Energia S.A. and its subsidiaries	273,979	473,022	642,807	(16,631)	247,607	682.895
Raízen Combustíveis S.A. and its subsidiaries	2,100,884	1,708,021	1,668,220	2,951,735	1,568,150	1.666.193

	2,374,863	2,181,043	2,311,027	2,935,104	1,815,757	2.349.088

Elimination of commercial transactions, unrealized profits and financial transactions	20,854	54,072	(43)	(1,256)	2,439	(2.118)

Combined consolidated income	2,395,717	2,235,115	2,310,984	2,933,848	1,818,196	2.346.970

The combined consolidated financial statements are a unique set of financial statements of two or more entities that are jointly controlled. RESA and RCSA used the definition of control in conformity with the IFRS 10 - Consolidated Financial Statements, with respect to both the existence of joint control and to the consolidation procedures.

(b)	Measurement basis

The combined consolidated financial statements were prepared using historical cost as the value base, except, when applicable, for the valuation of certain assets and liabilities such as investments, securities, inventories, loans and financing, derivative financial instruments and biological assets, which may be measured at fair value.

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

(c)	Functional and presentation currency

These combined consolidated financial statements are being presented in Reais, functional currency of the Group. The functional currency of subsidiaries operating in others country abroad (e.g.: Argentina, UK and others) is the US dollar in accordance with IAS 21. All the balances have been rounded to the nearest thousand, unless otherwise indicated. The financial statements of each subsidiary included in the consolidation and combination, as well as those utilized as a basis to account for investments under the equity accounting result method, are prepared based on the functional currency of each company. The translation effects are recorded in equity.

(d)	Significant judgments, estimates and assumptions

The preparation of combined consolidated financial statements requires Management to make judgments and estimates and adopt assumptions that affect the amounts presented for revenues, expenses, assets and liabilities in the base date of the financial statements.

These estimates and assumptions are reviewed in a continuous manner. Reviews in relation to accounting estimates are recognized in the period in which the estimates are reviewed and in any future periods affected.

Should there be a significant change in the facts and circumstances on which the estimates and assumptions made are based, there may be a material impact on the Group’s results and financial position.

The significant accounting estimates and assumptions are set out below:

Income tax, social contribution and other taxes payable

The Group is subject to income tax and social contribution, when applicable, in all countries in which it operates. Therefore, significant judgment is required to determine provision for such taxes.

In certain transactions, the final determination of the tax is uncertain. When applicable, the Group also recognizes provisions to cover certain situations in which it is probable that additional tax amounts will be owed. When final result of such issues differs from initially estimated and recorded amounts, these differences affect current and deferred tax liabilities and income (loss) and comprehensive income in the period in which definitive value is determined.

Deferred income and social contribution tax

Deferred income tax and social contribution assets are recognized for all tax loss carryforwards not utilized to the extent that it is probable that there will be future taxable income to allow their use in the future. In addition, the Group recognized deferred taxes based on temporary differences determined based on tax basis and book value of certain assets and liabilities, using prevailing rates. Substantial judgment from Management is required to determine the amount of the deferred income tax and social contribution assets that can be recognized, based on the reasonable term and amount of future taxable income, along with future tax rationalization. See Note 19.

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

Biological assets

Biological assets are measured at fair value on each reporting date, and the effects of changes in fair value between the periods are recognized directly in the Cost of products sold. See Note 9.

Property, plant and equipment and intangible assets, including goodwill

The accounting treatment given to property, plant and equipment and intangible assets includes estimates to determine the useful life period for depreciation and amortization purposes, in addition to the fair value at acquisition date of the assets acquired through business combinations. The Group performs, on an annual basis, an evaluation of impairment indicators of recoverable values of goodwill and intangible assets with undefined useful life. Property plant and equipment and intangible assets with defined life are subject to depreciation and amortization are impairment tested whenever events or changes in circumstances indicate that the book value may not be recoverable. The determination of the recoverable amount of the cash-generating unit to which the goodwill was allocated also includes the use of estimates and requires a significant degree of Management’s judgment. See Note 14.

Provision for legal disputes

The Group recognizes the provision for tax, civil, labor and environmental legal disputes. Determination of the likelihood of loss includes determination of evidences available, hierarchy of laws, jurisprudence available, more recent court decisions and relevance thereof in legal system, as well as evaluation of internal and external attorneys. Such provisions are reviewed and adjusted to take into account changes in circumstances, such as statute of limitations applicable, tax inspection conclusions or additional exposures identified based on new matters or court decisions. See Note 20.

Fair value of financial instruments

When the fair value of the financial assets and liabilities presented in the statement of position cannot be obtained from active markets, it is determined by using valuation techniques, including the discounted cash flow method. The data for these methods are based on those adopted by the market, when possible. However, when such data are not available, a certain level of judgment is required to establish the fair value. Judgment includes considerations on the data utilized, such as liquidity risk, credit risk and volatility. Changes in the assumptions related to these factors can affect the fair value presented for the financial instruments. See Note 27.

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

2.3.	Consolidation basis

As of March 31, 2020 and 2019, the combined consolidated financial statements include information on RESA and its subsidiaries, and of RCSA and its subsidiaries and exclusive investment funds. The direct subsidiaries of RCSA and RESA and investment funds are listed below:

Subsidiaries of RESA	Direct and indirect ownership interests
	2020	2019
Agrícola Ponte Alta Ltda.	100%	100%
Benálcool Açúcar e Álcool Ltda.	100%	100%
Bioenergia Araraquara Ltda.	100%	100%
Bioenergia Barra Ltda. (“Bio Barra”)	100%	100%
Bioenergia Caarapó Ltda.	100%	100%
Bioenergia Costa Pinto Ltda.	100%	100%
Bioenergia Gasa Ltda.	100%	100%
Bioenergia Jataí Ltda.	100%	100%
Bioenergia Maracaí Ltda.	100%	100%
Bioenergia Rafard Ltda.	100%	100%
Bioenergia Serra Ltda	100%	100%
Bioenergia Tarumã Ltda.	100%	100%
Bioenergia Univalem Ltda.	100%	100%
Raízen Araraquara Açúcar e Álcool Ltda. (“Raízen Araraquara”)	100%	100%
Raízen Ásia PT Ltd.	100%	100%
RZ Agrícola Caarapó Ltda. (2)	100%	—
Raízen Biogás SPE Ltda.	100%	100%
Raízen Biotecnologia S.A.	100%	100%
Raízen Biomassa S.A. (1)	82%	—
Raízen Caarapó Açúcar e Álcool Ltda.	100%	100%
Raízen Centroeste Açúcar e Álcool Ltda.	100%	100%
Raízen GD Ltda.	100%	100%
Raízen Energy Finance Ltd.	100%	100%
Raízen Fuels Finance S.A.	100%	100%
Raízen-Geo Biogás S.A.	85%	85%
Raízen International Universal Corp.	100%	100%
Raízen North América, Inc.	100%	100%
Raízen Paraguaçú Ltda.	100%	100%
Raízen Trading LLP.	100%	100%
Ryballa Participações Ltda.	100%	100%
RWXE Participações S.A. (“RWXE”) (1)	70%	70%
São Joaquim Arrendamentos Agrícolas Ltda.	100%	100%
Unimodal Ltda.	73%	73%
WX Energy Comercializadora de Energia Ltda. (“WX Energy”)	70%	70%

(1)	On December 2, 2019, RESA acquired 81.5% of Biomassa’s shares. See Note 30.i.
(2)	On January 2, 2020, RESA acquired all the shares of RZ Agrícola Caarapó Ltda (previously called Nova América Agrícola Caarapó Ltda). See Note 30.ii.

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

Subsidiaries of RCSA	Direct and indirect ownership interests
	2020	2019
Blueway Trading Importação e Exportação Ltda.	100%	100%
Petróleo Sabbá S.A. (“Sabbá”)	80%	80%
Raízen Argentina Holdings S.A.U. (“RAHSAU”) (1 and 2)	—	100%
Raízen Argentina S.A. (“RASA”) (1)	100%	100%
Raízen Energina S.A. (1)	100%	100%
Raízen Gas S.A. (1 and 5)	—	100%
Deheza S.A. (1)	100%	100%
Estación Lima S.A. (1)	100%	100%
Rede Integrada de Lojas de Conveniências e Proximidade S.A. (3 and 4)	—	100%
Raízen S.A.	100%	100%
Raízen Mime Combustĺveis S.A. (“Mime”)	76%	76%
Raízen Mime Conveniências Ltda. (“Mime Conveniências”) (4)	—	91%
Raízen Sabbá Conveniências Ltda. (“Sabbá Conveniências”) (4)	—	96%
Sabor Raíz Alimentação S.A. (“Sabor Raiz”)	69%	69%
Saturno Investimentos Imobiliários Ltda. (“Saturno”)	100%	100%

(1)	Jointly called Raízen Argentina and subsidiaries;
(2)	RAHSAU was incorporated by RASA in July 2019.
(3)	Former Raízen Conveniências Ltda;
(4)	The assets and liabilities of these companies were derecognized on Group’s statement of position starting from the formation of the joint venture on November 01, 2019; e.
(5)	Disposed in January 2020.

Exclusive Investment Funds (“FI”)	Total interest
	2020	2019
Fixed income IF for private credit RJ – Banco Santander S.A.	100%	100%
Fixed income IF for private credit RAÍZEN I – Banco BNP PARIBAS BRASIL S.A.	100%	100%

Subsidiaries are fully consolidated from the date of control acquisition, and continue to be consolidated up to the date when control no longer exists. The financial statements of the subsidiaries are prepared for the same reporting period as the Group, and utilizing accounting policies consistent and, when required, with the policies adopted by the Group.

Balances and transactions arising from operations between consolidated combined companies, such as: revenues and expenses and unrealized income (loss) are fully eliminated.

2.3.	Description of significant accounting policies

The accounting policies described below have been consistently applied to all the years presented in these combined consolidated financial statements, except for the adoption as of April 1, 2019 of certain standards, amendments to standards and interpretations to IFRS issued by IASB (Note 2.4).

(a)	Revenue recognition

Revenues from sales of products or goods (sugar, ethanol and fuels), including resales of products in the foreign market (made by Raízen Trading LLP, Raízen International Universal Corporation e Raízen Argentina), are recognized when the entity provide the products and goods to the client and as a result, transfers to the buyer the control of products and goods in a specific moment. Selling prices are established based on purchase orders or contracts. Goods or services whose revenue is deferred are recorded within “Others liabilities” and accounted for as revenues upon transfer of control in a specific moment of goods or services to the client.

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

The revenue from the sale of the electric power co-generated is recorded based on the energy available in the network and the tariffs specified in the supply agreements, or the current market price, according to each case. Due to the billing flow of certain contracts, the electric power produced and sold through auctions is initially recognized as prepaid revenue, and is only recognized in the statement of income when the electric power is available to be used by clients.

Revenue from leases and storage comprises leases of gas stations and storage of fuel in the RCSA terminals and its subsidiaries, and is recognized as the services are rendered, under “Other operating revenues, net” (Note 25).

Revenue is presented net of all applicable taxes, including: (Excise Tax) (“IPI”), Value-added Tax on Sales and Services (“ICMS”), Social Integration Program - PIS (“PIS”), Social Contribution on Revenues (“COFINS”), Economic Domain Intervention Contribution (“CIDE”), National Institute of Social Security (“INSS”), Fuel Transfer Tax (“ITC”), Added Value Tax (“IVA”) and Gross Income Tax (“IIB”) and others, returns, rebates and discounts, amortization referring to exclusive supply rights, as well as of eliminations of sales between Group companies.

(b)	Transactions in foreign currency

Foreign currency transactions are translated into the functional currency (the real) using the exchange rates prevailing at the dates of the transactions, or the dates of valuation when items are remeasured.

Monetary assets and liabilities denominated in a foreign currency are converted into reais using the foreign exchange rates prevailing at the statement of position date, and foreign exchange gains and losses arising from the settlement of these transactions and the translation at year-end exchange rates are recognized in the statement of income within “Financial result”, unless they qualify as hedge accounting, in which case they are recognized in Statement of Comprehensive Income.

Non-monetary items that are measured at the historical cost in a foreign currency are translated using the translation rate of the transaction start date. Non-monetary assets that are measured at fair value in a foreign currency are translated using the exchange rate at the date when the fair value is determined.

(c)	Financial instruments – Initial recognition and subsequent measurement

(i)	Financial assets

Measurement

In the initial recognition, a financial asset is classified as measured: (i) at amortized cost; (ii) at fair value through other comprehensive income; or (iii) at fair value through profit or loss.

Reclassification between classes occurs when there is a change in the business model for the management of financial assets and liabilities. In this case, all instruments related to the change are reclassified upon said change.

A financial asset is measured at amortized cost if it meets both conditions below and is not designated as measured at fair value through profit or loss: (i) its purpose is to maintain financial assets to receive contractual cash flows; and (ii) its contractual terms generate, on specific dates, cash flows related to the payment of principal and interest on principal outstanding value.

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

A financial asset is measured at fair value through other comprehensive income if it meets both conditions below and is not designated as measured at fair value through profit or loss: (i) purpose is to receive contractual cash flows and sell financial assets; and (ii) its contractual terms generate, on specific dates, cash flows which are only payments of principal and interest on outstanding principal value.

All financial assets not classified as measured at amortized cost or at fair value through other comprehensive income, as described above, are classified at fair value through profit or loss.

Evaluation of business model

The Group carries out an evaluation of the purpose of the business in which a financial asset is held in the portfolio, since this better reflects the way in which the business is managed and the information is provided to management.

The information considered is mainly comprised by: (i) the policies and goals established for the portfolio and operation of policies. They include matters of whether management’s strategy focuses on obtaining contractual interest revenues, maintaining a certain interest rate profile, matching the duration of financial assets with the duration of related liabilities or expected cash outflows, or the realization of cash flows through the sale of assets; (ii) how the performance of the portfolio is evaluated and reported to the Group’s management; (iii) risks that affect the performance of the business model (and the financial assets held in that business model) and the manner in which those risks are managed; (iv) how business executives are remunerated - for example, if the remuneration is based on the fair value of managed assets or in contractual cash flows obtained; and (v) the sales rate, volume and timing of sales of financial assets in prior periods, the reasons for such sales and future sales expectations.

Transfers of financial assets to third parties in transactions that do not qualify for derecognition are not considered sales, which is consistent with the ongoing recognition of the Group’s assets.

Financial assets held for trading or managed with a performance evaluated based on fair value are measured at fair value through profit or loss.

Evaluation whether the contractual cash flows represent solely payments of principal and interest

For the purpose of evaluating contractual cash flows, the principal is defined as the fair value of the financial asset at the initial recognition. Interest is mainly defined as a consideration at the time value of money and for the risk credit associated with the main value outstanding over a period of time and the other basic risks and costs of borrowing (for example, liquidity risk and administrative costs), as well as a profit margin.

The Group considers the contractual terms of the instruments to evaluate whether the contractual cash flows are only payments of principal and interest. It includes evaluating whether the financial asset contains a contractual term that could change the time or amount of the contractual cash flows so that it would not meet this condition. When conducting this evaluation, the Group considers: (i) contingent events that change the amount or timing of cash flows; (ii) terms that may adjust the contractual rate, including variable rates; (iii) the prepayment and the extension of the term; and (iv) the terms that limit the Group’s access to cash flows of specific assets (for example, based on the performance of an asset).

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

Impairment of financial assets

The Group adopts the expected credit loss model to financial assets measured at amortized cost, contractual assets and debt instruments measured at fair value through other comprehensive income, but is not applicable to investments in equity instruments.

The expected loss matrix adopted by the Group, considers the grouping of clients with similar credit characteristics, by sales channel and rating (client risk rating, measured internally).

(ii)	Financial liabilities

They are measured at amortized cost or at fair value through profit or loss, comprising, in the Group’s case, mainly loans and financing, payables to suppliers and related parties and derivative financial instruments.

(iii)	Offset of financial instruments - net presentation

Assets and liabilities are presented net in the statement of position if, and only if, there is a current legal and enforceable right to offset the recognized amounts and if the intention of offsetting, or realizing the asset and settling the liability simultaneously.

(iv)	Derecognition (write-off)

A financial asset is written off when: (i) The rights to receive cash flows from the asset have expired; and (ii) the Group transfers its rights to receive cash flows of the asset or assumes an obligation to fully pay cash flows received, to a third party under terms of an “onlending” agreement; and (a) the Group transfers substantially all risks and benefits of the asset, or (b) the Group does not transfer either retains substantially all the risks and benefits related to the asset, but transfers control over the asset.

(v)	Derivative financial instruments and hedge accounting

The cash flow hedge relationships of highly probable future exports or imports are considered continuous hedge relationships and they also qualify for hedge accounting.

Initial recognition and subsequent measurement

The Group uses derivative financial instruments, such as non-deliverable forwards, commodity forward contracts and swaps to provide protection against the risk of change in the foreign exchange rates, prices of commodities. The derivative financial instruments designated in hedging operations are initially recognized at fair value on the date on which the instrument is obtained, and are subsequently measured at fair value. They are presented as financial assets when the fair value of the instrument is positive; and as financial liabilities when the fair value is negative.

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

Any gains or losses resulting from changes in the fair value of derivatives during the year are recognized directly in the statement of income, with the exception of financial instruments designated as hedge accounting, such as cash flow hedge, which is recognized directly in equity in other comprehensive income. The fair value of financial instruments that do not qualify as hedge accounting are recognized in income (loss) for the year in the case of instruments related to operating transactions in operating captions (for example: revenue, cost, expenses), and in financial results in the case of instruments linked to financial operations.

For hedge accounting purposes, there are the following classifications: (i) fair value hedge, in providing protection against exposure to changes in the fair value of recognized asset or liability or of unrecognized firm commitment, or of identified part of such asset, liability or firm commitment, which is attributable to a particular risk and may affect the result; (ii) cash flow hedge, in providing protection against the change in the cash flows that is attributable to a particular risk associated with a recognized asset or liability or with a foreseen transaction that is highly likely and that might affect the result; or (ii) hedge of a net investment in a foreign operating unit.

In the initial recognition of a hedge relationship, the Group formerly classifies and documents the hedge relationship to which the Group wishes to apply hedge accounting, as well the objective and the risk management strategy of Management for hedge purposes, based on solid policies and practices applied by Management which, among others, estimates that will not be over hedge in relation to underlying instruments.

The documentation mainly includes: (i) the identification of the hedge instrument, (ii) the hedged item or transaction, (iii) the nature of the risk to be hedged, (iv) the statement of transaction complies with Management’s policies and practices and (v) correlation between hedge instruments for purposes of offsetting the exposure to changes in the fair value of the hedged item or cash flows related to the hedged risk. The nature of the high probability of the foreseen transaction to be hedged, as well as the foreseen periods of transfer of the gains or losses resulting from the hedge instruments from equity to income, are also included in the documentation of the hedge relationship.

In practice, main hedges that meet accounting hedge criteria are as follows:

Cash flow hedge

The effective portion of the gain or loss on the hedging instrument is initially recorded directly in equity or other comprehensive income, while any ineffective portion is recognized directly in income (loss) for the year.

Amounts recognized in other comprehensive income are transferred to the income statement when the hedged transaction affects profit or loss, such as when the hedged financial revenue or interest expense is recognized, or when a forecast sale occurs. When the hedged item is the cost of a non-financial asset or liability, the amounts recognized in equity are transferred to the initial book value of the non-financial asset or liability. If the forecast transaction or firm commitment is no longer expected to occur, the amounts previously recognized in equity are transferred to the statement of income. If the hedging instrument expires or is sold, terminated or exercised without replacement or rollover, or if its designation as a hedge is revoked, any cumulative gain or loss previously recognized in comprehensive income (loss) remains in equity until the forecast transaction or firm commitment affects profit or loss.

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

Net investment hedge in foreign entities

Hedge of net investment in foreign transactions is calculated by similarity to cash flow hedge. Any gain or loss of hedge instrument related to the effective hedge portion is recognized in the Equity. The gain or loss relating to the ineffective portion is immediately recognized in the statement of income (loss). Accumulated gains and losses in the equity are included in the result for the year, when the investment abroad is sold.

Fair value hedge and fair value option of certain financial liabilities

The Group designates certain debts with linked derivatives (Note 18), as liabilities measured at fair value through profit or loss, in order to eliminate, or significantly reduce, inconsistencies in measurement that would otherwise result in the recognition of gains or losses on the loans and derivatives on different bases. As a result, fluctuations of loans fair value are recognized in Financial results.

Fair value hedge - Inventories

The Group designates to the fair value, the inventory of oil derivates with linked derivatives at fair value and details are described in Note 27.e.

(d)	Inventories

In general, inventories are valued at the average cost of acquisition or production. Exception for inventories of Raízen Trading and inventories of Brazilian companies with linked derivatives, which are designated at fair value (Note 2.3.c), not exceeding the net realizable value. Costs of finished products and products in process include raw material, direct labor costs and other direct costs as well as respective direct production expenses (based on regular operating capacity) less loan costs. The net realizable value is the sales price estimated for the normal course of the businesses, less estimated completion execution costs and selling expenses.

The estimated losses for slow-moving or obsolete warehouse inventories are constituted when these inventories have not being utilized for a reasonable period of use or sale and are not considered strategic by the Management.

(e)	Investments in associated companies and joint ventures

Investments in entities over which the Group has significant influence or shared control are accounted for under the equity method. They are initially considered in statement of position at cost, plus changes after the acquisition of the ownership interest.

The statement of income reflects the share in the results from operations of associated companies and joint ventures based on the equity method. When a change is directly recognized in the shareholders’ equity of the associated company or joint venture, the Group will recognize its share in the changes in the statement of changes in the equity.

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

After applying the equity method, the Group determines whether it is necessary to recognize additional impairment on the investment. The Group determines, at each statement of position closing date, if there is objective evidence that investment in the associated company and joint venture suffered impairment loss. If so, the Group calculates the amount of impairment loss as the difference between the recoverable amount of the associated company and joint venture and the book value and recognizes the amount in the statement of income.

Unrealized gains from transactions between the Group and its associated companies and joint ventures are eliminated to the extent of the Group’s interest.

The accounting policies of the associated companies and joint ventures are changed when required in order to assure the consistency with the policies adopted by the Group.

(f)	Biological assets

Biological assets refer to sugarcane crops that are measured at fair value, excluding the land on which they are located, under the discounted cash flow method.

For sugarcane, RESA uses future cash flows in discounted at present value and are projected in accordance with the productivity cycle projected for each harvest, taking into consideration the estimated useful life of assets, the prices of total recoverable sugar, estimated productivities, estimated costs to be incurred with production, harvesting, loading and transportation per planted hectare.

Changes in fair values between periods, as well as amortization, are allocated to in Statement of Income under “Cost of products sold” caption.

(g)	Property, plant and equipment

Property, plant and equipment items (sugarcane planting included) are stated at historical acquisition or construction cost less accumulated depreciation and impairment losses, when applicable.

The cost includes expenditures that are directly attributable to the acquisition of assets. The cost of assets built by the Company includes materials and direct labor, as well as any other costs attributable to bringing the assets to the location and condition requires for them to operate in the manner intended by Management, and loan costs on qualifiable assets. Borrowing costs relating to funds raised for works in progress are capitalized until the projects are concluded.

RESA and its subsidiaries perform the main maintenance activities scheduled for their manufacturing units on an annual basis (off-season period). This usually occurs between the months from January to March, with the objective of inspecting and replacing components.

The main annual maintenance costs in RESA and its subsidiaries include costs of labor, materials, outsourced services and overhead allocated during the off-season period. These costs are classified as frequent replacement parts and components, in property, plant and equipment, and are fully amortized in the following crop season.

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

The cost of an equipment item that must be replaced on an annual basis at RESA and its subsidiaries is accounted for as a component of the equipment costs and depreciated over the following crop. The costs of normal periodic maintenance are accounted for in expenses when incurred as the replaced components do not improve the production capacity of the asset or introduce refinements in the equipment.

In RCSA and its subsidiaries, estimated costs to be incurred with removal of fuel storage tanks are recorded as part of the cost of property, plant and equipment, with a corresponding entry to the provision in current and non-current liabilities, depending on the estimated obligation term.

Repairs and maintenance are charged to the income statement during the financial period in which they are incurred. The cost of any renewal to increase useful life should be activated and included in the asset’s book value, if it is probable that future economic benefits following the renewal will exceed the performance standard initially assessed for the existing asset and that such benefits will accrue to the Group. The main refurbishments are depreciated over remaining useful lives of related assets.

Gains and losses from divestitures are determined by the comparison of sales amounts with the book value and are recognized in the statement of income under “Other operating revenues, net”.

Lands are not depreciated. On March 31, 2020 and 2019 depreciation of such assets was calculated based on estimated useful life wear and tear for each asset. The annual weighted average depreciation rates are as follows:

Class of property plant and equipment	Rates
Buildings and improvements	3%
Machinery, equipment and facilities	5%
Aircrafts and vehicles	8%
Furniture and fixtures and IT equipment	13%
Sugarcane planting	20%
Other	5%

Residual values and the useful lives of material assets are reviewed and adjusted, if required, at the end of each year.

(h)	Leases

As of April 1, 2019, IFRS 16 initiated to be applied in the Group’s financial statements (See Notes 2.4.1 and 17). Thus, the Group started to recognize rights of use asset and lease liabilities on the lease inception date. The lease liabilities are initially measured at the present value of the payments of rents that have not been paid on the transition date, discounted using the Group’s incremental rate of loans, a nominal rate, based on the Raízen Group’s indebtedness, which corresponds to approximately 100% of CDI for the lease liabilities recognized. During the year ended March 31, 2020, the discount rates used followed according to the contractual terms, were as follows:

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

	Rates
Contractual terms (years):	Nominal	Real
1	5.0%	1.6%
2	5.6%	1.9%
3	6.2%	2.3%
4	6.6%	2.7%
5	6.9%	3.0%
6	7.1%	3.1%
7	7.3%	3.3%
8	7.4%	3.4%
9	7.6%	3.5%
>10	7.7%	3.6%

The lease term is equivalent to the minimum non-cancellable term of the agreements and the Group does not add the periods covered by a renewal option to the lease term, except where the Group is reasonably certain that the renewal option will be exercised. For example, in the case of agricultural contracts where the Group has the renewal prerogative for a pre-established number of crops under the terms of the contract.

The right-of-use asset is initially measured at cost, which comprised the value of initial measurement of the lease liability and, when applicable, adjusts in regard to payments in advance, initial direct costs, estimates for the removal and dismantling of the underlying asset and incentives received.

The right-of-use asset is subsequently amortized using the depreciation method applied to similar items of property, plant and equipment and, if applicable, reduced by impairment losses.

The Group remeasures the lease liabilities when there is a change in the lease term or a change in future lease payments resulting from a change in index or rate used to determine these payments, recognizing the remeasurement value of the lease liability as adjustment to the asset of right of use.

(i)	Intangible assets

Goodwill

Goodwill is the positive difference between the paid for the acquisition of a business and the net fair value of assets and liabilities of the acquired subsidiary. Goodwill in the acquisition of subsidiaries is disclosed in Investments and Intangible Assets caption in financial statements.

The goodwill is maintained at cost value, less possible impairment losses, when applicable, and the accounting test is carried out at least every year. For impairment testing purposes, goodwill acquired in a business combination is, from the acquisition date, allocated to each cash-generating units of the Group that are expected to benefit from the business combination, regardless of other assets or liabilities of the acquiree being allocated to those units.

Intangible assets with defined useful life

Intangible assets with defined useful lives are carried at cost, less accumulated amortization and accumulated impairment losses, when applicable.

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

On March 31, 2020 and 2019 the annual weighted average amortization rates are as follows:

Class of intangible assets	Rates
Software license (1)	20%
Brands (2)	10%
Contractual relationships with clients (3)	7%
Agricultural Partnership Agreements (4)	9%
Sugarcane supply agreements (4)	10%
Technology (6)	10%

Residual values and the useful lives of material assets are reviewed and adjusted, if adequate, at the end of each year.

(1)	Software license

Licenses acquired for computer programs are capitalized and amortized over their estimated useful lives by the Group. Expenditures related to maintaining software are recognized as expenses as incurred. The expenditures directly associated with the software, controlled by the Group and economic benefits are expected, exceeding the costs for more than one year, are recognized as intangible assets.

(2)	Brands

It corresponds to the right of use of the brand Shell, contributed in the formation of Raízen by the shareholder Shell, recognized at historical cost. The brand is amortized on a straight-line basis over the validity of the right.

(3)	Contractual relationships with clients

This intangible asset class was acquired in the business combination of Raízen Argentina and recognized at fair value on the date of acquisition. It has defined useful life and it is recorded at cost less accumulated amortization. Amortization is calculated using the straight-line method over the expected useful life of the client contractual relationship.

(4)	Agricultural partnership and sugarcane supply agreements

These intangible asset classes were acquired in a business combination were recognized at fair value on the acquisition date. They have a defined useful life and are recorded at cost less accumulated amortization. Amortization is calculated using the straight-line method over the expected useful life of the supplier and client relationship.

(5)	Technology

Refers to technology developed by Iogen Corp. to produce second-generation ethanol (“E2G”). This technology is represented by contractual rights including, among others, RESA’s exclusive marketing of those rights in the locations where it operates.

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

(j)	Impairment of non-financial assets:

The Group assesses every year whether there are indicators of an asset’s loss of value. In the event such indicators are identified, the Group estimates the asset’s recoverable amount. The recoverable value of an asset is the greater among: (a) fair value less costs that would be incurred to sell it, and (b) its value in use. When required, value in use is usually determined based on the discounted cash flow from the continued use of the asset until the end of its useful life.

Regardless of the existence of impairment indicators, goodwill and intangible assets with an indefinite useful life, if any, are annually tested for impairment.

When the book value of an asset exceeds its recoverable value, the loss is recognized as an operating expense in the statement of income.

(k)	Provisions

Provisions are recognized when: (i) The Group has a present legal or non-formalized obligation (constructive obligation) as a result of past events; (ii) it is likely that an outflow of funds will be required to settle the obligation; and (iii) amount may be reliably estimated.

(l)	Employee benefits

The Group has a supplementary pension plan comprised by a defined contribution and partial defined benefit plan for all employees.

Regarding the defined contribution, the expense is recognized in income (when occurred) and defined benefit, the Group recognizes a liability based on a methodology that considers a number of factors determined by actuarial estimates, which employ certain assumptions for defining pension plan costs or (revenue).

Actuarial gains and losses arising from adjustments and changes in actuarial assumptions are stated directly in equity as other comprehensive income, when they occur.

Past costs of services are immediately recognized in the income figures.

(m)	Income tax and social contribution

Revenues (expenses) tax and social contribution expenses of the year include current and deferred taxes. Income taxes are recognized in the statement of income, except to the extent they are related to items directly recognized in equity or comprehensive income, when applicable. In that case, the tax is also recorded in equity or comprehensive income.

The current and deferred income tax and social contribution charge is calculated based on enacted, or substantially enacted, tax acts, at the statement of position date of countries in which the Group’s entities operate and generate taxable income. Management periodically evaluates the positions taken by the Group in the calculations of income tax with respect to situations in which applicable tax regulation is subject to interpretations; and establishes provisions when appropriate, based on amounts expected to be paid to the tax authorities.

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

Income tax is computed on taxable income at the rate of 15%, plus a 10% for income exceeding R$ 240 in the 12-month period, whereas social contribution is computed at the rate of 9% on taxable income, recognized on the accrual basis. That is, on a compound basis, the Group is subject to a theoretical tax rate equivalent to 34%,

Deferred income tax and social contribution in connection with tax losses, social contribution negative bases and temporary differences are shown as net in the statement of position when there is a legal right and an intention to offset these on calculation current taxes related with the same legal entity and the same tax authority.

Accordingly, deferred tax assets and liabilities in different entities or countries are in general presented separately, and not netted. Deferred taxes are calculated based on the tax rates in force when they are realized or reviewed annually.

Prepayments or current amounts that can be offset are presented in current and non-current assets, in accordance with their expected realization.

(n)	Capital and remuneration to shareholders

The capital is comprised of common and preferred shares. Incremental expenses attributed directly to share issues, if any, are shown as a deduction from equity, as an additional capital contribution, net of tax effects.

In the parent companies RESA and RCSA, the only existing class A preferred share as well as each common share, is entitled to one vote on resolutions by each company’s shareholders’ meetings, as well as R$ 0.01 (one centavo) fixed annual dividends. Such voting rights are restricted to subsidiaries and not to the Group.

Class B preferred shares issued by RESA, have no voting rights or intended to refund assets, chiefly represented by tax benefits contributed by shareholders Cosan and Shell respectively, as these are employed by the Group.

Class D preferred shares have no voting rights and are entitled to a fixed annual dividend in RESA as well as in RCSA, to shareholder Shell. Shareholder compensation will take place in the form of dividends and/or interest on own capital, based on the limitations defined in RESA and RCSA company Bylaws and in legislation in force.

Class E preferred shares issued by RESA and RCSA have voting rights and are entitled to a fixed annual dividend to shareholder Shell.

Shareholder compensation will take place in the form of dividends and/or interest on own capital, based on the limitations defined in RCSA company Bylaws and in legislation in force.

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

(o)	Business combinations

The Group applies the acquisition method to account for business combinations. The consideration transferred for the acquisition of a subsidiary is equal to the fair value of the assets transferred, liabilities assumed and equity instruments issued by the Group. The consideration transferred includes the fair value of any asset or liability resulting from a contingent consideration arrangement, when applicable. Acquisition-related costs are recorded in the statement of income as incurred. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date.

The Group recognizes any non-controlling interest in the acquiree either at fair value or at the non-controlling interest’s proportionate share of the acquiree’s identifiable net assets. Non-controlling interests to be recognized are determined for each acquisition carried out.

The excess of the consideration transferred plus the acquisition-date fair value of any previous ownership interest in the acquiree over the fair value of the Group’s share of the identifiable net assets acquired is recorded as goodwill. For acquisitions in which the Group attributes fair value to non-controlling interests, the determination of goodwill also includes the value of any non-controlling interest in the acquiree, and the goodwill is determined considering the Group’s and non-controlling interests. When the consideration transferred is less than the fair value of the net assets of the acquired subsidiary, the difference is recognized directly in the statement of profit or loss for the year as bargain purchase.

(p)	Environmental issues

The group reduces risks in connection with environmental issues by means of operating procedures and controls and investments in equipment and pollution control systems. The Group recognizes a provision for losses with environmental expenditures inasmuch as it is necessary to undertake remedial actions for the damages caused.

2.4.	Impacts of the new IFRS and IFRIC on combined consolidated financial statements

2.4.1	IFRS 16 - Leases

General Aspects

IFRS 16 introduces a single model of accounting of leases in the statement of position to lessees. A lessee recognizes an asset of rights of use that represents its right to use the leased asset, and lease liabilities that represent its obligation to make lease payments. Optional exemptions were available for short-term leases and low value items. The lessor’s accounting remains similar to the current standard, that is, lessors continue to classify leases as financial or operating leases.

IFRS 16 replaces the existing lease standards, including (IAS 17) Commercial Lease Operations and IFRIC 4, SIC 15 and SIC 27 Complementary Aspects of Commercial Lease Operations and is effective, in the case of Raízen Group, as of April 1, 2019.

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

Based on such accounting standard, the most significant impact was that the Group recognized new assets and liabilities for its leases, formerly recognized as operating leases, in connection with agricultural leases and partnerships, lease of machinery and agricultural implements, and trucks, lease of gas stations, areas in airports, ships and real estate. In addition, the nature of expenses related to these leases were changed, since IFRS 16 replaced the linear operating lease expense for expenses of amortization of the rights of use and interest on lease liabilities.

Transition

The Group opted to adopt the modified retrospective approach, which does not require the restatement of the corresponding amounts, does not affect the equity and allows the adoption of practical expedients. Therefore, the comparative information presented for the prior year was not restated.

In addition, the following main practical expedients were used for the transition to the new requirements of lease accounting: (a) adoption of IFRS 16 to all the agreements signed prior to April 1, 2019 which were identified as leases according to IAS 17 and related interpretations; (b) use of a single nominal discount rate to all the similar agreements; (c) there was no recognition of agreements expiring within the twelve-month period commencing on the date of initial adoption of the standard; and, (d) were considered the past experience in the evaluation of the options of extension of term or rescission, when applicable. As provided by the standard, the Group also did not apply IFRS 16 for the contracts in the indefinite term.

The table below summarizes the first impacts of the adoption of IFRS 16.

	Disclosed at 03/31/2019	Initial adoption adjustment to IFRS 16	Note	Balance at 04/01/2019
Assets
Current assets
Other receivables	465,288	(132,997)		332,291
Other assets	19,857,006	—		19,857,006

Total current assets	20,322,294	(132,997)		20,189,297

Non-current assets
Rights of use	—	4,484,623	17	4,484,623
Other assets	26,238,696	—		26,238,696

Total non-current assets	26,238,696	4,484,623		30,723,319

Total assets	46,560,990	4,351,626		50,912,616

Liabilities
Current liabilities
Lease liabilities	—	826,099	17	826,099
Related parties	2,881,826	134,048	11	3,015,874
Other liabilities	12,725,086	—		12,725,086

Total current liabilities	15,606,912	960,147		16,567,059

Non-current liabilities
Lease liabilities	—	2,804,768	17	2,804,768
Related parties	421,048	586,711	11	1,007,759
Other liabilities	19,141,026	—		19,141,026

Total non-current liabilities	19,562,074	3,391,479		22,953,553

Equity	11,392,004	—		11,392,004

Total liabilities and equity	46,560,990	4,351,626		50,912,616

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

2.4.2	IFRIC 23 – Uncertainties in relation to tax treatments

This interpretation clarifies how to apply recognition and measurement requirements of IAS 12 – Income Taxes in case there is uncertainty on income tax treatments and social contribution on net income. In these circumstances, the entity must recognize and measure its current or deferred tax assets or liabilities by applying requirements of IAS 12, based on taxable income, tax bases, taxable losses not used, tax credits not used, and tax rates, determined in accordance with this interpretation. This interpretation is effective, in the case of the Group, as of April 1, 2019 and no impacts had been identified in connection with such interpretation and which had not been disclosed in the financial statements of the Group.

2.4.3	Other information

On April 1, 2019, there were no impacts on the statements of income, comprehensive income, changes in equity, cash flows and as a result of the amendments made to the new IFRS and IFRIC mentioned above.

2.5.	New IFRS and IFRIC Interpretations (IASB Financial Reporting Interpretations Committee) applicable to financial statements

The effective new standards and interpretations issued by the IASB, but not yet in effect until the date of the issuance of the Group’s financial statements, are described below.

The Group intends to adopt these new and amended standards and interpretations, if applicable, when they come into force. The following changed standards and interpretations should not have a significant impact on combined consolidated financial statements of the Group:

•	Changes in the references to the conceptual framework in IFRS standards.

•	Definition of business (amendments to IFRS 3).

•	Definition of materiality (amendments to IAS 1 and IAS 8).

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

3.	Cash and cash equivalents

		Average yield rate
	Index	2020	2019	2020	2019
Funds in banks and in cash				4,325,682	2,330,582
Values awaiting foreign exchange closure (1)				1,441,368	162,854
Interest earnings bank deposits:
CDB (Bank deposit certificate) and commitments (2)	CDI	99.4%	99.0%	2,834,610	3,246,601

				2,834,610	3,246,601

				8,601,660	5,740,037

Domestic (domestic currency)				3,071,694	3,590,994
Abroad (foreign currency) (Note 27.d)				5,529,966	2,149,043

				8,601,660	5,740,037

(1)

Refer basically to receiving foreign currency funds from overseas clients, for which obtaining foreign exchange from financial institutions was not yet concluded until the statement of position date, and to foreign funds intended to settle debts related to export performance.

(2)	Refer to fixed income investments in first-class financial institutions, with daily yield earnings and liquidity.

4.	Securities

		Weighted average remuneration
	Index	2020	2019	2020	2019
Financial Treasury Bills (“LFT”)	Selic	100.0%	100.0%	39,145	268,413

				39,145	268,413

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

5.	Restricted cash

		Weighted average remuneration
	Index	2020	2019	2020	2019
Financial investments linked to financing (1)	CDI	100.0%	100.0%	50,460	57,846
Financial investments linked to derivative operations (2) (Note 27.g)	CDI	101.0%	100.3%	33,178	64,830
Margin on derivative operations (3) (Note 27.g)				127,432	153,039

				211,070	275,715

Domestic (domestic currency)				83,638	122,676
Abroad (foreign currency) (Note 27.d)				127,432	153,039

				211,070	275,715

(1)

Correspond to LFTs (Financial Treasury Bills) with prime banks, held by virtue of National Bank of Economic and Social Development (“BNDES”) financing and with redemption subject to payment of certain portions of the mentioned financing.

(2)	Refer to investments such as CDBs and overseas public bonds with first-class financial institutions, which are used as collateral provided in transactions with derivative instruments.
(3)	Margin deposits in derivative transactions were related to the margin calls at a commodities exchange and were exposed to US dollar fluctuations in derivative transactions.

6.	Trade accounts receivable

	2020	2019
Domestic (domestic currency)	1,963,941	2,790,186
Abroad (foreign currency) (Note 27.d)	1,007,285	642,922
Other accounts receivable (i)	477,520	636,756
Estimated loss from allowance for doubtful accounts	(151,409)	(194,956)

	3,297,337	3,874,908
Current	(2,950,341)	(3,360,364)

Non-current	346,996	514,544

(i)

Other trade accounts receivable substantially consist of the payment in installments of outstanding debts and sales of properties, agreements backed by security interest, pledges and endorsements whose main purpose is the setup or modernization of gas stations.

The Group has no trade notes assigned as collateral. The maximum exposure to credit risk on the statement of position date is the book value of each kind of trade accounts receivable.

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

The aging list of trade accounts receivable is as follows:

	2020	2019
Falling due	2,704,660	3,514,391
Overdue (days):
Up to 30	223,466	101,341
31–90	74,878	49,688
91–180	56,707	32,914
>180	389,035	371,530

	3,448,746	4,069,864

For long overdue receivables with no provision for estimated loss, the Group has real guarantees as mortgage and credit letters.

The estimated loss in allowance for doubtful accounts was calculated based on credit risk analysis, which contemplates loss history, individual situation of clients, situation of the corporate group to which they belong, real guarantees for debts and, when applicable, the assessment of the legal advisors.

Allowance for doubtful accounts is considered sufficient by Management to cover possible losses on amounts receivable; movement is as follows:

March 31, 2018	(212,914)

Initial adoption of IFRS 9	(3,857)

April 1, 2018	(216,771)

Reversal of estimated loss, net	22,266
Effect of foreign currency translation	(451)

March 31, 2019	(194,956)

Reversal of estimated loss, net	41,059
Derecognition upon formation of the joint venture and disposal of subsidiary	5,648
Effect of foreign currency translation	(3,160)

March 31, 2020	(151,409)

As of March 31, 2020, the Group had the amount of R$ 239,546 (R$ 96,421 in 2019) recorded in current liabilities, under “Advances from clients” caption, which substantially refer to the receipts from foreign clients for acquisition of sugar and ethanol, as well as prepayments by clients for purchase of fuels. When applicable, accounts receivable and advances from clients are presented net.

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

7.	Inventories

	2020	2019
Finished goods:
Ethanol	1,110,969	638,728
Sugar	132,233	87,471
Diesel (2)	1,164,450	988,596
Gasoline (2)	1,313,208	1,121,636
Aviation fuel (Jet A-1)	170,112	127,967
Other oil by-products (1)	206,585	220,665
Oil (crude oil)	411,534	231,649
Products in process	266,702	204,611
Warehouse and others	659,377	430,514

	5,435,170	4,051,837

(1)	Substantially refers to inventories of fuel oil, lubricants and asphalt.
(2)	As of March 31, 2020, said inventories include the Level 2 fair value measurement, as follows:

	Cost value		Fair value		Income (loss)
	2020	2019	2020	2019	2020	2019
Finished goods:
Diesel	1,279,831	990,504	1,164,450	988,596	(113,473)	(19,349)
Gasoline	1,394,990	1,081,964	1,313,208	1,121,636	(121,454)	40,286

	2,674,821	2,072,468	2,477,658	2,110,232	(234,927)	20,937

As of March 31, 2020, inventories are deducted by estimated losses for realization and low turnover and /or obsolescence for BRL 123,978 (BRL 37,057 in 2019). The movement of these losses is shown below and was recognized in the income statement under the item Costs of products sold and services provided:

March, 31, 2018	(23,541)

Estimated lossses	(27,180)
Reversal of estimated loss, net	19,370
Business combinations (Note 30)	(6,196)
Exchange rate variation	490

March, 31 2019	(37,057)

Estimated lossses	(118,178)
Reversal of estimated loss, net	35,047
Exchange rate variation	(3,790)

March, 31 2020	(123,978)

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

8.	Recoverable taxes

	2020	2019
ICMS (i)	1,301,528	700,526
PIS and COFINS (ii)	1,156,003	905,320
IVA (iii)	653,262	425,781
Others	220,622	290,635
Estimated loss on realization of taxes (iv)	(28,998)	(28,998)

	3,302,417	2,293,264
Current	(2,334,998)	(1,831,187)

Non-current	967,419	462,077

(i)	ICMS

They arise from interstate operations for the distribution of oil products, in which the tax burden of the destination State is lower than that withheld by the supplier, as per Agreement No. 110/07.

The form of reimbursement is through the formalization of a process with the States, where after the approval of the request, payment is made by the tax substitute, in this case the refinery, by means of credit in a bank account.

Aiming to use ICMS credit balances, the Company frequently reviewing certain activities, particularly the logistical review of operations with changes in supply hubs. Moreover, there are requests for special regimes with certain state tax authorities, requests for authorization to transfer balances between branches within the same state, as well as analysis of sales of credits to third parties.

The ICMS recoverable balance presented in these financial statements reflects the amount that the Company expects to realize, net of the provision for loss of credits for which Management does not expect to realize them.

(ii)	ICMS on the calculation basis of PIS and COFINS

Since the adoption of the non-cumulative PIS and COFINS tax regime, the Group has been legally claiming the right to exclude ICMS from the PIS and COFINS calculation basis. During the year ended March 31, 2020, the Group concluded that the necessary legal assuredness for the recognition of said tax credits was achieved, in light of the fact that certain events occurred that solidified the understanding that the decision of March 15, 2017 by Brazil’s Federal Supreme Court ensures the taxpayer’s right to exclude ICMS from the PIS and COFINS calculation basis. Management’s understanding is supported by legal opinions issued by legal advisors.

Thus, the Group recognized the credits consolidated in the amount of R$ 388,789under Recoverable taxes from certain lawsuits with final and unappealable decisions for the whole period as of 5 years from the date of filing of lawsuits and, in the case of the lawsuits without final and unappealable decisions, the credits as of October 2, 2017, prospectively, as the leading case conclusion providing claim right to taxpayers to cause. These consolidated credits were recognized in the income (loss) for the year in the amount of R$ 329,714.

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

Consolidated credits for R$ 59,075, whose taxable event precedes the establishment of Raízen, as part of the process of establishment Raízen by Cosan and Shell shareholders in the caption Related parties in non-current liabilities, and shall be refunded as the Group uses them.

(iii)	IVA

Refers to the federal tax of Argentina applicable to commercial transactions with clients and suppliers, whose taxable event; i.e., the calculation and payment, occurs monthly.

(iv)	Estimated loss on realization of taxes

The movement in estimated loss on realization of taxes is as follows:

March 31, 2018	(116,729)

Reversal of estimated loss, net	87,731

At March 31, 2019 and 2020	(28,998)

During the year ended March 31, 2019, the reversal of estimated loss, net corresponded, mainly, to balances of ICMS in the States of Amazonas and Rondônia, due to final and unappealable judgements of lawsuits in favor of RCSA, as well as the evolution of analysis of the processes conducted by the governments of those States.

9.	Biological assets

The Group’s biological assets correspond to uncut sugarcane cultivated in sugarcane crops that will be used as raw material for production of sugar, ethanol and bioenergy at harvest time.

The cultivated areas represent only sugarcane crops, not considering plots of land where these crops are, which are recognized as Property plant and equipment.

The following assumptions were used in the determination of the fair value:

	2020	2019
Estimated harvest area (hectares)	436,663	435,341
Amount of ATR per hectare	10.38	10.18
Average ATR price per Kg projected (R$/Kg)	0.61	0.62

As of March 31, 2020, cash flows were discounted at 5.30% (6.72% in 2019) which is the WACC (Weighted Average Capital Cost) of RESA.

The Group periodically reviews assumptions used to calculate biological assets, adjusting it in case there are significant changes in relation to those previously projected.

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

Movement in biological assets (sugarcane) is detailed below:

	2020	2019
Balance at the beginning of the year	813,995	947,815

Additions of sugarcane treatments	731,275	694,500
Absorption of harvested sugarcane costs	(707,432)	(577,183)
Business combinations (Note 30)	46,595	10,022
Change in fair value	3,197	5,335
Realization of fair value	9,685	(266,494)

Balance at the ending of the year	897,315	813,995

Fair value estimate could increase (decrease) if:

•	Estimated ATR price were higher (lower);
•	Estimated productivity (tons per hectare and ATR quantity) were higher (lower); and
•	Discount rate was lower (higher)

The Company’s sugarcane planting operations are exposed to changes from climate changes, pests and diseases, forest fires and other forces of nature.

Weather conditions may historically cause fluctuations in the sugar and alcohol industry and therefore in Group’s operating income because they affect crops by means of increasing or reducing harvests.

10.	Other financial assets

	2020	2019
Credits from indemnity suits - refundable (1)	97,852	89,916
Credits from indemnity suits - own (2)	177,629	221,373
National Treasury Certificates - CTN (3)	297,459	521,943
Other	101	194

	573,041	833,426
Current	(314,273)	(306,457)

Non-current	258,768	526,969

(1)

Receivables from legal disputes on which a final judgment favorable to RESA was taken, which were not part of the net assets contributed by Cosan to set up the Group. Therefore, RESA recognized a liability in the same amount, classified as current and non-current liabilities in the related parties’ caption, given that RESA has the obligation to reimburse those receivables to Cosan when they are actually collected. These credits yield IPCA-E (Special Amplified Consumer Price Index) and Selic rate change plus annual interest of 6% as applicable.

(2)

Receivables from a final and unappealable judgment in favor of Raízen Araraquara, a subsidiary of RESA, relating to the lawsuit of the Instituto do Açúcar e do Álcool (“IAA”) against the Federal Government, filed by Copersucar in 1990. The lawsuit involves the awarding of compensation for losses caused to the mills by the Federal Government when setting prices below market prices. In the year ended March 31, 2020, RESA received R$ 43,744 in Refundable credit from indemnity suits. During the year ended March 31, 2019, RESA recognized credits of this nature in the amount of R$ 221,373, recognized in income (loss) for that year under Other operating revenues, net (Note 25).

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

(3)

Brazilian Treasury Certificates are government bonds issued by the Brazilian Treasury within the Special Agriculture Industry Securitization Program - PESA, with a 20-year original maturity (falling due between 2019 and 2025) and which pledged to secure its related financing transaction called PESA. These bonds bear annual compound interest of 12%, plus the IGP-M (General Market Price Index). Their value on maturity date tends to be equivalent to the principal value of the debt due under PESA and may be used for settlement. During the year ended March 31, 2020, RESA redeemed R$ 271,844 (R$ 380,984 in 2019) for PESA’s partial settlement.

11.	Related parties

(a)	Summary of related party balances

	2020	2019
Assets
Assets classification per currency:
Domestic (domestic currency)	1,867,202	2,005,858
Abroad (foreign currency) (Note 27.d)	185,541	310,839

	2,052,743	2,316,697

Framework agreement (1)
Shell Brazil Holding B.V.	895,150	895,817
Cosan S.A.	637,517	628,593
Shell Brasil Petróleo Ltda.	63,607	63,465
Other	11,042	9,024

	1,607,316	1,596,899
Commercial and administrative operations (2)
Rumo Group	112,529	152,926
Nova América Agrícola Caarapó Ltda.	614	110,952
Shell Group	213,040	289,311
Agroterenas S.A.	36,210	34,948
Raízen and Wilmar Sugar Pte. Ltd.	2,189	56,047
Other	80,845	73,951

	445,427	718,135
Corporate restructuring
Geo Energética Participações S.A.	—	1,663

	—	1,663

	2,052,743	2,316,697

Current assets	(787,819)	(962,937)

Non-current assets	1,264,924	1,353,760

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

	2020	2019
Liabilities
Classification of liabilities per currency:
Domestic (domestic currency)	1,777,582	1,011,137
Abroad (foreign currency) (Note 27.d)	757,719	2,291,737

	2,535,301	3,302,874

Framework agreement (1)
Cosan S.A.	530,472	458,507
Shell Brasil Petróleo Ltda.	137,269	118,039
Shell Brazil Holding B.V.	58,922	32,891
Other	13,759	1,282

	740,422	610,719
Financial operations
Shell Finance (Netherlands) B.V.	3,354	2,478
Cosan S.A.	2,851	2,106
Sapore S.A.	5	5

	6,210	4,589
Commercial and administrative operations (2)
Raízen and Wilmar Sugar Pte. Ltd.	622	79,967
Shell Group (l)	745,279	250,803
Agroterenas S.A.	34,217	15,703
Nova América Agrícola Caarapó Ltda.	—	19,464
Nova América Agrícola Ltda.	14,789	9,769
Other	83,124	55,945

	878,031	431,651
Preferred shares (3)
Shell Brazil Holding B.V.	166,329	290,809
Cosan S.A.	3,745	5,161

	170,074	295,970
Purchase of ownership interest (4)
B. V. Dordtsche Petroleum Maatschappij (“DPM”)	—	553,342
Shell Overseas Investments B.V. (“SOI”)	—	1,406,603

	—	1,959,945

Lease liabilities (5)
Radar Propriedades Agrícolas S.A.	146,736	—
Aguassanta Agrícola S.A.	143,546	—
Nova Agrícola Ponte Alta S.A.	108,040	—
Nova Amaralina S.A. Propriedades Agrícolas	55,805	—
Jatobá Propriedades Agrícolas Ltda.	65,563	—
Terrainvest Propriedades Agrícolas S.A.	52,932	—
Other	167,942	—

	740,564	—

	2,535,301	3,302,874

Current liabilities	(1,494,946)	(2,881,826)

Non-current liabilities	1,040,355	421,048

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

(1)	Framework agreement

The amounts recorded in assets and liabilities refer to recoverable or refundable balances of Raízen shareholders, since they are related to the period prior to the formation of Raízen.

(2)	Commercial and administrative operations

On March 31, 2020 and 2019, the sum stated in assets refers to transactions for the sale of goods, such as gasoline, diesel, jet fuel, sugar and ethanol.

As of March 31, 2020 and 2019, the amount recorded in liabilities substantially refers to the business operations of purchase of products and rendering of services (freights and warehousing), as well as advances from clients to sugar export.

(3)	Preferred shares

Mostly tax benefits to reimburse Shell and Cosan, when effectively utilized by the Group, determined based on NOLs and tax benefits on goodwill amortization (“GW”) from prior years before the Raízen Group’s formation. Reimbursement shall occur through distribution of disproportionate dividends and/or capital decrease to holders of B and E class preferred shares (liability financial instrument).

During the year ended in March 31, 2020, RESA proposed the allocation of R$ 1,416 of dividends to the holders of Class B preferred shares. See Note 22.a.1.

At the Special Shareholders’ Meeting (“AGE”) held on September 5, 2019, the RCSA’s shareholders approved the redemption of Class E preferred shares in the amount of R$ 129,412. See Note 22.a2.

(4)	Purchase of ownership interest

During the year ended March 31, 2020, RCSA fully paid the remaining amounts due to SOI and DPM, in the amount of R$ 2,054,650 (R$ 1,829,161 were paid in 2019), for the acquisition of the downstream business of the Shell Group in Argentina.

As of March 1, 2019, RCSA designated part of this amount to be paid as a hedge of net investment in foreign entity. During the year ended march 31, 2020, RCSA classified the exchange variation of this payables directly to the equity up to the date of the effective settlement, for R$ 15,071 (R$ 54,235 in 2019) both negative as result of the exchange rate. As of march 31, 2020 the total balance being represented in the equity is R$ 69,306 (R$ 54,235 in 2019)

(5)	Lease liabilities

The movement in lease liabilities during the period ended by March 31, 2020 is as follows:

March 31, 2019	—

Initial adoption of IFRS 16 (Nota 2.4.1)	720,759

April 1, 2019	720,759

Additions	29,190
Payments	(19,093)
Write-offs	(145,737)
Interest	63,719
Remeasurements (1)	91,726

March 31, 2020	740,564

Current	(177,619)

Not current	562,945

(1)	Remeasurements it is mainly related to the agriculture lease and partnership contracts (CONSECANA’s index variation).

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

(b)	Summary of related-party transactions (12)

	2020	2019	2018
Sale of products
Raízen and Wilmar Sugar Pte. Ltd.	299,713	1,384,680	2,223,935
Rumo Group (6)	1,213,317	1,231,065	1,055,243
Agricopel Group (10)	851,755	841,983	718,136
Shell Group (k)	2,495,025	1,809,489	1,168,151
Other	83,564	70,614	60,616

	4,943,374	5,337,831	5,226,081

Purchase of goods and services (5)
Shell Group (11)	(4,867,104)	(2,587,793)	(2,740,741)
Rumo Group (6)	(449,133)	(478,852)	(533,235)
Agroterenas S.A.	(348,099)	(252,940)	(271,178)
Nova América Agrícola Ltda.	(173,266)	(163,433)	(169,119)
Nova América Agrícola Caarapó Ltda.	(169,863)	(184,306)	(139,572)
Agricopel Group	(94,464)	(89,499)	(56,970)
Other	(167,564)	(132,827)	(90,131)

	(6,269,493)	(3,889,650)	(4,000,946)

Renewed collection of shared expenses (1)
Comgás - Companhia de Gás de São Paulo	32,703	34,952	33,868
Rumo Group (6)	35,299	28,716	26,969
Cosan Lubrificantes e Especialidades S.A.	7,406	6,596	6,801
Other	8,544	6,449	7,527

	83,952	76,713	75,165

Land leases
Radar Group (7)	—	(72,179)	(78,069)
Janus Brasil Participação S.A.	—	(29,397)	(31,224)
Tellus group (8)	—	(22,299)	(24,322)
Aguassanta Group (9)	—	(12,134)	(11,625)
Barrapar Participações S.A.	—	(21)	(64)

	—	(136,030)	(145,304)

Net financial income (expenses) (2)
Cosan S.A.	7,141	(6,280)	(7,837)
Shell Group (11)	17,687	13,053	(12,763)
Nova América Agrícola Caarapó Ltda.	4,153	7,044	8,257
SOI and DPM	(81,038)	73,147	—
Other	(60,901)	1,590	22,519

	(112,958)	88,554	10,176

Revenues from services (3)
Shell Group (11)	7,047	14,526	7,210
Agricopel Group	2,373	177	4,422
Other	1,111	10	6

	10,531	14,713	11,638

Service expenses (4)
Shell Group (11)	(25,995)	(24,394)	(21,182)
Other	(912)	(9)	(1,264)

	(26,907)	(24,403)	(22,446)

(1)	Reimbursement of shared expenses consists of expenses incurred by shared corporate, managerial and operating costs reimbursed from related parties.
(2)

Financial expenses basically consist of expenses incurred with commissions on available credit facilities and restatement of balances of advances granted to finance sugar cane crops as well as the foreign exchange rate of commercial activities from imports and sales of fuel and interest and exchange-rate change and adjustment to present value on balance payable to SOI and DPM for the acquisition of Raízen Argentina.

(3)

They refer mainly to commission on the sales of lubricants to Shell and shared expenses consists of expenses incurred by shared corporate, managerial and operating costs reimbursed from its subsidiaries.

(4)	Service expenses consist of expenses incurred with technical support, billing and collection, commissions on the sale of jet fuel and secondees from Shell.
(5)	Group’s purchase transactions from Shell Trading US Company are substantially represented by those originated from imports of ethanol and its by-products in foreign market.

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

(6)

The term Rumo Group refers to the railway and port operations represented by the companies Rumo S.A., Elevações Portuárias S.A., Logispot Armazéns Gerais S.A., Rumo Malha Sul S.A., Rumo Malha Oeste S.A., Rumo Malha Paulista S.A., Rumo Malha Norte S.A., Rumo Malha central S.A. ALL América Latina Logística Rail Management, Portofer Transporte Ferroviário Ltda. and Brado Logística S.A.

(7)

The term Radar Group refers to the purchase, sale and rental of own properties, represented mainly by the companies Radar Propriedades Agrícolas S.A., Nova Agrícola Ponte Alta S.A., Nova Amaralina S.A., Bioinvestiments Negócios e Participações S.A. and Proud Participações S.A..

(8)

The term Tellus Group refers to the purchase, sale and rental of own properties, represented mainly by the companies Tellus Brasil Participações S.A., Terrainvest Propriedades Agrícolas S.A. and Agrobio Investimentos e Participações S.A..

(9)

The term Aguassanta Group refers to the purchase, sale and rental of own properties, represented mainly by the companies Aguassanta Participações S.A., Santa Bárbara Agrícola S.A., Aguassanta Agrícola Ltda., Aguapar Agrícola Ltda. and Palermo Agrícola S.A..

(10)

The term Agricopel Group refers to the trading of fuel presented mainly by the companies Agricopel Comércio de Derivados de Petróleo Ltda. and Posto Agricopel Ltda., Agricopel Diesel Paraná Ltda, Blue Adm Administração de Bens Ltda., whose relationship occurs through FIX Investimentos Ltda., which is the non-controlling shareholder of Mime.

(11)	The term Shell Group refers to commercial operations, mainly by the companies Shell Aviation Limited and Shell Trading US Company.
(12)	Transactions with related parties are entered into under reasonable and cumulative conditions, in line with those prevailing in the market or that the Group would contract with third parties.

(c)	Directors and members of the Board of Directors

Fixed and variable remuneration pay to Group’s key personnel, including statutory officers and members of the Board of Directors, recognized in the statement of profit or loss for the year ended March 31, 2020, 2019 and 2018 is as follows:

	2020	2019	2018
Regular remuneration	(56,911)	(55,341)	(51,401)
Bonuses and other variable remuneration	(50,760)	(35,521)	(39,489)

Total remuneration	(107,671)	(90,862)	(90,890)

(d)	Other significant information involving related parties

Revolving Credit Facility

The Group has a credit facility agreement in the total amount of US$ 700,000 thousand, not used until the issuance of this combined consolidated financial statements, as follows:

Beneficiary	Institution	Amount in USD	Maturity
RCSA	Shell Finance (Netherlands) B.V. and Cosan S.A.	700,000	May 2025

12.	Assets from contracts with clients

Refers to bonuses granted to RCSA’s clients and depends on terms and future performance, in particular of the volumes as provided in supply agreements. Inasmuch as contractual conditions are met, bonuses are amortized and recognized in Net revenue (Note 23).

	2020	2019
Balances in the beginning of the period	2,429,779	2,205,778

Additions	627,888	676,504
Amortization:	(505,769)	(452,503)
Effect of foreign currency translation	15,267	—

Balances at ended of the period	2,567,165	2,429,779

Current	(475,305)	(429,718)

Non-current	2,091,860	2,000,061

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

13.	Investments

	Investments (1)					Equity accounting result
	Country	Business	Equity interest percentage	2020	2019	2020	2019	2018
Book value
Joint ventures
Rede Integrada de Lojas de Conveniência e Proximidade S.A.	Brazil	Convenience stores and proximity	50.00%	194,413	—	11,817	—	—
Raízen and Wilmar Sugar Pte. Ltd.	Singapore	Trading	50.00%	47,924	35,601	845	19,012	12,735
Associated companies
Centro de Tecnologia Canavieiras S.A. (“CTC”)	Brazil	R&D	19.58%	123,556	116,717	7,711	4,651	2,863
Logum Logística S.A.	Brazil	Logistics	30.00%	309,550	314,269	(25,389)	(19,399)	(29,521)
Uniduto Logística S.A.	Brazil	Logistics	46.48%	47,550	48,709	(4,373)	26,723	(7,500)
Termap S.A.	Argentina	Maritime terminal	3.50%	360	268	—	—	—
Latitude Logística Portuária S.A.	Brazil	Port activities	50.00%	4,384	—	—	—	—
Navegantes Logística Portuária S.A.	Brazil	Port activities	33,33%	8,548	—	—	—	—
Nordeste Logistica I S.A.	Brazil	Port activities	33,33%	180	—	—	—	—
Nordeste Logistica II S.A.	Brazil	Port activities	33,33%	2,433	—	—	—	—
Nordeste Logistica III S.A.	Brazil	Port activities	33,33%	2,329	—	—	—	—

				741,227	515,564	(9,389)	30,987	(21,423)

Appreciation of assets, net assigned
At Rede Integrada de Lojas de Conveniências e Proximidade S.A. (Note 13.b)				526,361	—	(6,401)	—	—
Investment goodwill (2)
Uniduto Logística S.A.				5,676	5,676	—	—	—
Centro de Tecnologia Canavieira S.A.				51,946	51,946	—	—	—

				57,622	57,622	—	—	—

Total investments				1,325,210	573,186	(15,790)	30,987	(21,423)

(1)	Investments assessed under the equity accounting result; and,
(2)	Goodwill on the purchase and transfer of shares.

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

The movement in the investments in jointly-owned subsidiaries and associated companies is as follows:

Balance at March 31, 2018	346,461

Equity accounting result	30,987
Additions	26,793
Revaluation	241,259
Reductions	(75,738)
Other	3,424

Balance at March 31, 2019	573,186
Equity accounting result	(15,790)
Additions (Note 13.b)	41,746
Gain in the formation of the joint venture (Note 13.b)	719,488
Dividends	(5,164)
Other	11,744

Balance at March 31, 2020	1,325,210

(a)	Summarized financial information on investments, considering adjustments to equity accounting result, when applicable.

•	March 31, 2020

	Logum Logística S.A. (1)/(2)	Uniduto Logística Ltda. (1)/ (2)	Centro de Tecnologia Canavieira S.A. (2)/(4)	Iogen Energy Corporation (3)	Raízen and Wilmar Sugar PTE Ltd. (4)
Assets	2,355,141	103,219	811,416	59,421	542,186
Liabilities	(1,323,309)	(908)	(180,386)	(536,080)	(446,339)

Equity	1,031,832	102,311	631,030	(476,659)	95,847

Year ended March 31, 2020
Net operating revenue	173,415	—	227,341	—	2,112,914
Net income/(loss)	(84,630)	(8,486)	39,481	(1,148)	1,690

•	March 31, 2019

	Logum Logística S.A. (1)/(2)	Uniduto Logística Ltda. (1)/ (2)	Centro de Tecnologia Canavieira S.A. (2)/(4)	Iogen Energy Corporation (3)	Raízen and Wilmar Sugar PTE Ltd. (4)
Assets	2,101,565	104,814	789,042	29,267	593,148
Liabilities	(1,054,003)	(7)	(192,949)	(296,033)	(521,946)

Equity	1,047,562	104,807	596,093	(266,766)	71,202

Year ended March 31, 2019
Net operating revenue	169,620	—	180,452	—	2,082,119
Net income/(loss)	(99,780)	(1,288)	23,730	(909)	38,272

(1)	The fiscal year of these investees ends on December 31.

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

(2)

Significant influence over these companies has been defined, mainly, based on the Group’s right to elect key management personnel and to decide on their significant operational and some strategic issues.

(3)

Jointly controlled entity in which the Group participation is 50% in common shares, whose fiscal year ends on August 31. RESA did not form an estimated loss for shareholders’ deficit of loss of equity accounting result, given that it has no legal or constructive obligations to make payments on account of that company.

(4)	The fiscal year of these investees ends on March 31.
(5)	Income from the formation of the joint venture.

(b)	Investment transactions occurred in the year ended March 31, 2020

(i)	Additions to investment

Capital increase in Logum Logística S.A. (“Logum”)

In the year ended March 31, 2020, capital increases were resolved, approved and subscribed totaling R$ 68,900. The sum underwritten by RESA in these transactions totaled R$ 20,670, fully paid-in in current account.

In these operations, there were no changes in the percentage of interest in capital of the investee, since all shareholders effected capital contributions in proportion to their existing holding.

Capital increases in Uniduto Logística S.A. (“Uniduto”)

In the year ended March 31, 2020, capital increases were resolved, approved and subscribed totaling R$ 6,890. The sum underwritten by RESA in these transactions totaled R$ 3,202, fully paid-in in current account.

In these operations, there were no changes in the percentage of interest in capital of the investee, since all shareholders effected capital contributions in proportion to their existing holding.

Share subscription in new logistics entities

During the year ended March 31, 2020, the shares were subscribed in new entities whose business purpose comprises port exploration and logistics, in the amount of R$ 17,874, paid in November 2019.

Establishment of Rede joint venture (“JV Rede”)

•	Description

On August 6, 2019, RCSA and Raízen Conveniências entered into a Share & Purchase and Investment Agreement with FEMCO, which provides for the terms and conditions for the acquisition of ownership at Raízen Conveniências by FEMCO, as well as the establishment of a joint venture in Brazil to expand the “Shell Select” brand convenience store franchise business and to develop the business of proximity stores outside the gas stations under the “OXXO” brand.

The transaction took place on November 01, 2019, when RCSA and FEMCO became shareholders of Raízen Conveniências, currently called Rede, at a proportion of 50/50 of the share capital.

•	Economic and financial valuation

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

The Enterprise Value considered was R$ 1,438,976, based on the assumption of the acquisition of ownership interest in a company free of any debt or cash, and the capital increase, approved in the EGM held on October 31, 2019 by FEMCO, in the amount of R$ 323,928.

•	Accounting effects

As a result of this transaction, RCSA recognized R$ 406,330 corresponding to the cash receipt of R$ 39,627 paid by FEMCO, R$ 316,012 of which related to the amounts owed by FEMCO, where Raízen made the sale of the receivable irrevocably, irreversibly and without right of recourse for a financial institution (cash effect of R$ 297,239), and R$ 50,691 related to the installment payment failing due in 2022, which is recorded under the caption Other credits, net of the adjustment to present value of R$ 5,233, totaling R$ 45,458. Also, RCSA recognized – in Income (loss) for the year, under the heading of Other Operating revenues, net (Note 25), gains related to the dilution of shareholdings, disposal of shares and the fair value in the formation of the JV Rede, in the amounts of R$ 240,529, R$ 305,423 and R$ 532,762, respectively.

Considering the absence of specific guidelines on how to account for assets contributed to the formation of a joint venture that meet the business definition provided for by IFRS 3, RCSA’s accounting policy recognizes the assets contributed at their fair value on the joint venture formation date.

During the year ended March 31, 2020, RCSA concluded the allocation of the fair value of the formation of the referred joint venture as follows:

Movement	Annual amortization rate	Amount
Enterprise value of JV Rede		1,438,976
Recognition of interest retained by RCSA		719,488
Write-off of book value due to loss of control		(186,726)

Gain from remeasurement of investment at fair value		532,762

Allocation of fair value in the proportion of 50%
Relationship with vendors	3.9%	173,353
Relationship with franchisees	5.7%	140,034
Relationship with licensees	15.6%	3,216

		316,603
Unallocated fair value		216,159

Surplus assigned and fair value of JV Rede		532,762

Amortizations in the year		(6,401)

Balance of surplus and fair value of JV Rede		526,361

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

The derecognized assets and liabilities of the former subsidiary Rede due to the loss of control of RCSA in the consolidated statement of position were as follows:

Captions	Amount
Cash and cash equivalents	340,154
Accounts receivable	50,929
Deferred taxes (Note 19.d)	1,164
Rights of use (Note 17.a)	522
Property, plant and equipment (Note 14)	1,637
Intangible assets (Note 15)	10,928
Lease liabilities (Note 17.b)	(645)
Payroll and related charges payable	(4,259)
Income taxes and contribution payable	(6,480)
Taxes payable	(3,888)
Provision for legal disputes (Note 20)	(350)
Other liabilities, net	(15,203)

Net effect from derecognition of financial assets and liabilities	374,509

Effect from derecognition of cash in operation:
Cash and cash equivalents	340,154
FEMCO’s capital increase was carried out on October 31, 2019.	(323,928)

Total derecognition of cash	16,226

The following table summarizes the final information of JV Rede as included in its own financial statements, adjusted for fair value adjustments at formation of the JV and differences in accounting policies. The table also reconciles the summarized financial information to the carrying amount of RCSA interest in JV Rede:

	2020	2019
Net operating revenue	125,290	115,059
Net income for the year	70,832	68,594
Comprehensive income (loss) for the year	70,832	68,594
Current assets	417,264	76,776
Non-current assets	17,650	15,574
Current liabilities	(42,889)	(38,713)
Non-current liabilities	(1,431)	(347)

Net assets	390,594	53,290

Percentage ownership interest	50%	100%
Equity interest in net assets in the beginning of the year	51,567	97,550
Equity interest in comprehensive income (loss)	50,395	68,594
Dividends received	(45,018)	(163,697)
Equity interest in net assets in the end of the year	194,413	53,285
Surplus of assets and fair value revaluation	532,762	—
Amortization in the year	(6,401)	—

Carrying amount of interest in JV Rede	720,774	51,567

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

(c)	Investment transactions occurred in the year ended March 31, 2019

(i)	Additions to investment

Capital increase at Logum

In the year ended March 31, 2019, capital increases were resolved, approved and subscribed totaling R$ 104,400. The sum underwritten by RESA in these transactions totaled R$ 20,880, fully paid-in in cash.

In these operations, there were no changes in the percentage of interest in share capital of the investee, since all shareholders effected capital contributions in proportion to their existing holding.

Capital increases at Uniduto

In the year ended March 31, 2019, capital increases were resolved, approved and subscribed totaling R$ 10,440. The sum underwritten by RESA in these transactions totaled R$ 4,852, fully paid-in in cash.

In these operations, there were no changes in the percentage of interest in capital of the investee, since all shareholders effected capital contributions in proportion to their existing holding.

CTC’s capital increase

During the CTC’s Board of Directors’ Meeting held on December 14, 2018 a R$ 5,652 capital increase in CTC was approved, without an issue of new shares. On February 6, 2019, the capital increase was paid in and ratified by the Board of Directors. Accordingly, RESA recognized an investment of R$ 1,061, according to the interest held by it.

(ii)	Revaluation of investment

As of March 31, 2019, according to accounting annual evaluation of investment recoverability at Logum, RESA reversed estimated impairment losses, previously recorded, in the amount of R$162,384, being (a) R$131,792 in income (loss) for the year under “Other operating revenues, net” caption (Note 25), referring to direct interest in Logum, and (b) R$30,592 under “Equity accounting result” caption, referring to RESA’s indirect interest in Logum via associated company Uniduto.

During the year ended March 31, 2019, Logum obtained capital contributions from the shareholders, completed its corporate restructuring process and contracted a long-term loan. These main factors allowed Logum to implement and develop Phase I of the project, by balancing the capacity to collect and deliver fuels and having access to the largest consumer center in the country, the metropolitan region of São Paulo. Furthermore, Logum negotiated supply agreements and signed contracts to use Transpetro’s infrastructure with Petrobras. Thus, the current infrastructure of the project is the backbone of the next business plan stages, which will increase volumes as system gains capillarity, connecting ethanol producers and consumers.

These factors and assumptions were considered sufficient and resulted in a positive cash flow projection for the project, higher than the investment’s accounting balances.

Moreover, upon completion of the corporate restructuring, RESA obtained an additional shareholding from a former shareholders of Logum, generating a gain from ownership interest of R$ 109,467, recognized in the statement of profit (loss) for the year under “Other net operating revenues” (Note 25).

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

At the end of these operations, RESA started to hold direct and indirect ownership interest of 30% and 34.65%, respectively, in Logum (20.81% and 25.65% in 2018).

(iii)	Decreases in investment

Capital decrease to be paid-up at Logum and Uniduto

On December 27, 2018, as a result of the agreed corporate restructuring, the shareholders decided to cancel the subscribed but not paid-in capital in Logum. Accordingly, RESA recognized a reduction of R$ 61,457 in its investment, whose impacts were recorded under the caption Related parties.

Furthermore, the capital to be paid by RESA in Uniduto for the indirect interest in Logum was also canceled, representing a reduction in RESA’s investment in Uniduto, in the amount of R$ 14,281, whose impacts were recorded under the caption Related parties.

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

14.	Property, plant and equipment

	March 31, 2020
	Lands and rural properties	Buildings	Machinery, equipment and facilities	Aircrafts, vessels and vehicles	Furniture, fixtures and IT equipment	Works in progress	Frequently replaced parts	Sugarcane planting	Other	Total
Cost:
March 31, 2019	1,105,625	2,795,393	12,528,752	725,985	274,316	1,083,522	1,245,182	5,638,459	42,470	25,439,704

Additions	—	9,693	44,814	644	1,189	1,280,671	786,640	718,173	29,726	2,871,550
Business combinations (Note 30)	4,660	83,526	213,251	70,443	6,874	—	—	335,674	328	714,756
Write-offs	(99,121)	(28,557)	(105,970)	(36,294)	(5,126)	—	—	—	(7,200)	(282,268)
Estimated loss, net and others (Note 25)	—	1	(1,653)	(342)	(940)	—	—	—		(2,934)
Write-off by disposal of subsidiary	—	(32,907)	(115,323)	(17,825)	(1,873)	—	—	—	—	(167,928)
Derecognition upon formation of the joint venture (Note 13)		(197)	(1,231)	—	(766)	(70)	—	—	—	(2,264)
Transfers (1)	9,711	186,984	610,180	40,389	18,441	(929,426)	—	(72)	(19,143)	(82,936)
Effect of foreign currency translation and other	175,260	189,509	703,973	4,076	5,876	75,026	—	—	855	1,154,575
Transfer between cost and depreciation	—	—	—	—	—	—	(648,617)	—	—	(648,617)

March 31, 2020	1,196,135	3,203,445	13,876,793	787,076	297,991	1,509,723	1,383,205	6,692,234	47,036	28,993,638

Accumulated depreciation:
March 31, 2019	—	(553,173)	(4,291,658)	(360,814)	(157,385)	—	(648,023)	(4,056,632)	(37,554)	(10,105,239)

Depreciation for the year	—	(114,586)	(849,481)	(59,115)	(32,022)	—	(692,423)	(439,979)	(4,350)	(2,191,956)
Write-offs	—	19,852	74,502	33,179	4,258	—	—	—	5,251	137,042
Business combinations (Note 30)	—	(19,190)	(71,872)	(28,548)	(3,121)	—	—	(136,940)	—	(259,671)
Write-off by disposal of subsidiary	—	3,652	40,181	9,164	1,700	—	—	—	—	54,697
Derecognition upon formation of the joint venture (Note 13)		3	351	—	273	—	—	—	—	627
Transfers (1)	—	(56)	374	(180)	(2)	—	—	—	—	136
Effect of foreign currency translation and other	—	(16,686)	(100,199)	244	(1,228)	—	—	—	—	(117,869)
Transfer between cost and depreciation	—	—	—	—	—	—	648,617	—	—	648,617

March 31, 2020	—	(680,184)	(5,197,802)	(406,070)	(187,527)	—	(691,829)	(4,633,551)	(36,653)	(11,833,616)

Net residual value:
March 31, 2020	1,196,135	2,523,261	8,678,991	381,006	110,464	1,509,723	691,376	2,058,683	10,383	17,160,022

March 31, 2019	1,105,625	2,242,220	8,237,094	365,171	116,931	1,083,522	597,159	1,581,827	4,916	15,334,465

(1)

As of March 31, 2020, the net transfer in the amount of R $ 82,800, includes: (a) transfer to intangible assets, in the amount of R$ 65,419, and refers to amounts transferred to the item Other obligations, corresponding to the reduction of the provision for removal of tanks, in the amount of R $ 17,381

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

	As of March 31, 2019
	Lands and rural properties	Buildings	Machinery, equipment and facilities	Aircrafts, vessels and vehicles	Furniture, fixtures and IT equipment	Works in progress	Frequently replaced parts	Sugarcane planting	Other	Total
Cost:
March 31, 2018	595,759	1,914,301	9,998,537	700,874	233,300	754,997	1,245,902	4,976,918	41,306	20,461,894

Additions	30,841	5,526	59,067	1,217	4,817	1,089,068	664,581	640,521	(5)	2,495,633
Business combinations (3)	498,005	666,754	2,115,898	9,931	8,009	308,291	—	21,020	—	3,627,908
Write-offs	(44,154)	(12,635)	(224,805)	(38,799)	(32,187)	(584)	—	—	(4,142)	(357,306)
Estimated loss, net and others (2)	—	1,161	11,592	(229)	1,490	—	—	—	—	14,014
Transfers (1)	38,794	237,605	631,085	53,077	58,870	(1,061,695)	—	—	5,311	(36,953)
Effect of foreign currency translation	(13,620)	(17,319)	(62,622)	(86)	17	(6,555)	—	—	—	(100,185)
Transfer between cost and depreciation	—	—	—	—	—	—	(665,301)	—	—	(665,301)

March 31, 2019	1,105,625	2,795,393	12,528,752	725,985	274,316	1,083,522	1,245,182	5,638,459	42,470	25,439,704

Accumulated depreciation:
March 31, 2018	—	(478,320)	(3,845,493)	(337,917)	(153,189)	—	(665,300)	(3,644,899)	(32,058)	(9,157,176)

Depreciation in the year	—	(75,457)	(633,445)	(55,176)	(28,632)	—	(648,024)	(411,733)	(9,416)	(1,861,883)
Write-offs	—	7,498	179,898	33,523	27,902	—	—	—	3,921	252,742
Transfers (1)	—	(6,404)	10,445	(1,189)	(3,409)	—	—	—	(1)	(558)
Effect of foreign currency translation	—	(490)	(3,063)	(55)	(57)	—	—	—	—	(3,665)
Transfer between cost and depreciation	—	—	—	—	—	—	665,301	—	—	665,301

March 31, 2019	—	(553,173)	(4,291,658)	(360,814)	(157,385)	—	(648,023)	(4,056,632)	(37,554)	(10,105,239)

Net residual value:
March 31, 2019	1,105,625	2,242,220	8,237,094	365,171	116,931	1,083,522	597,159	1,581,827	4,916	15,334,465

March 31, 2018	595,759	1,435,981	6,153,044	362,957	80,111	754,997	580,602	1,332,019	9,248	11,304,718

(1)

As of March 31, 2019, net transfer of R$ 37,511 included: (a) transfer to intangible assets (software), in the amount of R$ 48,865, and (b) amounts transferred from Trade accounts receivable and Other receivables, totaling R$ 11,354; (2) Refers substantially to reversal of estimated inventory loss, net, recognized in income (loss) for the year under “Other operating revenues” caption; and (3) is comprised of: (a) Final adjustments in the allocation of the acquisition price of the Santa Candida and Paraíso plants in the negative amount of R$ 9,509, (b) acquisition of RWXE in the amount of R$ 158 (c) acquisition of Ryballa in the amount of R$ 20,948 and (d) acquisition of Raízen Argentina in the amount of R$ 3,616,311.

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

Works in progress

The balances of construction in progress consist basically of: (i) stillage concentration project; (ii) project for receiving the chopped sugar cane and separate the straw for the co-generation of energy; (iii) installation of tanks to increase ethanol storage capacity; (iv) investments for industrial maintenance and improvement, agricultural automation, in addition to safety, health and environment and administrative investments; (v) construction projects for new fuel distribution terminals and the expansion, modernization and improvement of existing terminals; (vi) investments in Shell gas stations to replace fuel pumps, make environmental adaptations, polish the image, renovate and refurbish gas station convenience stores, purchase and install furniture and equipment for the gas station convenience stores; (vii) investments in major clients (B2B) such as the acquisition and installation of equipment, installation of gas stations in these major consumer clients; and (viii) expansion, modernization and improvement in airports, such as the acquisition of supply vehicles, expansion of the networks of hydrants and points of supply. During the year ended March 31, 2020, several projects of this nature were concluded, totaling R$ 929,426.

Borrowing cost capitalization

In the year ended March 31, 2020 the cost of loans capitalized in the Group were R$ 38,021 (R$ 30,825 in 2019). The annual weighted average rates of finance charges for certain debts were 7.41% in 2020 (6.67% in 2019).

Property, plant and equipment pledged

As of March 31, 2020, loans and financing are secured by land, building and machinery in the amounts of R$ 469,503 (R$ 679,146 in 2019).

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

15.	Intangible assets

	Software license	Goodwill	Brands	Agricultural partnership agreements	Sugarcane supply agreements	Contractual relationships with clients	Exclusive supply rights	Public concession rights of use	Technology	Grant right and other	Total
Cost:
March 31, 2019	566,371	2,621,269	532,348	18,411	181,516	284,735	216	12,541	185,061	25,975	4,428,443

Additions	81,377	—	—	—	—	—	—	—	—	358	81,735
Business combinations (Note 30)	813	18,944	—	—	—	30	—	—	—	—	19,787
Write-offs	(177)	—	—	—	—	—	—	—	—	—	(177)
Derecognition upon formation of the joint venture (Note 13)	(11,758)	—	—	—	—	—	—	—	—	—	(11,758)
Transfers	39,582	—	—	(288)	—	—	—	—	—	26,003	65,297
Effect of foreign currency translation and other	2,949	—	—	—	—	—	—	—	—	3,072	6,021

March 31, 2020	679,157	2,640,213	532,348	18,123	181,516	284,765	216	12,541	185,061	55,408	4,589,348

Accumulated amortization:
March 31, 2019	(369,236)	(431,380)	(422,955)	(18,411)	(101,914)	(10,235)	(216)	(12,541)	(72,337)	(20,989)	(1,460,214)

Amortization for the year	(73,053)	—	(52,504)	555	(7,767)	(1,767)	—	—	(18,513)	(65)	(153,114)
Write-offs	164	—	—	—	—	—	—	—	—	—	164
Business combinations (Note 30)	(582)	—	—	—	—	—	—	—	—	—	(582)
Derecognition upon formation of the joint venture (Note 13)	830	—	—	—	—	—	—	—	—	—	830
Transfers	(166)	—	—	—	288	—	—	—	—	—	122
Effect of foreign currency translation	(399)	—	—	—	—	—	—	—	—	—	(399)

March 31, 2020	(442,442)	(431,380)	(475,459)	(17,856)	(109,393)	(12,002)	(216)	(12,541)	(90,850)	(21,054)	(1,613,193)

Net residual value:
March 31, 2020	236,715	2,208,833	56,889	267	72,123	272,763	—	—	94,211	34,354	2,976,155

March 31, 2019	197,135	2,189,889	109,393	—	79,602	274,500	—	—	112,724	4,986	2,968,229

(1)	Refers to the net transfer from Property, plant and equipment.

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

	As of March 31, 2019
	Software license	Goodwill	Brands	Agricultural partnership agreements	Sugarcane supply agreements	Contractual relationships with clients	Exclusive supply rights	Public concession rights of use	Technology	Other	Total
Cost:
March 31, 2018	470,754	2,383,350	532,348	18,411	181,516	362,834	3,727,500	12,541	183,730	24,760	7,897,744

Initial adoption of IFRS 15	—	—	—	—	—	(362,834)	(3,727,284)	—	—	(216)	(4,090,334)

April 1, 2018	470,754	2,383,350	532,348	18,411	181,516	—	216	12,541	183,730	24,544	3,807,410

Additions	46,797	—	—	—	—	—	—	—	1,331	—	48,128
Write-offs	(1,674)	—	—	—	—	—	—	—	—	—	(1,674)
Transfers (1)	47,040	—	—	—	—	—	—	—	—	73	47,113
Business combinations	3,570	237,919	—	—	—	284,735	—	—	—	—	526,224
Effect of foreign currency translation	(116)	—	—	—	—	—	—	—	—	—	(116)
Other	—	—	—	—	—	—	—	—	—	1,358	1,358

March 31, 2019	566,371	2,621,269	532,348	18,411	181,516	284,735	216	12,541	185,061	25,975	4,428,443

Amortization:
March 31, 2018	(327,419)	(431,380)	(370,451)	(15,475)	(91,198)	(113,632)	(1,770,924)	(12,195)	(53,964)	(21,205)	(3,207,843)

Initial adoption of IFRS 15	—	—	—	—	—	113,632	1,770,708	—	—	216	1,884,556

April 1, 2018	(327,419)	(431,380)	(370,451)	(15,475)	(91,198)	—	(216)	(12,195)	(53,964)	(20,989)	(1,323,287)

Amortization in the year	(45,325)	—	(52,504)	(2,687)	(10,965)	(10,235)	—	(346)	(18,373)	—	(140,435)
Write-offs	1,662	—	—	—	—	—	—	—	—	—	1,662
Transfers (1)	1,752	—	—	(249)	249	—	—	—	—	—	1,752
Effect of foreign currency translation	94	—	—	—	—	—	—	—	—	—	94

March 31, 2019	(369,236)	(431,380)	(422,955)	(18,411)	(101,914)	(10,235)	(216)	(12,541)	(72,337)	(20,989)	(1,460,214)

Net residual value:
March 31, 2019	197,135	2,189,889	109,393	—	79,602	274,500	—	—	112,724	4,986	2,968,229

March 31, 2018	143,335	1,951,970	161,897	2,936	90,318	249,202	1,956,576	346	129,766	3,555	4,689,901

(1)

On March 31, 2019, it included a net transfer from Property, plant and equipment in the amount of R$ 48,865; and (2) was comprised of: (a) Final adjustments in the allocation of the acquisition price of the Santa Candida and Paraíso plants in the amount of R$ 21,135, (b) acquisition of RWXE in the amount of R$ 24,626 (c) acquisition of Ryballa in the amount of R$ 5,400 and (d) acquisition of Raízen Argentina in the amount of R$ 475,063.

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

Goodwill

Refers to goodwill paid for expected future profitability, amortized on a straight-line basis up to March 31, 2009, when, as required by IAS 38 - Intangible Assets, it was no longer amortized. On March 31, 2020 and 2019, goodwill balance is as follows:

	2020	2019
Acquisition of Costa Rica Canavieira Ltda.	57,169	57,169
Acquisition of Cerrado Açúcar e Álcool S.A.	24,660	24,660
Acquisition of RESA (former Cosan S.A. Açúcar e Álcool)	558	558
Acquisition of Univalem S.A. Açúcar e Álcool	5,018	5,018
Acquisition of Usina Açucareira Bom Retiro S.A.	81,575	81,575
Acquisition of Usina Benálcool	149,247	149,247
Acquisition of Usina Santa Luíza	42,348	42,348
Acquisition of Usina Zanin Açúcar e Álcool	98,380	98,380
Acquisition of Vertical	4,313	4,313
Acquisition of Corona Group	380,003	380,003
Acquisition of Destivale Group	42,494	42,494
Acquisition of Mundial Group	87,435	87,435
Establishment of FBA – Franco Brasileira S.A. Açúcar e Álcool	4,407	4,407
Merger of Curupay S.A. Participações	109,841	109,841
Capital payment at Mundial	14,800	14,800
Acquisition of Santa Cândida and Paraíso plants	431,272	431,272
Acquisition of RWXE	8,430	8,430
Acquisition of Ryballa	5,400	5,400

Total RESA	1,547,350	1,547,350

Acquisition of Latina	70,432	70,432
Acquisition of Raízen Argentina	221,898	202,954
Business combination of Cosan Combustíveis Lubrificantes S.A.	348,103	348,103
Other	21,050	21,050

Total RCSA	661,483	642,539

Total combined consolidated	2,208,833	2,189,889

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

Impairment analysis for cash generating units containing goodwill

The Group tests goodwill for impairment at least on an annual basis.

At RCSA, the Management, to determine recoverable value, uses the value in use method, which is based on projection of expected discounted cash flows of cash generating units (“CGU”) determined by Management based on budgets that take into consideration assumptions related to CGU and its respective location. Business management of RCSA in Brazil considers them as an integrated distribution chain comprising a single cash generating unit, using information available in the market and prior performances.

Discounted cash flows were prepared for a period of five years and taken to perpetuity without considering real growth rate, based on past performance and on expected market development. Cash flows deriving from continued use of related assets are adjusted at specific risks and use pre-tax discount rate, calculated as 5.12% p.a. (7.90% in 2019).

Main assumptions used: prices based on domestic market expectation, growth rates estimated for business line and extrapolations of growth rates based on Gross Domestic Product (GDP) of Brazil. Every future cash flow was discounted at rates that reflect specific risks related to relevant assets in each cash generating unit.

In RESA, goodwill is allocated to CGU’s identified according to operating region. As of March 31, 2020 and 2019, the regional branches are presented as follows:

Operating region	Amount
Piracicaba	144,144
Jaú	431,830
Araraquara	545,391
Araçatuba	303,401
Assis	109,841
Other	12,743

Total RESA goodwill	1,547,350

RESA, to determine recoverable value, uses the value in use method, which is based on projection of expected discounted cash flows of cash generating units determined by Management based on budgets that take into consideration assumptions related to each CGU using information available in the market and prior performances. Discounted cash flows were prepared over a period of 20 years and taken to perpetuity without considering real growth rate, according to the reasonable recovery time of the assets related to the activities of the RESA’s economic industry. Actual growth rate was not considered in the cash flow period nor in perpetuity, based on past performance and on expected market development. The discount rate used was 5.12% per annum (6.72% in 2019).

The main assumptions used for RESA were as follows: expected sales price of commodities in the long-term, productivity of agricultural areas, performance of Total Recoverable Sugar (“ATR”), and operating and administrative costs. Every cash flow was discounted at rates that reflect specific risks related to relevant assets in each cash generating unit.

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

As a result of annual tests, non-significant loss was recognized in the years ended March 31, 2020, 2019 and 2018. As aforementioned, determination of assets recoverability depends on the accomplishment of certain assumptions that are influenced by market, technological, and economic conditions prevailing at the time in which recoverability is tested and, therefore, it is not possible to determine if recoverability losses will occur in the future and, in case they occur, if they will be material.

16. Suppliers

	2020	2019
Suppliers - Agreements (i)	5,837,811	3,944,160
Suppliers of materials and services (ii)	2,938,447	2,329,360
Oil products suppliers (iii)	1,029,535	1,203,637
Ethanol suppliers (iii)	116,730	317,237
Sugarcane suppliers (iv)	304,492	231,161

	10,227,015	8,025,555

Domestic (domestic currency)	4,087,542	3,869,922
Abroad (foreign currency) (Note 27.d)	6,139,473	4,155,633

	10,227,015	8,025,555

(i)

The Group has Agreements Related to Payments to financial institutions (“Agreements”) that permit certain suppliers to advance their receivables referring to products and services rendered to the Group, directly with financial institutions. In said Agreements, supplier may choose to grant or not and the financial institutions decide whether to acquire or not said credit, without interference from the Group. Using the Agreements does not imply any change in notes issued by the suppliers, and the same original value and payment term conditions are maintained, which, as average, is around 60 to 90 days, period that is consistent with the Group’s recurring operating cycle.

(ii)

The balance payable to suppliers of materials and services mostly consists of acquisitions of machinery and equipment for production facilities, distribution hubs and own reseller stations, hired services.

(iii)	The balances payable to suppliers of ethanol, oil and oil by-products consist of purchases made by the Group.
(iv)

Sugar cane harvesting, which usually takes place between April and December every year, has a direct impact on the balance of trade accounts payable to sugar cane suppliers and for cutting, loading and transportation services.

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

17.	Lease

(a)	Rights of use

	Land	Properties	Aircrafts, crafts and vehicles	Machinery and equipment	Industrial park	Total
Cost or evaluation

March 31, 2019	—	—	—	—	—	—

Initial adoption of IFRS 16 (Note 2.4.1)	3,582,128	209,420	435,474	173,589	84,012	4,484,623

April 1, 2019	3,582,128	209,420	435,474	173,589	84,012	4,484,623

Additions	936,280	63,226	220,897	75,330	—	1,295,733
Write-off	(121,481)	(23,995)	(77,750)	(86,013)	—	(309,239)
Remeasurements (1)	609,565	6,816	50,205	(39,107)	5,340	632,819
Derecognition upon formation of the joint venture (Note 13)	—	—	(755)	—	—	(755)
Business combinations (Note 30)	—	111	—	—	—	111
Effect of foreign currency translation	51,311	17,101	133,083	—	—	201,495

Closing balance	5,057,803	272,679	761,154	123,799	89,352	6,304,787

Amortization:

March 31, 2019	—	—	—	—	—	—

Amortization for the year	(822,788)	(87,893)	(194,283)	(42,293)	(5,832)	(1,153,089)
Write-off	—	207	304	231	—	742
Derecognition upon formation of the joint venture (Note 13)	—	—	233	—	—	233
Business combinations (Note 30)	—	(87)	—	—	—	(87)
Transfers	—	(77)	—	77	—	—
Effect of foreign currency translation	(5,031)	(11,447)	(35,170)	(1,542)	—	(53,190)

Closing balance	(827,819)	(99,297)	(228,916)	(43,527)	(5,832)	(1,205,391)

Net residual value:	4,229,984	173,382	532,238	80,272	83,520	5,099,396

(1)	Remeasurements it is mainly related to the agriculture lease and partnership contracts (CONSECANA’s index variation).

We present below the weighted average amortization rates by rights of use class as of March 31, 2020:

Class	Average rate (% per annum)
Land	19%
Properties	31%
Aircrafts, crafts and vehicles	36%
Machinery and equipment	24%
Industrial park	7%

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

(b)	Lease liabilities

As of March 31, 2020, the lease liabilities are as follows:

March 31, 2019	—

Initial adoption of IFRS 16 (Note 2.4.1)	3,630,867

April 1, 2019	3,630,867

Additions	1,244,591
Write-offs	(291,247)
Payment	(1,114,229)
Interest	334,365
Transfers	(47,554)
Remeasurements (1)	517,142
Derecognition upon formation of the joint venture (Note 13)	(645)
Business combinations (Note 30)	34
Effect of foreign currency translation	138,424

March 31, 2020	4,411,748

Domestic (domestic currency)	3.883.154
Abroad (foreign currency) (Note 27.d)	528.594

4,411,748

Current	(1,174,750)

Non-current	3,236,998

(1)	Remeasurements it is mainly related to the agriculture lease and partnership contracts (CONSECANA’s index variation).

The weighted average incremental rate applied to the Group’s lease liabilities as of March 31, 2020, was 8,60% per annum.

As of March 31, 2020, the maturity profile of the lease liabilities with thirds and related parties (note 11.a.5), is as follows:

Periods (in months):	Present value	Future value
1–12	1,098,420	1,438,687
13–24	914,516	1,217,425
25–36	759,022	994,029
37–48	582,606	762,328
49–60	431,644	568,629
61–72	327,701	432,863
73–84	274,594	354,404
85–96	188,576	248,074
97–120	143,665	186,596
>121	431,568	611,243

	5,152,312	6,814,278

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

18.	Loans and financing

Purpose	Final maturity	Index		Annual effective average interest rate (1)		Total
				2020	2019	2020	2019
Classification of debts per currency:
Denominated in Reais						9,624,179	7,057,095
Denominated in North-American Dollars (US$) and Euro (€) (Note 27.d)						15,736,428	10,247,475

						25,360,607	17,304,570

Type of debts (2):
Export prepayments	Oct 2025	US$	+ Libor	2.93%	3.92%	8,723,426	4,867,197
Export prepayments	Sep 2020		Fixed rate	3.74%	3.74%	1,051,686	785,148
Certificate of Agribusiness Receivables (CRA)	Jul 2029		CDI	3.57%	6.27%	2,947,187	3,314,775
Certificate of Agribusiness Receivables (CRA)	Jul 2029		IPCA	7.33%	8.85%	2,389,708	1,460,441
Senior notes due 2027	Jan 2027	US$		5.30%	5.30%	2.965.837	2,063,312
Financial Rural Product Note (“CPR-F”)	Nov 2023		CDI	4.35%	—	2,017,441	—
Schuldschein	Oct 2021		Fixed rate -	€2.88%	2.88%	382,920	292,621
Schuldschein	Sep 2022		Euribor	1.79%	1.87%	609.190	473,934
Debentures	Nov 2023		IPCA + interest	7.06%	10.52%	1,115,357	430,795
Term Loan Agreement	Apr 2024	US$	+ Libor	2.95%	3.86%	1,051,523	1,765,263
Advance on exchange contract (“ACC”)	Sep 2020		—	1.71%	—	880,423	—
National Bank for Social and Economic Development (“BNDES”)	Mar 2024		URTJLP	6.25%	9.20%	10,536	35,384
BNDES	Dec 2030		Fixed rate	3.59%	3.92%	384,006	565,927
BNDES	Apr 2024		UMBND	6.67%	6.67%	37,684	37,180
BNDES	Dec 2038		IPCA	7.36%	—	128,956	—
Financiadora de Estudos e Projetos (“Finep”)	Nov 2022		Fixed rate	5.00%	—	88,278	—
Finame/Leasing	Jan 2025		Fixed rate	6.64%	6.59%	57,571	76,477
Finame/Leasing	Mar 2021		URTJLP	8.29%	10.32%	45	89
Resolution 2471 (PESA)	Apr 2023		IGP-M	7.53%	9.42%	328,965	594,381
Resolution 2471 (PESA)	Oct 2025		Fixed rate	3.00%	3.00%	46	53
Credit Notes	Oct 2020		CDI	3.91%	6.86%	84,941	171,205
Loan 4131	Dec 2020		Fixed rate	4.34%	—	54,778	—
Working capital	Aug 2020		CDI	4.41%	—	33,458	—
Working capital	Apr 2020		FED	0.83%	—	16,645	—
Rural credit	Nov 2023		CDI		6.05%	—	370,388

						25,360,607	17,304,570

Expenses incurred with the placement of the securities:
Certificate of Agribusiness Receivables (CRA)						(15,590)	(21,313)
CPR-F						(12,426)	—
BNDES						(2,229)	(2,782)
Senior notes due 2027						(2,074)	(1,419)
Export prepayments						(397)	(13,642)
Finep						(199)	—
Debentures						(180)	(539)
Term Loan Agreement						(142)	(574)

						(33,237)	(40,269)

						25,327,370	17,264,301

Current						(5,334,083)	(1,922,661)

Non-current						19,993,287	15,341,640

(1)	The annual effective interest rate is the contract rate plus, Libor (London InterBank Offered Rate), Euribor (European Interbank Offered Rate), URTJLP, IGP-M, UMBND, IPCA and CDI, where applicable.
(2)

Loans and financing are usually secured by Group’s promissory notes. In some cases, they even have real guarantees such as: (i) credit receivables from energy sale agreements (BNDES); (ii) CTN (Note 10) and mortgage of land (PESA); (iii) property, plant and equipment; and (vi) lien of asset under financing (Finame/PESA).

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

Installments falling due in the long term, less the amortizations of expenses incurred with the placement of the debts, have the following schedule:

Periods (in months):	2020
13–24	1,896,391
25–36	2,525,132
37–48	2,924,353
49–60	4,037,137
61–72	2,592,399
73–84	3,218,552
85–96	912,311
>97	1,887,012

19,993,287

The details of the Group’s main loans and financing are described below:

(a)	Export prepayments and Committed Back-up Credit Facility

The Group entered into Export prepayment contracts with several financial institutions for financing of future sugar export. As of March 31, 2020, Export prepayments payable is as follows:

				Amount
Engagement	Company	Bank	Maturity	R$	US$
Oct 2015	RCSA	MUFG Bank Ltd	Sep 2020	404,000	100,000
Oct 2015	RCSA	MUFG Bank Ltd	Sep 2020	393,600	100,000
Nov 2015	RCSA	Sumitomo Mitsui Banking	Nov 2021	189,625	50,000
Dec 2015	RCSA	Mizuho Bank. Ltd.	Dec 2021	199,155	50,000
Nov 2017	RCSA	The Bank of Nova Scotia	Nov 2023	160,960	50,000
Nov 2017	RCSA	The Bank of Nova Scotia	Nov 2023	804,800	250,000
Dec 2015	RESA	Ing Bank S.A.	Dec 2020	192,740	50,000
Aug 2018	RESA	The Bank of Nova Scotia	Aug 2024	613,378	150,000
Aug 2018	RESA	BNP Paribas	Aug 2025	515,675	125,000
Sep 2018	RCSA	Credit Agricole Corporate	Aug 2023	208,260	50,000
Sep 2018	RCSA	Credit Agricole Corporate	Sep 2024	1,201,170	300,000
Oct 2018	RCSA	Mizuho Bank. Ltd.	Oct 2025	193,590	50,000
Mar 2020	RESA	Citibank	Sep 2020	326,248	65,000
June 2019	RCSA	Bank of America	Sep 2025	291,809	70,000
Jan 2020	RCSA	JP Morgan	July 2020	103,462	25,000
Feb 2020	RCSA	JP Morgan	Aug 2020	43,466	10,000

During the year ended March 31, 2020, RCSA paid certain Export prepayments and other loans, in the amount of R$ 744,246.

Additionally, on April 29, 2019, RCSA withdraw the total remaining amount of US$ 300,000 thousand corresponding to R$ 1,175,265 of this credit facility Committed Back-up Credit Facility that held with the international bank syndicate with final maturity in April 2025.

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

(b)	CRA

As of March 31, 2020, these contracts payable are as follows:

Engagement	Company	Issuer	Issue	Series	Maturity	Principal	Funding expenditures
Oct 2014	RESA	Gaia Agro Securitizadora S.A. (1)	10th	2nd	Dec 2021	101,987	1,887
Jun 2015	RESA	Gaia Agro Securitizadora S.A.	14th	Single	June 2021	675,000	12,492
May 2016	RESA	RB Capital Companhia de Securitização	1st	3rd	May 2022	465,706	9,328
May 2016	RESA	RB Capital Companhia de Securitização (1)	1st	4th	May 2023	214,428	4,191
May 2017	RESA	RB Capital Companhia de Securitização	1st	6th	Apr 2023	738,814	13,273
May 2017	RESA	RB Capital Companhia de Securitização (1)	1st	7th	Apr 2024	230,877	4,192
Dec 2017	RCSA	RB Capital Companhia de Securitização	1st	11th	Dec 2023	501,489	8,634
Dec 2017	RCSA	RB Capital Companhia de Securitização (1)	1st	12th	Dec 2024	204,024	3,512
Mar 2019	RESA	RB Capital Companhia de Securitização	6th	1st	Mar 2025	300,000	6,585
Mar 2019	RESA	RB Capital Companhia de Securitização (1)	6th	2nd	Mar 2026	600,000	13,170
July 2019	RESA	True Securitizadora S.A.	6th	1st	July 2029	228,190	5,656
July 2019	RESA	True Securitizadora S.A.	6th	2nd	July 2029	787,658	19,525

(1)	Funding costs were partially offset in the result of the Group since certain debts with linked swaps had been stated at fair value through profit or loss.

As of December 16, 2019, contracts were settled at the principal amount of R$ 573,013.

Funds raised were used in Group’s activities, which are substantially related to agribusiness, in the ordinary course of its business, which is understood as transactions, investments and financing needs related to production, trading, processing or industrialization of agricultural products and inputs or of machinery and inputs used in agricultural activity.

(c)	Senior notes due 2027

On January 20, 2017, Raízen Fuels issued Senior Notes in the international market according to “Regulations S and 144A”, in the amount of US$ 500,000 thousand, which are subject to interest of 5.30% p.a., payable on a half-annual basis in January and July every year and payment of principal in January 2027. As provided for in Offering Memorandum of the issuance, net funds obtained in the ambit of the Offer were used for prepayment of existing debts.

(d)	Rural Product Note

During the year ended March 31, 2020, RESA entered into Rural Product Bills (CPRs), whose details are as follows:

Engagement	Bank	Maturity	Principal	Funding expenditures
Nov 2019	Banco Bradesco S.A.	Nov 2029	750,000	8,764
Dec 2019	Banco Bradesco S.A.	Nov 2029	250,000	3,984
Dec 2019	Banco Bradesco S.A.	Mar 2025	200,000	—
Dec 2019	Banco Bradesco S.A.	Sep 2020	800,000	—
Mar 2025	Banco Bradesco S.A.	Sep 2020	200,000	—

The funds raised will be used in soil preparation, sugarcane planting and treatment.

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

(e)	Schuldschein

As of March 31, 2020, these contracts payable by RESA are as follows:

				Amount
Engagement	Bank	Annual effective average interest	Maturity	R$	€
Oct 2014	Citibank, N.A., London branch	2.88% p.a. + Euro €	Oct 2021	201,043	66,000
Jan 2015	Citibank, N.A., London branch	1.69% p.a. + Euro €	Jan 2022	121,052	40,000
Sep 2015	Citibank, N.A., London branch	1.99% p.a. + Euro €	Sep 2022	264,164	60,000

(f)	Debentures

In November 2019, CVM granted to RESA, registration of its 4th Public Issuance of Simple Debentures through which 900,000 simple, unsecured debentures, not convertible into shares were issued in three series, with par value of R$1,000, totaling R$900,000 and detailed as follows:

Series	Index	Annual interest rate	Annual effective average interest rate	Principal	Date of receipt	Maturity	Funding expenditures
4th	IPCA	3.54%	7.72%	900,000	11/28/2019	11/16/2029	8,187

As of October 15, 2019, RESA settled the 3rd series debentures of 1st issuance executed into on October 15, 2013 in the amount of R$ 239,663, and R$ 212,513 - principal and R$ 27,120 - interest.

(g)	Term Loan Agreement (Syndicated loan)

On March 30, 2015, Raízen Luxembourg S.A (subsequently merged by Raízen Fuels), RESA’s subsidiary, contracted a loan from a syndicate comprised of several global commercial banks in the amount of US$ 450,000 thousands. Said contract is subject to USD exchange-rate change and quarterly Libor interest plus annual fixed interest of 1.2%, resulting in effective average interest rate of 4.02% p.a. with quarterly maturity and maturity dates on April 27, 2020.

On March 25, 2019, Raízen Fuels, RESA’s subsidiary, contracted a new loan from a syndicate in the amount of US$ 200,000 thousands, with a partial amortization of the loan above. Said contract is subject to quarterly Libor interest plus annual fixed interest of 1.05% p.a., resulting in effective average interest rate of 3.65% p.a. with quarterly interest and final maturity dates on April 30, 2024. By means of this contract, Raízen Fuels also has obtained a revolving credit facility of USD 300,000 thousands, also due in April 2024. In the year ended on March 31, 2020, the mentioned credit facility had not been used.

On March 25, 2020, Raízen Fuels settled the amount of US$ 250,000 thousands, equivalent to R$ 1,217,575, with Banco Credit Agricole.

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

(h)	ACC

As of March 31, 2020, these contracts payable by RESA are as follows:

				Amount
Engagement	Bank	Annual effective average interest rate	Maturity	R$	US$
Mar 2025	BNP Paribas	Fixed rate	Sep 2020	424,521	90,000
Mar 2025	Banco do Brasil	Fixed rate	Sep 2020	399,633	79,250

(i)	BNDES

Correspond to funds raised by the Group, destined to financing co-generation projects, investments in fuel terminals, greenfield, brownfields for renewal and implementation of new sugarcane fields (Prorenova) and construction of plant for E2G production.

On March 31, 2020, the Raízen Group has available credit facilities of financing from BNDES, unused, amounting to R$ 216,474 (R$ 459,696 in 2019). The use of these credit facilities depends on the fulfillment of certain contractual conditions.

(j)	PESA - Resolution 2471

In the period from 1998 to 2000, RESA renegotiated with several financial institutions its debts related to financing of agricultural costs, reducing their financial cost to annual interest rates lower than 7.53%, ensuring amortization of debt with granting and transfer of National Treasury Certificates, redeemable upon debt settlement, using incentive promoted by Brazilian Central Bank Resolution no. 2,471, of February 26, 1998. Said debt may be automatically settled through redemption of CTN’s and compliance with contract provisions.

In the year ended March 31, 2020, RESA offset PESA contracts in the amount of R$ 271,844 (R$ 380,984 in 2019) through redemptions of the CTNs.

(k)	Rural credit

On April 18, 2018, RESA signed several agricultural credit agreements in the amount of R$ 350,000 with Banco Bradesco S.A. for use in soil preparation, planting and crop treatments. Annual interest of 6.05% is levied on the contracts, with final maturity in April 2020.

On March 18, 2020, RESA settled the agricultural credit agreements in the amount of R$ 350,000 with Banco Bradesco S.A.

(l) Covenants

The Group is not subject to comply with financial ratios, being subject only to certain covenants in loans and financing contracts, such as “cross-default” and “negative pledge”, which are being fully complied with by the Group.

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

(m)	Fair value

On March 31, 2020 and 2019, carrying amount and fair value of loans are as follows:

	Carrying amount		Fair value (1)		Financial income (loss)
Description	2020	2019	2020	2019	2020	2019	2018
Export prepayments	8,417,336	5,178,416	8,473,101	5,260,489	26,308	(82,586)	6,442
Term Loan Agreement	1,088,770	974,843	1,099,825	984,650	(1,248)	(5,810)	(922)
Senior notes due 2027	2,754,881	1,870,617	3,094,581	1,965,500	(244,817)	(122,158)	27,275
Schuldschein	992,495	731,338	1,028,186	766,967	(61)	8,980	(13,019)
Certificate of Agribusiness Receivables (CRA)	2,324,909	1,448,712	2,383,604	1,460,441	(46,966)	(11,729)	—
Debentures	930,273	—	893,415	—	36,858	—	—
Loan 4131	56,666	—	57,356	—	(43)	—	—

	16,565,330	10,203,926	17,030,068	10,438,047	(229,969)	(213,303)	19,776

(1)	As of March 31, 2020 and 2019, includes the fair value evaluation for R$ 464,738 and R$ 234,121, respectively.

Other loans and financing do not have a value quoted, but the fair value is close to the book value due to their exposure to variable interest rates and insignificant changes in the Group’s credit risk which may be accrued by comparing securities quoted and aforementioned.

(n)	Other information

Revolving Credit Facility

Raízen Fuels, wholly owned subsidiary of Raízen Energia, has a total revolving credit facility of US$ 300,000, not used up to the issuance of these combined consolidated financial statements as follows:

Beneficiary	Institution	Amount in USD	Maturity
Raízen Fuels	Bank syndicate	300,000	Apr 2024

Additionally, the Group has a revolving credit line called Revolving Credit Facility, with its shareholders, in the amount of US$ 700,000 thousands (Note 11.d), totaling US$ 1,000,000 thousand.

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

19.	Income tax and social contribution

(a)	Reconciliation of income and social contribution tax expenses:

	2020	2019	2018
Income before income tax and social contribution	3,461,517	2,777,134	3,154,016
Income tax and social contribution at nominal rate (34%)	(1,176,916)	(944,225)	(1,072,365)
Adjustments for calculation of effective rate:
JCP	51,498	65,416	65,960
Equity result	(3,192)	10,536	(7,284)
Capital gain on dilution of ownership interest	81,780	—	—
Gifts, donations, class association	(6,852)	(9,643)	(8,011)
Special regime for the reintegration of tax amounts for exporting companies - (“Reintegra”)	1,872	4,481	32,812
Investment grant - ICMS	27,244	31,662	26,141
Government grants	—	85,224	—
Difference between deemed income and taxable income rates	10,987	78,826	106,052
		—	—
Credits from indemnity suits	—	75,267	—
Exchange variation on investee abroad	702	17,201	6,334
Argentinian Special Regime for revaluation of assets	—	56,263	—
Other	(52.723)	(13,027)	7,329

Income tax and social contribution expense	(1,065,600)	(542,019)	(843,032)

Effective rate	29.9%	19.5%	26.7%

(b)	Recoverable income tax and social contribution (current and non-current):

	2020	2019
IRPJ	750,114	844,938
CSLL	235,473	283,069
Tax credits of entity abroad	334,904	332,732

	1,320,491	1,460,739
Current assets	(778,694)	(1,018,941)

Non-current assets	541,797	441,798

(c)	Income tax and social contribution payable (Current)

	2020	2019
IRPJ	50,723	23,601
CSLL	11,569	4,820
Tax debts of entity abroad	166,802	71,161

	229,094	99,582

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

(d)	Deferred income tax and social contribution, net:

				2020	2019
Assets (liabilities)	Basis	IRPJ 25%	CSLL 9%	Total	Total
Tax losses	3,490,945	872,736	—	872,736	504,662
Negative basis for social contribution	3,370,646	—	303,358	303,358	178,843
Temporary differences:
Net exchange variation	4,498,033	1,124,508	404,823	1,529,331	279,397
Estimated loss for goodwill write-off	166,656	41,664	14,999	56,663	56,663
Remuneration and employee benefits	345,547	86,387	31,099	117,486	102,781
Fair value of inventories	197,162	49,291	17,744	67,035	—
Provision for legal disputes	907,545	226,886	81,679	308,565	251,234
Provisions and other temporary differences	1,293,453	323,364	116,860	440,224	306,749

Total deferred tax assets		2,724,836	970,562	3,695,398	1,680,329

Amortized tax goodwill	(1,914,975)	(478,744)	(172,348)	(651,092)	(619,902)
Refund of ICMS	(250,691)	(62,673)	(22,562)	(85,235)	(71,575)
Result unrealized with derivatives	(4,244,034)	(1,061,009)	(381,963)	(1,442,972)	(300,223)
Property plant and equipment assets’ useful life review	(2,089,697)	(522,425)	(188,072)	(710,497)	(626,408)
Fair value of inventories	—	—	—	—	(12,840)
Revaluation of property plant and equipment	(2,060,562)	(515,140)	(185,451)	(700,591)	(546,633)
Fair value of assets from contracts with clients	(212,018)	(53,004)	(19,082)	(72,086)	(78,350)
Fair value of property plant and equipment, intangible assets and others	(997,644)	(249,411)	(89,788)	(339,199)	(358,557)
Fair value in the formation of the joint venture	(526,361)	(131,590)	(47,373)	(178,963)	—
Cost of capitalized loans	(274,636)	(68,658)	(24,718)	(93,376)	(94,810)
Biological assets	(131,368)	(32,842)	(11,823)	(44,665)	(34,304)

Total deferred tax liabilities		(3,175,496)	(1,143,180)	(4,318,676)	(2,743,602)

Total deferred taxes		(450,660)	(172,618)	(623,278)	(1,063,273)

Deferred taxes - Assets, net				1,279,947	507,655
Deferred taxes - Liabilities, net				(1,903,225)	(1,570,928)

Total deferred taxes				(623,278)	(1,063,273)

(d.1)	Net movement in deferred tax liabilities:

	2020	2019	2018
Balance at the beginning of the year	(1,063,273)	(293,871)	(337,450)

Initial adoption of IFRS 9	—	1,175	—

Adjusted opening balance	(1,063,273)	(292,696)	(337,450)

Credit in income (loss)	279,992	6,226	119,925
Deferred taxes on other comprehensive income	238,415	161,916	(20,482)
Reversal of deferred tax liabilities			(35,530)
Business combinations (Note 30)	69,588	(967,418)	—
Derecognition upon formation of the joint venture (Note 13)	(1,164)	—	—
Write-off by disposal of subsidiary	22,931
Effect of foreign currency translation	(172,434)	26,547	—
Others	2,667	2,152	(20,334)

Balance at the end of the year	(623,278)	(1,063,273)	(293,871)

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

(d.2)	Realization of deferred tax assets:

When evaluating deferred taxes’ recovery capacity, Management considers future taxable income projections and movements in temporary differences. Deferred tax assets are recognized only when it is probable that they will be used in the future. Possibility of using tax losses and negative bases’ balances does not expire, but the use of these losses accumulated in prior years is limited to 30% of taxable annual income.

On March 31, 2020, the Group expects to realize deferred tax assets as follows, including tax loss assets in certain companies, negative basis and temporary differences:

Years:	Total
2021	563,965
2022	327,541
2023	306,690
2024	267,141
2025	811,655
>2025	1,418,406

Total	3,695,398

20.	Legal disputes and judicial deposits

Breakdown of legal disputes considered as probable loss

As of March 31, 2019 and 2020, balances of said claims to be reimbursed and claims that are not reimbursable to shareholders in the scope of Group’s formation (Note 11.a) are as follows:

	2020	2019
Tax	850,656	876,513
Civil	240,096	192,384
Labor	398,498	308,843
Environmental	69,633	100,182

	1,558,883	1,477,922

Non-reimbursable legal disputes	428.374	352,402
Reimbursable legal disputes	1.130.509	1,125,520

	1,558,883	1,477,922

When the Group was setup it was agreed that Cosan and Shell would reimburse the Group for legal disputes that were ongoing or originated before its formation, thus, the Group should reimburse Cosan and Shell regarding the judicial deposits made on the date before its formation.

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

As of March 31, 2019 and 2020, balances of refundable deposits and deposits that are not refundable to shareholders, in the scope of Group’s formation process (Note 11.a) are as follows:

	2020	2019
Tax	314,570	310,622
Civil	35,273	36,194
Labor	121,910	102,301

	471,753	449,117

Own judicial deposits	226,040	191,688
Refundable judicial deposits	245,713	257,429

	471,753	449,117

(i)	Non-reimbursable legal disputes

	Tax	Civil	Labor	Environmental	Total
March 31, 2019	41,228	59,307	203,736	48,131	352,402

Provisioned for the year (a)	38,436	7,501	223,442	2,523	271,902
Write-offs/reversals (a) / (b)	(20,264)	(7,655)	(125,960)	(12,693)	(166,572)
Derecognition upon formation of the joint venture (Note 13)	—	—	(350)	—	(350)
Write-off by disposal of subsidiary	(99)	—	(28)	—	(127)
Payments	(2,104)	(1,229)	(63,386)	(7,910)	(74,629)
Inflation adjustments and net exchange variation (b)	3,060	(147)	62,948	2	65,863
Effect of foreign currency translation and other	(134)	(37,348)	6,991	10,376	(20,115)

March 31, 2020	60,123	20,429	307,393	40,429	428,374

(a)

Recognized in income (loss) for the year under Sales taxes and General and administrative expenses captions and Other operating expenses, except for reversals of inflation adjustment, recognized in financial income (loss).

(b)	Calculated in income (loss) for the year in the heading “Financial income (loss)”.

(ii) Reimbursable legal disputes

	Tax	Civil	Labor	Environmental	Total
March 31, 2019	835,285	133,077	105,107	52,051	1,125,520

Provisioned for the year	39,242	44,463	14,523	4,838	103,066
Write-offs/reversals	(142,273)	(26,887)	(23,762)	418	(192,504)
Payments	(25,994)	(8,753)	(16,381)	(29,111)	(80,239)
Inflation adjustments and net exchange variation	84,273	25,240	11,618	1,008	122,139
Effect of foreign currency translation and other	—	52,527	—	—	52,527

March 31, 2020	790,533	219,667	91,105	29,204	1,130,509

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

(iii)	Total legal disputes

	Tax	Civil	Labor	Environmental	Total
March 31, 2019	876,513	192,384	308,843	100,182	1,477,922

Provisioned for the year	77,677	51,965	237,965	7,361	374,968
Write-offs/reversals	(162,537)	(34,542)	(149,722)	(12,275)	(359,076)
Derecognition upon formation of the joint venture (Note 13)	—	—	(350)	—	(350)
Write-off by disposal of subsidiary	(99)	—	(28)	—	(127)
Payments	(28,098)	(9,982)	(79,767)	(37,021)	(154,868)
Inflation adjustments and net exchange variation	87,333	25,093	74,566	1,010	188,002
Effect of foreign currency translation	(133)	15,178	6,991	10,376	32,412

March 31, 2020	850,656	240,096	398,498	69,633	1,558,883

(a)	Tax

	2020	2019
Social security charges (“INSS”)	5,315	4,575
Value-Added Tax on Sales and Services (“ICMS”) (1)	491,977	507,560
Excise tax (“IPI”) (2)	130,896	142,194
Social Integration Program (“PIS and Contribution for the Financing of Social Security (“COFINS”) (3)	58,589	57,442
Lawyers’ fees (4)	73,239	74,411
Income tax and Social Contribution (IRPJ and CSLL) (4)	78,352	77,107
Others	12,288	13,224

	850,656	876,513

Non-reimbursable legal disputes	60,123	41,228
Reimbursable legal disputes	790,533	835,285

	850,656	876,513

(1)	ICMS

Amount recorded as provision for ICMS credits is represented by: (a) tax assessments received that, despite being defended, are considered as probable loss by the Group’s legal advisors; (b) using finance credits and charges in matters on which understanding of the Group’s management and tax advisors differ from tax authorities’ interpretations, (c) questioning of the breach of accessory obligation (CAT Ordinance) in the period from January 2001 to December 2004, related to the methodology for calculating ICMS credits in the state of São Paulo, in the restated amount of R$ 118,115 (R$ 115,514 in 2019); and (d) ICMS credits on interstate operations after Law 87/96 of the States of Minas Gerais and Amazonas, comprising the period from 1996 to 2012, and referring to fuels purchased from Petrobras and resold by means of interstate transactions (exempt from ICMS tax), for which a provision was formed in the restated amount of R$ 278,992 (R$ 267,792 in 2019), since Shell obtained an unfavorable decision in the court of last resort.

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

(2)	IPI

Amount recorded as a provision for IPI credits is represented by: (a) tax assessment received referring to imported merchandise and other assessments; (b) offset of credits deriving from inputs used in exempt shipments; and, (c) “IPI Seletividade”, a matter recently judged by the Federal Supreme Court (“STF”) using the General Repercussion systematic process (General Repercussion No. 592.145, matter 080) in an unfavorable way to the corporate taxpayer.

(3)	PIS and COFINS

Amount recorded as a provision for PIS and COFINS credits is as follows: (a) contribution of period from 1997 to 1999 referring to merger of company; and (b) IPI credits used to offset PIS and COFINS deriving from inputs used in exempt shipments.

(4)	Lawyers’ fees

The Group contracts law firms to defend it in civil, tax and labor lawsuits. Some contracts provide for attorneys’ remuneration as a percentage on successful lawsuit value. The Group records a provision for amounts payable to law firms referring to lawsuits whose likelihood of loss is remote or after judicial decision in first instance for lawsuits whose likelihood of loss is possible.

(5)	IRPJ and CSLL

These refer to decisions related to different offsets carried out by PER/DCOMP - (Eletronic applications for refunds) related to IPI credits used to offset IRPJ and CSLL. Said offset stopped being homologated because a tax assessment notice was issued to stop recognition of credits based on the fact that, in the period from January 2008 to September 2010, (a) RCSA did not segregate and pay IPI owed at the rate of 8% on certain transactions classified in TIPI (table of IPI levy), and (b) RCSA did not reverse IPI credits referring to inputs used for industrialization of certain products classified in TIPI, considering that shipment of such products are not taxed.

In first item, controversy occurs due to divergence about classification of products as oil by-products and, in the second item, it occurs because authorities do not recognize the right to maintain IPI credits on shipment transactions that are exempt or not taxed.

(b)	Civil, labor and environmental

The Group is party to various civil actions consisting of (i) damages for material losses and pain and suffering; (ii) disputes on contracts;; (iii) repairing environmental damage caused by a fuel leak; and, (vi) contractual, real estate and credit recovery, including discussions about contract breaches, possession of the Group’s properties and recovery of amount not paid by clients.

The Group is also party to several labor complaints filed my former employees and employees of service providers who demand, among other things, payment for overtime work, night shift premium and hazardous duty premium, readmission into the job, return of payroll discounts, such as trade union optional and mandatory contributions, among others.

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

The main environmental actions are related to environmental remediation to be carried out at gas stations, distribution hubs, airports and client distribution centers and they include the removal of contaminated material, treatment of the land, laboratory tests and post-remediation monitoring.

Legal disputes are considered as possible loss and, thus, no provision for legal disputes has been recognized in the combined consolidated financial statements.

(a)	Tax

	2020	2019
ICMS (1)	4,869,363	4,468,161
INSS (2)	211,521	237,026
IPI (3)	344,029	330,217
Income tax and Social Contribution (IRPJ and CSLL) (4)	3,561,628	2,905,491
PIS, COFINS (4)	6,198,143	3,692,983
Offsets with IPI credit—IN 67/98 (5)	136,871	135,215
MP 470 Debt in installments (6)	189,882	186,431
Other	1,062,653	812,497

	16,574,090	12,768,021

Non-reimbursable legal disputes	8,146,261	4,183,433
Reimbursable legal disputes	8,427,829	8,584,588

	16,574,090	12,768,021

(1)	ICMS

Refers substantially to: (i) part related to fine of tax assessment issued due to alleged lack of ICMS payment and non-compliance with accessory obligation, in agricultural partnership for on-demand industrialization in periods from May 2005 to March 2006 and from May 2006 to March 2007; (ii) ICMS levied on crystal sugar for export that, as understood by tax agent, is classified as semi-finished product and, in accordance with ICMS regulation, would be subject to taxation; (iii) ICMS levied on alleged divergences on sugar and ethanol inventories deriving from comparison between magnetic tax files and inventory registration books; (iv) tax assessment related to charge of ICMS rate difference deriving from ethanol sales to companies located in other states of the Federation, which had their state registrations canceled; (v) requirement of ICMS deriving from disallowances of diesel credits used in agricultural-industrial production process, the defense was presented because it is essential to the activities of the Company based on article 155, §2, I of Federal Constitution and Complementary Law 87/96; (vi) lack of reversal of ICMS credits; (vii) lack of full reversal of ICMS-ST credits for ICMS tax substitution (“ICMS-ST”); (viii) non-compliance with ancillary obligations; (ix) ICMS-ST requirement in inter-state sales to industrial clients; (x) undue use of credits from Controls for ICMS tax Credits on property plant and equipment (“CIAP”); (xi) inventory difference; (xii) alleged undue use of credits related to ICMS-ST on diesel in the capacity of final consumer; (vii) alleged undue deemed credit taking; and (xiv) alleged undue use of tax credits related to freight (transportation services) since the subsequent operation is exempt or not taxed.

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

(2)	INSS

Possible legal disputes related to INSS involve mainly: (i) review of contingencies linked to IN MPS/SRP No. 03/2005, regarding the period from 2005 to 2011, which are currently assessed as a low probability of having an unfavorable result due to probable recognition of cadence. Regulatory Instruction no. 03 of 2005, which restricted constitutional immunity of social security contributions on revenues from export and started to tax exports carried out through trading companies; (ii) requirement of contribution to SENAR in direct and indirect export transactions for which Federal Revenue Service (“RFB”) understands that constitutional immunity does not apply; and, (iii) mandatory payment of social security contribution on resale of merchandise in domestic market and to third parties that are not included in calculation basis of social contribution levied only on gross revenue from establishment production and not from acquired goods.

(3)	IPI

RFB Regulatory Instruction no. 67/98 supported procedure adopted by industrial establishments that made shipments without recording and paying IPI related to transactions with cane sugars: demerara, high-quality crystal, special crystal, extra special crystal, and granulated refined sugar carried out in the period from July 6, 1995 to November 16, 1997, and with refined amorphous sugar in the period from January 14, 1992 to November 16, 1997. This standard was carried into effect in the respective proceedings brought by Brazilian Federal Revenue Service, whose likelihood of loss is classified as possible, according to the assessment of the Group’s legal advisors.

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

(4)	IRPJ, CSLL, PIS, COFINS and IOF

Main lawsuits refer to: (a) assessment notices related to the offset of credits from the Semi-Annual PIS regime and offsets of federal taxes not ratified by the Federal Revenue Service, for which the Group has been questioning these collections at the proper levels; (b) assessment notices for the collection of IRPJ and CSLL for the years 2011, 2012 and 2013, derived from the exclusion of income from amortization of goodwill on investments evaluated under the equity. This goodwill was contributed by Cosan Lubrificantes e Especialidades S.A., formerly Cosan Combustíveis e Lubrificantes S.A., to RCSA, whose assessment was filed against it, relating to years 2009 to 2011. The Group presented a challenge requesting full cancellation of tax assessment notice issued; (c) disallowances of PIS and CONFINS credits, in the non-cumulative system, provided for in the Laws No. 10.637/2002 and 10.833/2003. These rejections arise, in summary, due to the restrictive interpretation of the Federal Revenue Service in regard to the concept of “inputs” as well as differences regarding the interpretation of the referred to laws. Such questions are at the administrative level; (d) to requests of reimbursement of PIS and COFINS linked to offset processes. After presentation of Terms of Disagreement in March 2013, DRJ (Judgment Office) determined write-off of processes in progress, so that PIS and COFINS credit rights referring to certain quarters of years 2008 and 2009 are recalculated; (e) in the year ended March 31, 2020, the Brazilian internal revenue service considered as “non-declared” the requests for reimbursement and/or offsetting of non-cumulative PIS and COFINS credits with different origins (Laws 10.637/02 and 10.833/03) for the periods from 2014 to 2016, based on the argument that the credits are linked to a lawsuit that discusses the exclusion of ICMS from the PIS and COFINS calculation basis. Because the understanding of the tax authorities is mistaken, the Company continues with the administrative discussion. (f) tax assessment notices related to unconstitutionality of expansion of PIS/COFINS calculation basis brought by Law no. 9.718/98, in which STF considered as unconstitutional; (g) assessment notices filed by the RFB for the collection of IRPJ and CSLL from prior years relating to offsets of tax losses, deductibility of amortization expenses of goodwill and taxation of differences of revaluations of assets comprising property plant and equipment ; (h) lawsuit in 2018, related to the disallowance of goodwill based on expected future profitability, deducted from the corporate income tax (IRPJ) and social contribution (CSLL) tax base for the calendar years 2013 to 2016, in the amount of R$ 454,362. The defense was presented considering that the amortization of goodwill occurred under the terms of the applicable legislation (article 386 of RIR/99 and articles 7 and 8 of Law No. 9.532/97); and (i) PIS and COFINS difference determined because of CIDE offset. For inspectors, this deduction could only be made if it had been paid.

(5)	Offsets with IPI credit—IN 67/98

RFB Regulatory Instruction Number 67/98 brought with it the possibility of a refund of IPI collected in the period from January 14, 1992, to November 16, 1997, on amorphous refined sugar. Accordingly, RESA, for the periods in which payment was made, it pleaded to offset amounts against other taxes due. However, the Federal Revenue Service dismissed requests for restitution as well as an offset. Thus, RESA administratively appealed against the dismissal.

After notification of payment of debts object to an offset in view of the changes introduced by IN SRF Number 210/02, RESA filed a writ of mandamus with an injunction request to suspend the enforceability of offset taxes, with the aim of impeding the Public Administration from executing these debts. The injunction was granted by the competent court.

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

(6)	MP 470 - Installment payment of debts

Federal Revenue Service partially rejected requests for payment of federal tax debts in installments made by RESA, with the argument that offered tax loss is not sufficient to settle respective debts. RESA and its legal advisors consider that the losses indicated existed and were available for such use.

(b)	Civil, labor and environmental

	2020	2019
Civil	1,258,802	1,287,709
Labor	290,438	399,961
Environmental	53,794	25,525

	1,603,034	1,713,195

Non-reimbursable legal disputes	473,101	543,763
Reimbursable legal disputes	1,129,933	1,169,432

	1,603,034	1,713,195

21.	Commitments

Purchasing

RESA and its subsidiaries have various purchase commitments for sugarcane with third parties in order to guarantee part of its production in subsequent harvests. The amount of sugarcane to be acquired is calculated based on the estimated amount per milled area based on their expected productivity where sugarcane plantations are located. The amount to be paid by RESA is determined at the end of each crop year, according to prices published by the CONSECANA (Council of Sugarcane, Sugar and Ethanol Producers in the São Paulo State – Brazil).

RCSA has fuel purchase agreements with third parties in order to secure part of its trading future, also has contracts for rail transportation, road, and ferry services, with the purpose of transporting fuel from the supply bases to the reseller stations, whose amount to be paid is determined according to the price agreed in the contract.

The Group has stockpiling service contracts for fuels with third parties, in accordance with logistics and storage objectives of fuels in certain regions.

RESA entered into agreement with Rumo group for the transportation and elevation of sugar exports

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

As of March 31, 2020, the volumes related to the purchase commitments and service agreements per crop are as follows:

Years	Sugarcane (In tons)	Fuel (in cubic meters)	Railway Transportation (in cubic meters)	Storage (in cubic meters)	Transportation and sugar lifting services (in tons)
2021	27,503,000	1,410,525	3,485,783	7,251,605	3,000,000
2022	34,640,211	—	683,753	4,141,691	3,920,000
2023	31,013,606	—	685,134	2,939,396	4,500,000
2024	27,911,929	—	686,838	2,551,472	4,500,000
>2025	76,124,572	—	561,640	2,284,483	—

Total contracted volume	197,193,318	1,410,525	6,103,148	19,168,647	15,920,000

Estimated total payment (nominal value)	13,908,667	3,551,669	271,603	984,990	1,681,680

22.	Equity

In the context of the combined consolidated financial statements, the captions comprising the equity (capital, capital and profit reserves, equity valuation adjustments, among other) usually are not relevant. Therefore, the statements of changes in equity of these combined consolidated financial statements include only two items named equity attributed to controlling shareholders and interest of non-controlling shareholders.

The information disclosed in this note derives from the individual and consolidated financial statements of RESA and RCSA. Accordingly, as presented in Note 1.e, these combined consolidated financial statements of the Group do not represent the individual and consolidated annual financial statements of these entities and its subsidiaries.

(a)	Capital

(a.1)	RESA

As of March 31, 2020 and 2019, capital totaled R$ 6,516,354. That caption does not include the balance of redeemable preferred shares—liability financial instruments in the amount of R$ 3,745 (R$ 5,161 in 2019) totaling R$ 6,512,609 (R$ 6,511,193 in 2019).

Capital is fully subscribed for and paid in and is divided as follows:

	Shareholders (shares in units)
	Shell	CIP Cosan Investimentos e Participações S.A (“CIP”)(1)	Cosan S.A.	Total
Common	3,621,641,599	3,621,641,599	—	7,243,283,198
Class-A preferred shares	—	—	1	1
Class-B preferred shares	—	—	133,242,457	133,242,457
Class-D preferred shares (1)	100,000	—	—	100,000

Total as of March 31, 2020 and 2019	3,621,741,599	3,621,641,599	133,242,458	7,376,625,656

(1)	In June 2014, Cosan S.A. contributed its entire ordinary share from RCSA to CIP.

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

Redeemable preferred shares

Tax benefits resulting from NOL and GW recognized before the Raízen formation, should be refund to the respective shareholders as RESA use them as a decrease in balances of the taxes payable.

For the realization of these refunds, Class B preferred shares to Cosan and C and D classes to Shell with the purpose of compensating them through the payment of dividends in the amount of the tax benefit used by RESA.

As of March 31, 2020, the balance of preferred shares (Class B) recognized in equity under Share Capital caption, totaling R$ 3,745 belongs to Cosan (R$ 5,161 in 2019).

(a.2)	RCSA

As of March 31, 2019 and 2020, RCSA’s capital totals R$ 1,921,843.

Capital is fully subscribed for and paid in and is divided as follows:

	Shareholders (shares in units)
	Shell	CIP	Total
Common	830,709,236	830,709,236	1,661,418,472
Class-A preferred shares	1	—	1
Class-D preferred shares	100,000	—	100,000
Class-E preferred shares (1)	81,897,057	—	81,897,057

Total as of March 31, 2020	912,706,294	830,709,236	1,743,415,530

Total as of March 31, 2019	994,138,654	830,709,236	1,824,847,890

(1)

At the Special Shareholders’ Meeting held on September 5, 2019, the RCSA’s shareholders approved remuneration to Shell through redemptions of class E preferred shares in the amount of R$ 129,412 and 81,432,360 class E preferred shares were canceled.

(b)	Capital reserves

Capital reserve

It mainly corresponds to the goodwill reserve arising from the portion of the issue price of shares with no par value that exceeded the amount allocated to the formation of capital. That reserve may only be used to increase capital, absorb losses in excess of retained earnings and profit, redeem, reimburse or purchase shares or to pay cumulative dividends to preferred shares.

Goodwill special reserve

Derives from downstream mergers in the RESA whose goodwill became deductible for income and social contribution tax purposes. Therefore, RESA recognized goodwill special reserve in equity as an effect of downstream mergers and as an offsetting entry to deferred tax assets that is equivalent to the 34% tax benefit resulting from the amortization of this goodwill.

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

(c)	Dividends and interest on own capital

Group’s dividends are not distributed by the calculations of the combined consolidated financial statements, but individually by RESA and RCSA.

Bylaws of RESA and RCSA assure shareholders a minimum mandatory dividend of 1% of net income at the end of fiscal year, adjusted pursuant to Corporation Law.

The individual calculations for the years ended March 31, 2020, 2019 and 2018, were determined as follows:

•	RCSA

	2020	2019	2018
Net income (loss) for the year	2,056,092	1,654,266	1,607,085
Economic grants	—	(41,568)	—
Dividends to holders of Class D preferred shares	(729)	(1,498)	(1,486)
(-) Offsetting of losses	(6,446)	(2,575)	—

Ordinary dividend distribution calculation basis	2,048,917	1,608,625	1,605,599

Common shares
Minimum mandatory dividend – 1% (1)	(20,489)	(16,086)	(16,056)
(-) JCP	(151,463)	(192,400)	(194,000)
(-) Dividends paid in advance	(1,347,340)	(1,136,000)	(1,258,500)

Total provisioned dividends in the Parent Company	(729)	(1,498)	(1,486)
Dividends and interest on own capital – remaining	(62,529)	(13,600)	—

Total at Parent company	(63,258)	(15,098)	(1,486)

Dividends payable to non-controlling shareholders	(9,768)	(12,443)	(4,849)

Total in RCSA Consolidated	(73,026)	(27,541)	(6,335)

(1)

During years ended March 31, 2020 and 2019, interest on own capital and prepaid dividends totaled R$ 1,498,803 and R$ 1,328,400, respectively. Accordingly, there is no provision for minimum mandatory and ordinary dividends because prepaid values related to profits calculated in this fiscal year, were higher than those calculated at percentage defined in the Bylaws.

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

•	RESA

	2020	2019	2018
Net income for the year	175,828	468,101	642,794
(-) Formation of legal reserve—5%	(8,791)	(23,397)	(32,140)
(-) Effect of subsidiary tax incentives	(80,006)	(97,716)	(74,733)

Dividends to holders of Class B preferred shares	(1,416)	(5,667)	(10,355)
Dividends to holders of Class D preferred shares	(731)	(1,497)	(1,486)

Dividend distribution calculation basis	84,884	339,824	524,080

Common shares
Minimum mandatory dividend – 1%	(870)	—	(5,241)
Dividends from non-controlling shareholders	(19,499)	(2,847)	—

Total provisioned dividends	(22,516)	(10,011)	(17,082)

Remaining dividends and interest on own capital	—	—

Total in RESA Parent Company and Consolidated	(22,516)	(10,011)	(17,082)

The movement of dividends and interest on capital payable is as follows:

	RCSA	RESA	Total
Balance at March 31, 2018	6,335	17,082	23,417

Dividends from prior years	171,413	723,411	894,824
Dividends of the year	1,157,737	42,836	1,200,573
Exclusive dividends	1,498	7,165	8,663
JCP	192,400	—	192,400
IRRF on interest on own capital	(28,860)	—	(28,860)
Payments	(1,472,155)	(780,482)	(2,252,637)
Other	(827)		(827)

Balance at March 31, 2019	27,541	10,012	37,553

Dividends from prior years	333,733	716,280	1,050,013
Dividends of the year	1,357,958	20,369	1,378,327
Exclusive dividends	729	2,146	2,875
JCP	151,463	—	151,463
IRRF on interest on own capital	(22,719)	—	(22,719)
Payments	(1,775,009)	(726,291)	(2,501,300)
Other	(670)	—	(670)

Balance at March 31, 2020	73,026	22,516	95,542

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

(d)	Equity valuation adjustments

(i)	Actuarial (Gain)/loss

Derive from gains and losses and adjustments for experience and changes in actuarial assumptions on the defined benefit pension plan. This component is recognized in other comprehensive income and will not be reclassified to profit or loss in subsequent years.

(ii)	Income (loss) from net investment hedge abroad

It refers to the effective portion with the foreign exchange differences of hedge of net investments of RCSA in foreign entity.

(iii)	Income from financial instruments designated as hedge accounting

This refers to changes in fair value of financial instruments resulting from hedging cash flows of sales revenues from sale of VHP sugar, ethanol, exchange fluctuations of certain loans and financing and fuel imports.

(iv)	Effect of foreign currency translation

Corresponds to conversion differences to the actual accounting information of RESA’s and RCSA’s investees with a functional currency different from the Group.

(v)	Movement in equity valuation adjustments, net of taxes:

	2019	Comprehensive income	2020
Effect of foreign currency translation	(102,318)	1,000,288	897,970
Actuarial loss from defined benefit plan	(12,539)	1,828	(10,711)
Income (loss) from net investment hedge in foreign entity	(35,795)	(9,946)	(45,741)
Income (loss) from financial instruments designated as hedge accounting	(269,669)	(454,039)	(723,708)

	(420,321)	538,131	117,810

Attributable to:
Group’s controlling shareholders	(420,316)	538,126	117,810
Group’s non-controlling shareholders	(5)	5	—

	2018	Comprehensive income	2019
Effect of foreign currency translation	273	(102,591)	(102,318)
Actuarial loss from defined benefit plan	(11,526)	(1,013)	(12,539)
Income (loss) from net investment hedge in foreign entity	—	(35,795)	(35,795)
Income (loss) from financial instruments designated as hedge accounting	7,851	(277,520)	(269,669)

	(3,402)	(416,919)	(420,321)

Attributable to:
Group’s controlling shareholders	(3,397)	(416,919)	(420,316)
Group’s non-controlling shareholders	(5)	—	(5)

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

	2017	Comprehensive income	2018
Effect of foreign currency translation	4,038	(3,765)	273
Actuarial loss from defined benefit plan	(11,175)	(351)	(11,526)
Income (loss) from financial instruments designated as hedge accounting	(32,251)	40,102	7,851

	(39,388)	35,986	(3,402)

Attributable to:
Group’s controlling shareholders	(39,383)	35,986	(3,397)
Group’s non-controlling shareholders	(5)	—	(5)

(e)	Profit reserves

(i)	Legal reserve

The legal reserve consists of the allocation of 5% of the profit reported in the year, according to the by-laws of RESA and RCSA, parent company and in compliance with LSA.

On March 31, 2020 and 2019, as established by the LSA, RCSA did not allocate 5% of net income to the caption of its legal reserve, since the legal reserves and capital, together, exceeded 30% of the capital.

(ii)	Profit retention reserve

It refers to the remaining balance of the Group’s profit, after the appropriations made to set up the legal reserve and to accrue dividends. Under RESA’s and RCSA’s by-laws, up to 80% of the year’s profit may be allocated to that reserve, to fund operations and to new investments and projects, which may not exceed the percentage of 80% of capital.

(iii)	Tax incentive reserve

The tax incentive reserve is credited with the tax incentive benefits, which are recognized in the statement of income for the year and allocated from retained earnings to this reserve. These incentives are not included in the calculation of the minimum mandatory dividend and refer to: (a) “Produzir” state incentive program with the State of Goiás, in the form of financing a portion of ICMS payment; (b) tax benefit in sugar industrialization transactions in the state of Mato Grosso do Sul, equivalent to 67% of the debt balance of the ICMS and the deemed Ethanol credit; and (c) economic grant provided by the Federal Government in operations related to sale of diesel.

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

23.	Net operating revenue

The breakdown of the Group’s gross revenue is as follows:

	2020	2019	2018
Domestic market	104,234,434	100,572,838	83,349,717
Foreign market	26,713,506	10,835,707	6,525,388

Gross revenue from sale of products and services	130,947,940	111,408,545	89,875,105
Income (loss) from financial instruments designated as hedge accounting	(121,329)	454,494	374,633
Results from commodity financial instruments not designated as hedge accounting	358,814	(99,015)	42,374
Returns and cancellations	(760,770)	(526,823)	(448,610)
Sales taxes	(8,839,565)	(6,339,739)	(2,834,232)
Commercial discounts	(420,935)	(402,732)	(297,259)
Amortization of exclusive supply rights (Note 12)	(505,769)	(452,503)	(396,951)
Others	(77,836)	(69,189)	(53,854)

Net operating revenue	120,580,550	103,973,038	86,261,206

Detailing of net operating revenue per product is as follows:

	2020	2019	2018
Diesel	46,057,231	39,988,988	32,756,542
Gasoline	36,692,732	33,285,917	31,898,957
Ethanol	19,165,586	14,748,890	10,637,541
Jet A-1	6,661,097	6,405,478	3,954,988
Sugar	4,646,782	3,902,099	5,435,876
Energy	3,866,040	3,463,542	952,197
Others	3,491,082	2,178,124	625,105

	120,580,550	103,973,038	86,261,206

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

24.	Costs and expenses by nature

Reconciliation of costs and expenses by nature

Costs and expenses are shown in the income (loss) by function. The reconciliation of the Group’s results by nature for the years ended March 31, 2020, 2019 and 2018 is as follows:

Costs and expenses per type

	2020	2019	2018
Fuels for resales and raw material, collection and transfer costs	(108,551,889)	(93,609,732)	(75,275,572)
Depreciation and amortization	(3,951,911)	(2,452,718)	(2,345,337)
Personnel expenses	(1,964,129)	(1,857,145)	(1,770,178)
Cutting, loading and transportation	(937,546)	(931,944)	(800,816)
Realization of fair value of biological assets	9,686	(266,494)	(639,996)
Change in fair value of biological assets	3,195	5,335	272,564
Maintenance materials	(395,740)	(383,759)	(371,015)
Commercial expenses	(514,833)	(359,552)	(352,966)
Outsourced labor	(476,084)	(392,444)	(335,886)
Logistics expenses	(350,348)	(302,858)	(242,411)
Other	(505,736)	(1,135,928)	(1,423,060)

	(117,635,335)	(101,687,239)	(83,284,673)

Classified as:

	2020	2019	2018
Cost of products sold and services rendered	(113,308,678)	(98,008,548)	(80,050,279)
Sales expenses	(3,090,163)	(2,526,598)	(2,139,156)
General and administrative expenses	(1,236,494)	(1,152,093)	(1,095,238)

	(117,635,335)	(101,687,239)	(83,284,673)

25.	Other operating revenues, net

	2020	2019	2018
Gain in the formation of the joint venture, net	1,073,459	—	—
Net recognition of tax assets, net (1)	464,935	225,313	218,699
Gain on bargain purchase(Note 31)	219,921	—	—
Revenues from rental and leases	136,862	106,163	91,802
Gain in the disposal of property, plant and equipment	104,690	113,400	95,198
Revenue from royalties	54,226	67,294	59,957
Merchandising	54,460	67,708	57,249
Commissions on sales of lubricants, cards and payment means	21,410	29,729	36,919
Capital gain due to dilution of ownership interest	—	109,467	—
Credits from indemnity suits	—	221,373	—
Gain in the disposal of shares	5,797	—	53,747
Reversal (formation) of estimated loss on non-realization of taxes and fees (2)	(15)	91,136	1,034
Net reversal (formation) of estimated loss in investments and property plant and equipment and intangible assets	(2,934)	146,628	3,823
Other revenues, net	14,502	73,757	3,636

	2,147,313	1,251,968	622,064

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

(1)

Refers mainly to the recovery of tax credits arising from the Group’s activities. During the year ended March 31, 2020, the Group recorded credits arising from the exclusion of ICMS from the PIS and COFINS tax basis, in the amount of R$ 210,841.

(2)	As of March 31, 2019, it referred, mainly, to reversal of estimated loss on realization of ICMS in certain States recognized in prior years.

26.	Financial results

	2020	2019	2018
Financial expenses
Interest	(1,460,658)	(980,910)	(783,474)
Holding loss	(145,705)	(152,678)	(99,863)
PIS and COFINS on financial income	(55,217)	(38,912)	(34,524)
Other	(120,105)	(115,956)	(42,462)

	(1,781,685)	(1,288,456)	(960,323)

Fair value of financial instruments (Note 18)	(229,969)	(213,303)	19,776
Amounts capitalized on qualifying assets (Note 14)	38,021	30,825	36,150

	(1,973,633)	(1,470,934)	(904,397)

Financial income
Yields from financial investments	167,791	134,046	237,306
Interest	338,741	393,309	321,013
Holding gain and others	29,446	82,938	60,787

	535,978	610,293	619,106

Exchange-rate change, net	(4,081,951)	(781,306)	(324,948)

Net effect of the derivatives	3,904,385	850,327	187,081

	(1,615,221)	(791,620)	(423,158)

27.	Financial instruments

(a)	Overview

The Group presents exposure to the following main risks deriving from its operations, which are equalized and managed with the use of certain financial instruments: (i) Price risk, (ii) Exchange rate risk, (iii) Interest rate risk, (iv) Credit risk and (v) Liquidity risk.

(b)	Risk management structure

The Group has specific treasury and trading policies that set risk management guidelines, but never operating with derivatives which are beyond the notional total of underlying asset or liability.

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

The Group has two main committees to monitor activities and ensure policy compliance: (i) A risk committee whose members gather weekly to analyze the behavior of commodity (sugar and oil by-products) and foreign exchange markets, in order to decide on coverage positions and the strategy to fix the prices of exports and imports to reduce the negative effects of changes in commodities’ prices and foreign exchange rate. and (ii) Committee on ethanol and by-products, which meets on a monthly basis to evaluate risks related to trading of ethanol and by-products and adequacy to limits defined in risk policies.

The Group is exposed to market risks, and main ones are: (i) fluctuations in sugar, electric power, ethanol and by-product prices; (ii) fluctuations in exchange rates; and, (iii) fluctuations in interest rates. The purchases of financial instruments for hedging purposes are made according to an analysis of the risk exposure that Management intends to cover.

As of March 31, 2020 and 2019, the fair values of transactions with derivative financial instruments for hedging purposes measured according to observable data, such as prices quoted in active markets or discounted cash flows according to market curves and are presented below:

	Notional		Fair value
	2020	2019	2020	2019
Price risk
Commodity derivatives
Futures contracts	6,097,400	2,284,379	1,905,331	80,971

	6,097,400	2,284,379	1,905,331	80,971
Foreign exchange rate risk
Foreign exchange rate derivatives
Futures contracts	181,955	(61,373)	(973)	595
Forward contracts	5,444,463	662,439	(742,773)	15,693
FX lock	—	194,835	—	304
FX swap	(15,698,579)	(6,958,896)	3,039,373	673,781

	(10,072,161)	(6,162,995)	2,295,627	690,373
Interest rate risk
Interest rate swap	(3,063,533)	(1,357,043)	194,958	140,563

	(3,063,533)	(1,357,043)	194,958	140,563

Total			4,395,916	911,907

Current assets			5,016,307	797,405
Non-current assets			3,128,089	856,901

Total assets			8,144,396	1,654,306

Current liabilities			(3,640,357)	(698,742)
Non-current liabilities			(108,123)	(43,657)

Total liabilities			(3,748,480)	(742,399)

Total			4,395,916	911,907

(c)	Price risk

Results from the possibility of fluctuations in the market prices of the products sold by the Group, mainly VHP sugar, refined and white sugar (sugar #5 or white sugar), heating oil, gasoline, ethanol, energy and crude oil. These price fluctuations may cause substantial alterations in the sales revenues and costs. To mitigate these risks, the Group permanently monitors markets, seeking to anticipate price changes.

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

Price risk: goods derivatives outstanding on March 31, 2020
Derivatives	Purchased / Sold	Market	Contract	Maturity	Notional (units)		Notional (R$ thousand)	Fair value (R$ thousand)
Future	Sold	NYSE LIFFE	Sugar#5	Apr/20–July/20	92,950	t	179,525	15,507
Future	Sold	ICE	Sugar#11	Apr/20–Feb/22	4,808,752	t	7,657,841	1,612,340
Options	Sold	ICE	Sugar#11	Apr/20–Feb/22	1,055,471	t	88,269	(166,218)

Sub-total sugar future sold					5,957,173	t	7,925,635	1,461,629

Future	Purchased	NYSE LIFFE	Sugar#5	Apr/20–July/20	(43,850	) t	(87,845)	(8,650)
Future	Purchased	ICE	Sugar#11	Apr/20–June/21	(2,080,765	) t	(3,293,563)	(746,473)
Options	Purchased	ICE	Sugar#11	Apr/20–June/21	(1,107,899	) t	(63,424)	280,788
Options	Purchased	OTC	Sugar#11	Apr/21–Apr/21	(485,934	) t	(123,339)	(847)

Sub-total sugar future purchased					(3,718,448	) t	(3,568,171)	(475,182)

Subtotal sugar future					2,238,725	t	4,357,464	986,447

Future	Sold	B3	Ethanol	Mar/20–Sept/20	3,150	m³	31,851	338
Future	Sold	CME	Ethanol	Apr/20–Mar/21	679,530	m³	2,006,795	351,439
Future	Sold	OTC	Ethanol	Apr/20–Mar/21	749,225	m³	583,294	19,391
Options	Sold	OTC	Ethanol	Apr/20–June/20	4,500	m³	(581)	(3,074)

Sub-total ethanol future sold					1,436,405	m³	2,621,359	368,094

Future	Purchased	B3	Ethanol	Mar/20–Sept/20	(15,600	) m³	(149,567)	(844)
Future	Purchased	CME	Ethanol	Apr/20–Dec/20	(561,300	) m³	(1,684,374)	(292,268)
Future	Purchased	OTC	Ethanol	Apr/20–Mar/21	(662,250	) m³	(442,740)	4,529
Option	Purchased	CME	Ethanol	Apr 2020	(1,000	) m³	(38)	(38)

Sub-total ethanol future purchased					(1,240,150	) m³	(2,276,719)	(288,621)

Physical fixed	Sold	CHGOETHNL	Ethanol	Apr/20–Mar/21	390,818	m³	890,089	74,004

Sub-total physical fixed ethanol sold					390,818	m³	890,089	74,004

Physical fixed	Purchased	CHGOETHNL	Ethanol	Apr/20–Feb/21	(554,326	) m³	(933,165)	(8,116)

Sub-total physical fixed ethanol purchased					(554,326	) m³	(933,165)	(8,116)

Sub-total future physical fixed ethanol					32,747	m³	301,564	145,361

Future	Sold	NYMEX	Gasoline	Apr/20–Feb/22	706,119	m³	1,356,181	584,411
Future	Sold	ICE	Gasoline	Apr/20–Dec/21	508,005	m³	802,963	286,764
Options	Sold	OTC	Gasoline	Apr/20–May/20	55,968	m³	(4,929)	2,979

Sub-total future gasoline purchased					1,270,092	m³	2,154,215	874,154

Future	Purchased	NYMEX	Gasoline	Apr/20–June/21	(519,771	) m³	(853,844)	(278,978)
Future	Purchased	ICE	Gasoline	Apr/20–Dec/21	(508,005	) m³	(796,015)	(279,815)
Options	Purchased	CME	Gasoline	Apr/20–May/20	(55,968	) m³	8,118	209

Sub-total future gasoline sold					(1,083,744	) m³	(1,641,741)	(558,584)

Subtotal future gasoline					186,348	m³	512,474	315,570

Physical fixed	Sold	OTC	Energy	Apr/20–Dec/31	13,876,619	mwh	2,706,394	501,138
Physical fixed	Purchased	OTC	Energy	Apr/20–Dec/31	(13,876,619	) mwh	(2,422,806)	(217,302)

Subtotal future physical fixed electric power					—		283,588	283,836

Future	Purchased	NYMEX	Gasoline	Apr 2020	(35,616	) m³	(40,816)	(11,827)
Future	Purchased	NYMEX	Heating oil	Apr/20–May/20	(77,750	) m³	(75,660)	(38,875)

Sub-total future heating oil/gasoline bought					(113,366	) m³	(116,476)	(50,702)

Future	Sold	NYMEX	Gasoline	Apr 2020	175,059	m³	309,812	167,328
Future	Sold	NYMEX	Heating Oil	Apr/20–May/20	335,649	m³	448,974	57,491

Sub-total heating oil/gasoline sold					510,708	m³	758,786	224,819

Sub-total heating oil/gasoline					397,342	m³	642,310	174,117

Net exposure of commodity derivatives as of March 31, 2020							6,097,400	1,905,331

Net exposure of commodity derivatives as of March 31, 2019							2,284,379	80,971

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

(d)	Foreign exchange rate risk

Foreign exchange rate risks arise from the possibility of fluctuations in the exchange rates used by Raízen Group for export revenues, imports, financing cash flows and other foreign currency assets and liabilities. The Group uses derivative transactions to manage cash flow risk denominated in US dollars, net of other cash and cash equivalent flows. The table below shows the positions for derivatives used to cover foreign exchange rate risks:

Exchange rate risk: outstanding foreign exchange derivatives on March 31, 2020
Derivatives	Purchased / Sold	Market	Contract	Maturity	Notional (US$ thousand)	Notional (R$ thousand)	Fair value (R$ thousand)
Future	Sold	B3	Trade dollar	Apr/20–May/20	643,500	3,345,364	(12,326)

Subtotal future sold					643,500	3,345,364	(12,326)

Future	Purchased	B3	Trade dollar	Apr/20–May/20	(608,500)	(3,163,409)	11,353

Subtotal future bought					(608,500)	(3,163,409)	11,353

Subtotal future purchased/sold					35,000	181,955	(973)

Term	Sold	OTC/Cetip	Non Deliverable Forward—NDF	Apr/20–May/20	4,212,674	21,900,428	(1,646,304)
Term	Purchased	OTC/Cetip	NDF	Apr/20–May/20	(3,165,400)	(16,455,965)	903,531

Subtotal term purchased/sold					1,047,274	5,444,463	(742,773)

FX swap	Sold	OTC	FX swap	Oct/21–Jan/27	506,000	2,630,542	(1,197,536)
FX swap	Purchased	OTC	FX swap	Apr/20–Jan/27	(3,525,713)	(18,329,121)	4,236,909

Subtotal FX swap					(3,019,713)	(15,698,579)	3,039,373

Net exposure of foreign exchange derivatives as of March 31, 2020					(1,937,439)	(10,072,161)	2,295,627

Net exposure of foreign exchange derivatives as of March 31, 2019					(1,581,593)	(6,162,995)	690,373

On March 31, 2020, the summary of the quantitative data on Group’s net exposure, considering the foreign exchange rate of all currencies to USD, is presented below:

	R$	US$ (in thousands)
Cash and cash equivalents (Note 3)	5,529,966	1,063,721
Restricted cash (Note 5)	127,432	24,512
Accounts receivable - Abroad (Note 6)	1,007,285	193,757
Related parties (Note 11.a)	(572,178)	(110,062)
Suppliers (Note 16)	(6,139,473)	(1,180,963)
Loans and financing (Note 18)	(15,736,428)	(3,026,993)
Lease liabilities (Note 17)	(528,594)	(101,678)
Derivative financial instruments (Note 27.d) (1)		1,937,439

Net foreign exchange exposure		(1,200,267)

Derivatives settled in the month following the closing (2)		2,274

Net foreign exchange exposure as of March 31, 2020 (3)		(1,197,993)

Net foreign exchange exposure as of March 31, 2019		(1,885,014)

(1)	Refers to the notional foreign exchange derivative transactions.
(2)	Maturity on April 2020, whose settlement was given by PTAX on the last closing day of the month.
(3)	The net foreign exchange exposure, this will be substantially offset by probable future revenues of export products and/or import products.

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

(e)	Hedge accounting effect

The Group formally designates its transactions subject to hedge accounting aiming at hedging cash flows. Hedges are assigned to sugar and ethanol revenues, as applicable, the cost of import of derivatives and foreign currency debt.

As of March 31, 2020, the impacts recognized in the Group’s equity and the estimated realization in profit or loss are shown below:

						March 31, 2020
			Realization years
Instruments	Market	Risk	2020	2021/22	>2022	Total
Future	OTC /ICE	Sugar#11	569,144	292,919	—	862,063
Future	B3 /NYMEX / OTC	Ethanol	303,960	—	—	303,960
Option	ICE	Sugar#11	135,346	—	—	135,346
Term	OTC	FX	(1,106,647)	(294,100)	—	(1,400,747)
Swap	Debt	FX	—	—	(924,299)	(924,299)
Export Prepayments (PPE)	Debt	FX	—	—	(72,851)	(72,851)

			(98,197)	(1,181)	(997,150)	(1,096,528)
(-) Deferred taxes			33,387	402	339,031	372,820

Effect in equity			(64,810)	(779)	(658,119)	(723,708)

						March 31, 2019
			Realization years
Instruments	Market	Risk	2019	2020/21	>2021	Total
Future	OTC /ICE	Sugar#11	71,888	5,177	—	77,065
Future	B3 /NYMEX / OTC	Ethanol	47,551	—	—	47,551
Option	ICE	Sugar#11	(26,578)	305	—	(26,273)
NDF	OTC	FX	(152,765)	(7,383)	—	(160,148)
Swap	OTC	FX	—	—	(306,492)	(306,492)
Export Prepayments (PPE)	Debt	FX	—	—	(40,293)	(40,293)

			(59,904)	(1,901)	(346,785)	(408,590)
(-) Deferred taxes			20,367	646	117,908	138,921

Effect in equity			(39,537)	(1,255)	(228,877)	(269,669)

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

We show below the movement in the balances of other comprehensive income during the year ended March 31, 2020:

Cash flow hedge

	2020	2019	2018
Beginning balance	(269,669)	7,851	(32,251)
Movements occurred in the year:
Fair value on commodity futures designated as hedge accounting	1,496,013	501,929	389,341
Fair value loss on forward exchange contracts designated as hedge accounting	(1,615,639)	(135,403)	(4,792)
Exchange-rate change on debt contracts designated as hedge accounting	(650,356)	(324,944)	79,385
Income (loss) from commodities reclassified to operating income (loss) and other	82,045	(462,067)	(403,173)
Total movements occurred during the year (before deferred taxes)	(687,937)	(420,485)	60,761
Effect of deferred taxes on equity valuation adjustments	233,898	142,965	(20,659)

	(454,039)	(277,520)	40,102

End balance	(723,708)	(269,669)	7,851

Fair value hedge

RCSA assigns to the fair value, the inventory and purchases of highly probable oil by-products with linked derivatives at fair value. The primary goal of risk management is to recognize inventory at a floating price, as it will be the case of RCSA’s sales revenue upon selling products to its customers. Hedge accounting aims to minimize any kind of mismatching in income (loss) for the period, causing both the derivatives and the inventory to be recorded at fair value, with the change being recognized under Cost of products sold and services rendered caption, whose negative impact in the year ended March 31, 2020 was R$ 234,927 (R$ 20,937 in 2019). In the statement of financial position, as of March 31, 2020, the fair value measurement balance of inventories is overstated by R$ 197,163 (understated by R$ 37,764 in 2019).

(f)	Interest rate risk

The Group monitors fluctuations in interest rates applied to certain debts, particularly those exposed to the Libor, and uses derivative instruments to manage those risks. The table below shows the positions for derivative financial instruments used to cover interest rate risk:

Interest rate risk: Interest derivatives, outstanding as of March 31, 2020
Derivatives	Purchased / Sold	Market	Contract	Maturity	Notional (US$ thou.)	Notional (R$ thousand)	Fair value (R$ thousand)
Interest rate swap	Sold	OTC	Interest rate swap	Oct 2020	77,121	400,927	(17,927)
Interest rate swap	Purchased	OTC	Interest rate swap	Oct/20–Nov/29	(666,409)	(3,464,460)	212,885

Sub-total interest rate swap					(589,288)	(3,063,533)	194,958

Net exposure of interest derivatives as of March 31, 2020					(589,288)	(3,063,533)	194,958

Net exposure of interest derivatives as of March 31, 2019					(348,254)	(1,357,043)	140,563

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

(g)	Credit risk

A substantial part of the Group’s sales is made to a select group if highly qualified counterparties.

The Group manages credit risk by following specific client acceptance standards, analyzing client credit standing and setting exposure limits per client, requiring, when applicable, letters of credit of top tier banks and taking security interest in assets as security for payment of the credit facilities granted to clients. Management considers that the credit risk is substantially covered by the estimated loss in allowance for doubtful accounts.

Individual risk limits are determined according to internal and external classifications and the limits set by Group’s Management. The use of credit limits is regularly monitored. No credit limit was exceeded during the period, and Management does not expect any loss from default by these counterparties in amounts higher than those already provided for.

The Group enters into commodity derivative agreements in futures markets and options at the New York Board of Trade—NYBOT and NYMEX, Chicago—CBOT, Chicago - CME and the London International Financial Futures and Options Exchange—LIFFE, as well as in over-the-counter markets with selected counterparties. The Group enters into foreign exchange rate and commodity derivative agreements at B3 and over-the-counter agreements, mainly with the leading local and foreign banks considered by global credit risk rating agencies to have investment level ratings.

Guarantee margins (restricted cash, Note 5)—Derivative transactions in commodity exchanges (NYBOT, NYMEX, LIFFE and B3) require guarantee margins. The total margin of combined and consolidated deposited as of March 31, 2020 is R$ 160,610 (R$ 217,869 in 2019), of which R$ 33,178 (R$ 64,830 in 2019) in restricted financial investments and R$ 127,432 (R$ 153,039 in 2019) in derivative transaction margins.

The Group’s over-the-counter (“OTC”) derivative transactions do not require a guarantee margin.

The credit risk on cash and cash equivalents is mitigated by the conservative distribution of investment funds and CDBs, which make up the caption. The distribution follows strict criteria for allocation and exposure to counterparties that are major national and international banks, mainly considered investment grade by international rating agencies.

(h)	Liquidity risk

It is the risk of the Group may encounter difficulties in performing the obligations associated with its financial liabilities that are settled with payments or with another financial asset. The Group’s approach to managing liquidity is to ensure, as far as possible, that it will always have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Group’s reputation.

As part of the liquidity management process, management prepares business plans and monitors their implementation, discussing positive and negative cash flow risks and assessing the availability of funds to support its operations, investments and refinancing needs.

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

The table below shows the main financial liabilities according to their aging schedules:

	Up to 1 year	Up to 2 years	3–5 years	>5 years	Total
Loans and financing (1)	5,551,518	2,054,149	11,207,671	11,511,401	30,324,739
Suppliers (Note 16)	10,227,015	—	—	—	10,227,015
Third party and related party lease liabilities (1)	1,438,687	1,217,425	2,324,986	1,833,180	6,814,278
Derivative financial instruments (Note 27.b)	3,640,357	27,525	27,570	53,028	3,748,480
Related parties (Note 1 and 2)	1,317,327	—	—	477,410	1,794,737

	22,174,904	3,299,099	13,560,227	13,875,019	52,909,249

(1)	Undiscounted contractual cash flows.
(2)	Except related party lease liabilities.

(i)	Fair value

Fair value of financial assets and liabilities is the value by which the instrument may be exchanged in a current transaction between parties that are willing to negotiate, and not in a forced sale or settlement. The methods and assumptions used to estimate the fair value are described below.

The fair value of cash and cash equivalents, accounts receivable, other financial assets, accounts payable, related parties and other short-term obligations are approximated to their accounting amount due to the short-term maturity of these instruments. Fair value of other long-term assets and liabilities does not significantly differ from their book values.

The fair value of the liability financial instruments of the Group approximates the book value, since they are subject to variable interest rates and there was no significant change in Group’s credit risk.

Derivatives are valued using valuation techniques with observable market data and refer, mainly, to swaps of interest rates, foreign exchange forward contracts, and forward commodity contracts. The valuation techniques applied often include pricing models and swaps contracts, with present value calculations. The models incorporate various data, including the credit quality of counterparties, foreign exchange spot, and forward rates, interest rate curves, and forward rate curves of the hedge object.

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

The categories of consolidated financial instruments are as follows:

		Book value		Market value
	Classification	2020	2019	2020	2019
Financial assets
Cash and cash equivalents, except investments (Note 3)	Amortized cost	5,767,050	2,493,436	5,767,050	2,493,436
Interest earnings bank deposits (Note 3)	Fair value through profit or loss	2,834,610	3,246,601	2,834,610	3,246,601
Securities (Note 4)	Fair value through profit or loss	39,145	268,413	39,145	268,413
Restricted cash (Note 5)	Amortized cost	127,432	153,039	127,432	153,039
Restricted financial investments (Restricted cash) (Note 5)	Fair value through profit or loss	83,638	122,676	83,638	122,676
Trade accounts receivable (Note 6)	Amortized cost	3,297,337	3,874,908	3,297,337	3,874,908
Derivative financial instruments (2) (Note 27.b)	Fair value through profit or loss	8,144,396	1,654,306	8,144,396	1,654,306
Related parties (Note 11.a)	Amortized cost	2,052,743	2,316,697	2,052,743	2,316,697
Other financial assets (Note 10)	Amortized cost	573,041	833,426	573,041	833,426

		22,919,392	14,963,502	22,919,392	14,963,502

Financial liabilities
Loans and financing (Note 18)	Amortized cost	(8,297,302)	(6,708,856)	(8,297,302)	(6,632,417)
Loans and financing (Note 18)	Fair value through profit or loss	(17,030,068)	(10,555,445)	(17,030,068)	(10,555,445)
Derivative financial instruments (2) (Note 27.b)	Fair value through profit or loss	(3,748,480)	(742,399)	(3,748,480)	(742,399)
Suppliers (Note 16)	Amortized cost	10,227,015)	(8,025,555)	(10,227,015)	(8,025,555)
Related parties (Note 11.a)	Amortized cost	(2,535,301)	(3,302,874)	(2,535,301)	(3,302,874)

		(41,838,166)	(29,335,129)	(41,838,166)	(29,258,690)

Fair value hierarchy

The Group uses the following hierarchy to determine and disclose the fair values of financial instruments according to the valuation technique used:

•	Level 1: prices quoted (without adjustments) in active markets for identical assets and liabilities;

•	Level 2: other techniques for which all data that has significant effect on the recorded fair value is observable, either directly or indirectly; and

•	Level 3: techniques that use data that have a significant effect on fair value that are not based on observable market data.

Financial instruments measured at fair value as of March 31, 2020	Level 1	Level 2	Total
Interest earnings bank deposits (Note 3)	—	2,834,610	2,834,610
Securities (Note 4)	—	39,145	39,145
Restricted financial investments (Restricted cash) (Note 5)	—	83,638	83,638
Derivative financial assets (Note 27.b)	3,694,847	4,449,549	8,144,396
Loans and financing (Note 18)	—	(17,030,069)	(17,030,069)
Derivative financial liabilities	(2,097,400)	(1,651,080)	(3,748,480)

Total as of March 31, 2020	1,597,447	(11,274,207)	(9,676,760)

Total as of March 31, 2019	78,599	(5,967,049)	(5,888,450)

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

(j)	Sensitivity analysis

We present below the sensitivity analysis of the fair value of financial instruments according to the types of risk considered relevant by the Group.

Assumptions for the sensitivity analysis

The Group has adopted three scenarios for the sensitivity analysis, one probable and two (possible and remote) that may show the sundry effects in the fair value of the Group’s financial instruments. The probable scenario was set according to the futures market curves of sugar, heating oil, ethanol and the US dollar as of March 31, 2020, and the amounts presented correspond to the fair value of derivatives on those dates. Possible and remote adverse scenarios were set considering impacts of 25% and 50% on sugar and US dollar price curves, which were calculated as a basis for the probable scenario.

Sensitivity table

(1)	Change in fair value of derivative financial instruments

			Impacts on income (loss) (*)
	Risk factor	Probable scenario	Possible scenario +25%	Balance of fair value	Remote scenario +50%	Balance of the fair value
Price risk
Commodity derivatives
Futures and options contracts:
Purchase and sale commitments	Sugar price increase	986,447	(10,400)	976,047	(20,800)	965,647
Purchase and sale commitments	Gasoline price increase	315,570	(874,603)	(559,033)	(1,749,206)	(1,433,636)
Purchase and sale commitments	Ethanol price increase	145,360	(49,419)	95,941	(98,838)	46,522
Purchase and sale commitments	Increase in diesel and gasoline prices	174,117	(117,046)	57,071	(234,092)	(59,975)
Purchase and sale commitments	Electric power price increase	283,837	(88,361)	195,475	(176,722)	107,114

		1,905,331	(1,139,829)	765,501	(2,279,658)	(374,328)
Foreign exchange rate risk
Foreign exchange rate derivatives
Futures contracts:
Purchase and sale commitments	FX decr. R$/US$	(973)	17,105	16,132	34,211	33,238
Fixed-term and Lock Contracts:
Purchase and sale commitments	FX decr. R$/US$	(737,668)	(2,184,418)	(2,922,086)	(4,368,836)	(5,106,504)
Purchase and sale commitments	FX decr. AR$/US$	(5,105)	75,557	70,452	151,114	146,009
FX swaps:
Purchase and sale commitments	FX decr. R$/US$	3,039,373	(2,917,656)	121,717	(5,835,312)	(2,795,939)

		2,295,627	(5,009,412)	(2,713,785)	(10,018,823)	(7,723,196)
Interest rate risk
Interest derivatives
Swap contracts, lock, DI, and NDF	Write-off in interest rate	194,958	(36,406)	158,553	(72,812)	122,147

		194,958	(36,406)	158,553	(72,812)	122,147

Total		4,395,916	(6,185,647)	(1,789,731)	(12,371,293)	(7,975,377)

(*)	Result projected to occur within 12 months from March 31, 2020.

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

(2)	Net foreign exchange exposure

The probable scenario considers the position as of March 31, 2020. The effects of the possible and remote scenarios that would be recognized in the consolidated combined statement of profit or loss as revenue or expenses on exchange-rate change are as follows:

		Effect of exchange-rate changes
	Balance	Possible scenario	Remote scenario	Possible scenario	Remote scenario
Net foreign exchange exposure as of March 31, 2020	amounts	+25%	+50%	-25%	-50%
Cash and cash equivalents (Note 3)	5,529,966	1,382,492	2,764,983	(1,382,492)	(2,764,983)
Restricted cash (Note 5)	127,432	31,858	63,716	(31,858)	(63,716)
Accounts receivable from abroad (Note 6)	1,007,285	251,821	503,643	(251,821)	(503,643)
Related parties (Note 11.a)	(572,178)	(143,045)	(286,089)	143,045	286,089
Suppliers (Note 16)	(6,139,473)	(1,534,868)	(3,069,737)	1,534,868	3,069,737
Loans and financing (Note 18)	(15,736,428)	(3,934,107)	(7,868,214)	3,934,107	7,868,214
Lease liabilities (Note 17)	(528,594)	(132,149)	(264,297)	132,149	264,297

Impact on income (loss) for the year		(4,077,998)	(8,155,995)	4,077,998	8,155,995

(3)	Interest rate sensibility

As of March 31, 2020, the probable scenario considers the annual weighted average rate of floating interests of loans and financing of 4.2% and for financial investments and as restricted cash and basically, CDI accumulated in the last 12 months of 5.41%. In both cases, simulations were run considering the increase and reduction by 25% and 50%. The combined consolidated results of this sensitivity are as follows:

	Interest rate sensibility
	Probable scenario	Possible scenario	Remote scenario	Possible scenario	Remote scenario
		+25%	+50%	-25%	-50%
Interest earnings bank deposits	152,364	38,091	76,182	(38,091)	(76,182)
Securities	2,117	529	1,059	(529)	(1,059)
Interest earning bank deposits (restricted cash)	4,542	1,136	2,271	(1,136)	(2,271)
Loans and financing	(943,966)	(235,992)	(471,983)	235,992	471,983

Additional impact in income (loss) for the year	(784,943)	(196,236)	(392,471)	196,236	392,471

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

(k)	Capital management

The Group’s goal, when managing its capital structure, is to ensure that it will continue as a going concern and be able to finance investment opportunities, by keeping a healthy credit profile and offering an appropriate return to its shareholders.

Group has relationships with large local and international rating agencies as show below:

Branch	Scale	Rating	Outlook	Date
Fitch	National	AAA (bra)	Stable	05/28/2020
	Global	BBB	Clearance	05/28/2020
Moody’s	National	Aaa.Br	Stable	06/28/2019
	Global	Ba1	Stable	06/28/2019
Standard & Poor’s	National	brAAA	Stable	04/27/2020
	Global	BBB-	Stable	04/27/2020

The Raízen Group monitors its capital through a combined treasury management of its business, using a leverage ratio represented by the third-party capital divided by equity.

Third party capital, which comprises the Group’s net debt, is calculated as the total of loans and financing with the market, net of cash and cash equivalents, investments and trade notes held as collateral for debt items and derivative financial instruments contracted to hedge the indebtedness.

The financial leverage ratios on March 31, 2019, and 2020 were calculated as follows:

	2020	2019
Third party capital
Loans and financing (Note 18)	25,327,370	17,264,301
(-) Cash and cash equivalents (Note 3)	(8,601,660)	(5,740,037)
(-) Securities (Note 4)	(39,145)	(268,413)
(-) Financial investments linked to financing (note 5)	(50,460)	(57,846)
(-) National Treasury Certificates - CTN (Note 10)	(297,459)	(521,943)
(-) Foreign exchange and interest rate swaps and other derivatives	(3,369,934)	(814,344)

	12,968,712	9,861,718

Own capital
Equity
Attributable to Group’s shareholders	11,364,386	11,115,876
Interest of non-controlling shareholders	365,717	276,128

	11,730,103	11,392,004

Total own capital and third-parties	24,698,815	21,253,722

Leverage ratio	53%	46%

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

28.	Retirement supplementation plan and other employee benefits

(a)	Pension fund

Defined contribution

The Group sponsors the Raiz Pension Plan, administered by Raízprev – Private Pension Plan, which is a closed non-profit complementary Pension Plan Entity.

The Entity equipped with administrative, financial and equity autonomy, having as object the administration and implementation of benefit plans of security nature, as defined in the Regulations of Benefit Plans.

The Group has legal and contract obligations that may generate the necessity of making additional extraordinary contributions in case the plan presents negative net income.

During the year ended March 31, 2020, the contribution recognized as expense amounted to R$ 21,405 (R$ 19,935 as of March 31, 2019).

Pension and health plan of Raízen Argentina

Raízen Argentina, subsidiary of RCSA, granted pension plans to non-union employees with defined and non-financed benefit. This plan is active, but it is closed to new participants since the end of 2014, currently covering 29 employees. The health coverage of retired employees is an inherited and frozen benefit, whose cost is equally apportioned between the company and the former employees.

(b)	Profit sharing

The Group recognizes a liability and a profit sharing expense based on a methodology that considers pre-defined targets to employees. The Group recognizes a provision when it is contractually compelled or when there is a past practice that created non-formalized obligation.

29.	Insurance

The Group has an insurance program and risk management that provides consistent coverage and protection for corporate assets and operations.

The coverage is based on careful study of risks and losses and is realized by local insurance consultants, with the type of insurance contracted considered by Management sufficient to cover any losses that might occur, given the nature of the Group’s activities, and are detailed as follows:

Type of insurance	Coverage	Amount of coverage
Operational risks	Fire, lightning, explosion and others	1,774,674
General civil liability (1)	Third party complaints	456,287

		2,230,961

(1)

Includes amounts of CHF 15,000 thousands and US $ 10,000 thousands, equivalent to R$ 84,300 and R$ 51,987, referring to the coverage contracted exclusively for Raízen Trading and Raízen Argentina, respectively.

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

30.	Business combinations

(i)	Raízen Biomassa S.A.

On October 1, 2019, RESA and Cosan signed a Share Purchase and Sale Agreement and other covenants under suspensive conditions (“Agreement”) aimed at the acquisition, by RESA, of 81.5% of the shares held by Cosan in Raízen Biomassa S.A. (“Biomassa”), for the price of R$ 1.00 (one Brazilian Real) assuming debts. The debts are guaranteed by Cosan, which were transferred to Raízen after the completion of the acquisition.

The Share Purchase and Sale Agreement for Biomassa’s shares was signed on October 1, 2019 and the closing of the transaction on December 02, 2019 after full verification and implementation of the suspensive conditions. The fair value was considered based on Biomassa’s balances on this date.

Biomassa produces and sells sugarcane bagasse pellets and straw. Pellet sales represented R$ 9.2 million in the year ended December 31, 2018. Thus, despite being a still incipient market, RESA is capable of generating outputs.

Through this investment, RESA aims to capture synergies that were suppressed, and insert the company in the business of producing and selling sugarcane biomass pellets and straw, consolidating Raízen’s position as an integrated player in the Energy sector.

The preliminary fair value of acquired assets and assumed liabilities at the date of acquisition of Biomassa is as follows: The difference between the amount paid and the net assets at fair value resulted in the recognition of purchase.

Captions	Amount
Cash and cash equivalents	154
Derivative financial instruments	4,729
Inventories	18,421
Recoverable taxes	20,186
Other receivables	1,817
Deferred income taxes and social contribution	62,242
Property, plant and equipment	141,267
Intangible assets	264
Right of use	24
Loans and financing	(212,426)
Suppliers	(1,808)
Related parties	(10,784)
Other liabilities	(1,554)
Lease liabilities	(34)

Net assets (i)	22,498

Raízen Interest (81.5%)	(18,336)

(-) Cost of acquisition	—

Bargain purchase (Note 25)	(18,336)

(i)	Minority Interest (18.5%) equivalent to R$ 4,162.

The valuation techniques used to measure the fair value of the significant assets acquired were as follows:

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

Acquired assets	Valuation technique
Property, plant and equipment	Market comparison and cost technique: the evaluation model considers the market prices quoted for similar items, when available, and depreciated replacement costs, when applicable. The depreciated replacement cost reflects adjustments of physical deterioration, as well as the functional and economic obsolescence. The fair value of property plant and equipment asset items on the acquisition date amounted to approximately R$ 141,267, which represented an adjustment of around R$ 49,318.

Other assets acquired and liabilities assumed were analyzed and the respective accounting balances reflect the respective fair values.

(ii)	RZ Agrícola Caarapó Ltda.

On October 25, 2019, RESA entered into a Share Purchase and Sale Agreement with Nova América Agrícola Ltda., which provides for the terms and conditions for the acquisition of RZ Agrícola Caarapó Ltda. shares held by Nova América Agrícola Ltda. (100% of shareholders the capital) for R$ 162,434.

The preliminary fair value of acquired assets and assumed liabilities at the date of acquisition of RZ Agrícola Caarapó is as follows: The difference between the amount paid and the net assets at fair value resulted in the recognition of gain from bargain purchase.

Captions	Amount
Cash and cash equivalents	167
Accounts receivable	1,311
Inventories	15,079
Biological assets	46,595
Other receivables	12,613
Judicial deposits	1,696
Deferred income taxes and social contribution	7,293
Property, plant and equipment	314,004
Suppliers	(10,057)
Payroll and related charges payable	(3,426)
Taxes payable	(1,295)
Other liabilities	(13,463)
Provision for legal disputes	(6,498)

Net assets	364,019

(-) Cost of acquisition	162,434

Gain in bargain purchase (Note 25)	(201,585)

The valuation techniques used to measure the fair value of the significant assets acquired were as follows:

Acquired assets	Valuation technique
Property, plant and equipment	Market comparison and cost technique: the evaluation model considers the market prices quoted for similar items, when available, and depreciated replacement costs, when applicable. The depreciated replacement cost reflects adjustments of physical deterioration, as well as the functional and economic obsolescence. The fair value of property plant and equipment asset items on the acquisition date amounted to approximately R$ 314 million, which represented an adjustment of around R$ 29 million.

Other assets acquired and liabilities assumed were analyzed and the respective accounting balances reflect the respective fair values.

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

(iii)	Raízen Argentina and subsidiaries - Acquisition of downstream (“DS”) business of Shell Argentina

On October 1, 2018, RCSA completed the acquisition of Shell’s downstream (“DS”) business in Argentina, through the acquisition of 100% of the shares issued by Shell Compañía Argentina de Petróleo S.A. and Energina Compañía Argentina de Petróleo S.A., these shares previously held by the Shell Group and starting to operate in that country as Raízen Argentina whose amount of the operation was US$ 988,081 thousand, totaling R$ 3,917,438.

Pursuant to IFRS 3 - Business Combination, the preliminary fair value of acquired assets and assumed liabilities at the date of acquisition of Raízen Argentina and subsidiaries, is as follows: The difference between the amount paid and the net assets at fair value resulted in the recognition of a goodwill for expectation of future returns in the amount of R$ 221,898.

During the year ended March 31, 2020, RCSA concluded the allocation of the price of the assets acquired and liabilities assumed by the RCSA in the process of acquiring Raízen Argentina. The main differences between the preliminary and final goodwill were determined based on new information on the facts and circumstances existing on the date of acquisition and are presented in the movement below:

Movement	Amount
Net assets	3,605,064
Cost of acquisition	3,917,438
Adjustment to present value of considerations payable	(109,420)

3,808,018

Preliminary goodwill	202,954

Property, plant and equipment	186
Intangible assets	(30)
Deferred taxes	(53)

103
Adjustment to present value of considerations payable	18,841

Adjustments in goodwill	18,944

Final goodwill	221,898

Goodwill on the expectation of future profitability may, depending on the RCSA’s future valuations, be deductible for tax purposes.

The valuation techniques used to measure the fair value of significant assets acquired were as follows:

Acquired assets	Valuation technique
Property, plant and equipment (**)	Market comparison and cost technique: the evaluation model considers the market prices quoted for similar items, when available, and depreciated replacement costs, when applicable. The depreciated replacement cost reflects adjustments of physical deterioration, as well as the functional and economic obsolescence. In the final allocation, fair value of property plant and equipment assets’ items on acquisition date totaled R$ 3,616,125 (R$ 3,616,311 on March 31, 2019), which represented surplus of R$ 366,461 (R$ 366,647 on March 31, 2019) to be depreciated based on assets’ useful lives of approximately 13 years.

Intangible assets (*) / (**)	Contractual relationships with clients: Technique Multi-period earning excess method (“MEEM”), this model estimates fair value based on business unit future cash flow discounts. Cash flows considered revenues from projected clients’ portfolio and their corresponding costs and expenses in the 180-month period. In the final allocation, the fair value of contract relations totaled R$ 232,558 (R$ 232,532 on March 31, 2019), fully recognized as surplus to be amortized on a straight-line basis over said period.

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

Latam-pass contract: Technique Multi-period earning excess method (“MEEM”), this model estimates fair value based on business unit future cash flow discounts. Cash flows considered revenues associated to said contract and its corresponding costs and expenses during contract prevailing period of 87 months. In the final allocation, the fair value of this contract totaled R$ 36,010 (R$ 36,007 on March 31, 2019), fully recognized as surplus to be amortized on a straight-line basis over said period.

(*)	Intangible assets identified by appraisers in applying the acquisition method.
(**)	In the final allocation, on this surplus, deferred tax liabilities were formed in the amount of R$ 216,226 (R$ 216,279 as of March 31, 2019).

(iv)	Acquisition of Santa Cândida and Paraíso Plants – sugar and ethanol producing units of Tonon Group

On September 28, 2018, RESA concluded the allocation of the price of the assets acquired and liabilities assumed by the Company in the process of acquiring the Santa Candida and Paraíso plants, whose operation was approved by Administrative Council for Economic Defense (CADE) on August 7, 2017 and the term has elapsed to the appeal or call-back as of October 24, 2017.

In September 2018, RESA concluded the allocation of the price of the assets acquired and liabilities assumed by the RESA in the process of acquiring these plants.

The main differences between the preliminary goodwill and the final goodwill are shown below:

Movement	Amount
Net assets	425,811
Total cost of acquisition	835,948

Preliminary goodwill	410,137

Biological assets	(2,288)
Property, plant and equipment	9,507
Other liabilities	6,421
Financial lease	7,495

Adjustments in goodwill	21,135

Final goodwill	431,272

(v)	RWXE Participações S.A.

During the year ended March 31, 2019, RESA finalized the process of allocating the RWXE purchase price, which occurred as of July 5, 2018, when RESA acquired a 70% equity interest in the capital of RWXE, in the amount of R$ 94,626.

The preliminary fair value of acquired assets and assumed liabilities at the date of acquisition of RWXE is as follows: The difference between the amount paid and the net assets at fair value resulted in the recognition of a goodwill for expectation of future returns.

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

Captions	Amount
Cash and cash equivalents	63,912
Trade accounts receivable	187,442
Related parties	50,000
Advances to suppliers	30
Recoverable taxes	73
Property, plant and equipment	158
Intangible assets	23,140
Suppliers	(200,672)
Derivative financial instruments	(2)
Taxes payable	(893)
Payroll and related charges payable	(51)

Net assets	123,137

Raízen Interest (70%) (*)	86,196

Cost of acquisition	94,626

Final goodwill	8,430

(*)

The remaining 30% refer to the non-controlling shareholders’ interest, measured at fair value on the date of acquisition by the proportional interest in the acquiree’s identifiable net assets on that date.

Net operating revenue and net revenue as of acquisition date, up to March 31, 2019, of RWXE was R$ 2,133,285 and R$ 10,420, respectively.

The valuation techniques used to measure the fair value of the significant assets acquired were as follows:

Acquired assets	Valuation technique
Intangible assets	Contractual relationships with clients: Technique Multi-period earning excess method (“MEEM”), this model estimates fair value based on business unit future cash flow discounts. Cash flows considered projected revenues from clients’ portfolio and their corresponding costs and expenses in a period of 10 years. Fair value of contract relations totaled R$ 23,137, fully recognized as surplus.

The total amount of goodwill on the expectation of future profitability may, depending on the RESA’s future valuations, be deductible for tax purposes.

Receivables on the date of purchase are measured and recognized at fair value and represent the gross amount of R$ 187,442 with an expected loss of zero. Other assets acquired and liabilities assumed were analyzed and the respective accounting balances reflect the respective fair values.

(vi)	Ryballa Participações Ltda.

On August 13, 2018, after RESA’s announcement with São Martinho S.A. (“São Martinho”), business provide for the acquisition of the biological assets of Usina Furlan, relating to the Santa Bárbara D’Oeste plant (state of SP), as well as the leasing of land owned by Usina Furlan and Agro Pecuária Furlan S.A. (“Transaction”) and the operation was effectively approved by the CADE (Administrative Council for Economic Defense).

Raízen Group Notes from management to the combined consolidated financial statements as of March 31, 2020 In thousands of reais - R$, unless otherwise indicated

On October 8, 2018, by means of the signature of the Term for the completion of the Transaction, RESA and São Martinho took on the agricultural and supply agreements which total approximately 1 million tons of sugar and as a counterparty, the obligation to independently make the payment of the respective proportion of 2/3 and 1/3 the approximate amount of R$ 117,000.

The conclusion of this Transaction was aligned with the strategy of increasing the availability of cane for processing at the mills of Raízen whose amount paid up to March 31, 2019 was R$ 71,343.

The fair value of acquired assets and assumed liabilities at the date of acquisition of Ryballa is as follows: The difference between the amount paid and the net assets at fair value resulted in the recognition of a goodwill for expectation of future returns.

Captions	Amount
Cash and cash equivalents	1
Advances to suppliers	917
Biological assets	7,734
Property, plant and equipment	20,948
Suppliers	(917)
Related parties	(2,067)

Net assets	26,616

Cost of acquisition	32,016

Final goodwill	5,400

The valuation techniques used to measure the fair value of the significant assets acquired were as follows:

Acquired assets	Valuation technique
Biological assets

Sugarcane plantation: The fair value was based on the discounted cash flow method, excluding the land on which it is planted.

Sugarcane: The fair value was based on future cash flows in accordance with the productivity cycle projected for each harvest, taking into consideration the useful life of assets, the prices of total recoverable sugar, estimated productivities, costs to be incurred with production, harvesting, loading and transportation per planted hectare.

The total amount of goodwill on the expectation of future profitability may, depending on the RESA’s future valuations, be deductible for tax purposes.

Raízen Group Notes from management to the combined consolidated and condensed information on March 31, 2020 In thousands of reais - R$, unless otherwise indicated

31.	Cash flow supplementary information

(a)	Reconciliation of equity movement with cash flows from financing activities (FCF)

(Assets) / Liabilities	Financial investments linked to financing (note 5)	Loans and financing (Note 18)	Lease liabilities	Related parties (1)	Dividends and interest on own capital payable	Total
Balance at March 31, 2019	(57,846)	16,742,358	—	300,559	37,553	17,022,624

Transactions with impact in FCF
Funding, net of expenditures	—	7,352,092	—	—	—	7,352,092
Amortization of principal	—	(3,529,607)	—	—	—	(3,529,607)
Interest amortization	—	(844,765)	—	—	—	(844,765)
Amortization of lease liabilities	—	—	(1,114,229)	(145,737)		(1,259,966)
Payment of dividends and interest on own capital and preferential shares	—	—	—	(129,412)	(2,508,353)	(2,637,765)
Financial investments linked to financing	10,182	—	—	—	—	10,182
Other	—	—	—	2,317	—	2,317

	10,182	2,977,720	(1,114,229)	(272,832)	(2,508,353)	(907,512)
Other movements that do not affect the FCF
Net interest, inflation adjustments, and exchange-rate changes	(2,796)	4,462,210	334,365	63,719	—	4,857,498
Change financial instruments fair value (Notes 18 and 26)	—	229,969	—	—	—	229,969
Issuance (redemption) and allocation of disproportionate dividends	—	—		(1,416)	—	(1,416)
Allocation of dividends and interest on own capital	—	—	—	—	2,587,276	2,587,276
Initial adoption of IFRS 16 (Note 2.4.1)	—	—	3,630,867	720,759	—	4,351,626
Business combinations	—	212,426	36	—	—	212,462
Addition, write-off, remeasurement of lease liabilities and Other	—	—	1,422,323	101,823	—	1,524,146
Effect of foreign currency translation and other	—	405,228	138,422	4,236	(20,934)	526,952

	(2,796)	5,309,833	5,526,013	889,121	2,566,342	14,288,513

Balance at March 31, 2020	(50,460)	25,029,911	4,411,784	916,848	95,542	30,403,625

(2)	Comprised of financial transactions and preferred shares and lease liabilities (Note 11.a).

Raízen Group Notes from management to the combined consolidated and condensed information on March 31, 2020 In thousands of reais - R$, unless otherwise indicated

(b)	Transactions not involving cash

	2020	2019	2018
Investment transactions not involving cash
Installment payable due to purchase of Raízen Argentina	—	(1,959,945)	—
Right of use	(1,767,862)	—	—
Depreciation and amortization of agricultural assets capitalized as property, plant and equipment	(91,962)	(81,957)	(64,789)
Installments receivable for the sale of shares and the formation of a joint venture	123,439	—	—
Interest capitalized in property plant and equipment assets (Note 14 and 26)	(38,021)	(30,825)	(36,150)
Depreciation of agricultural assets capitalized as biological assets	(20,870)	(23,288)	(23,296)
Additions to property, plant and equipment and other, net	(3,980)	(122,302)	(36,222)

	(1,799,256)	(2,218,317)	(160,457)

32.	Subsequent events

Based on the financial and operating information available up to the issuance of these financial statements, we present below a summary of the main impacts on our statement of income:

•

Raízen Combustíveis: sales of gasoline and ethanol decreased by up to 50% and diesel sales by around 25% during the first weeks of April 2020. In the second half of April and throughout May we have already seen a resumption of sales during the month of May 2020. In the aviation segment, demand was adversely affected by the reduction in flights from our main customers and sales fell by 80%.

•

Raízen Energia: Volume of ethanol sales decreased due to social isolation. Conversely, there is no impact on world sugar consumption. In general, Raízen Energia has the capacity to carry the inventory to sell at the time more appropriated. Raízen Energia did not suffer any significant impacts until the issuance of these financial statements.

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